     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        ALABAMA NATIONAL BANCORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6712                    63-1114426
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                               ----------------

                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                                (205) 583-3600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                             JOHN H. HOLCOMB, III
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                                (205) 583-3600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
     CHRISTOPHER B. HARMON, ESQ.                  DAVID C. SHOBE, ESQ.
    MAYNARD, COOPER & GALE, P.C.              FOWLER, WHITE, GILLEN, BOGGS,
       1901 SIXTH AVENUE NORTH                  VILLAREAL AND BAKER, P.A.
             SUITE 2400                          501 EAST KENNEDY BLVD.
      BIRMINGHAM, ALABAMA 35203                        SUITE 1700
                                                  TAMPA, FLORIDA 33601

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement has become effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                         PROPOSED
                                            PROPOSED     MAXIMUM
                                AMOUNT      MAXIMUM     AGGREGATE   AMOUNT OF
   TITLE OF EACH CLASS OF       TO BE    OFFERING PRICE  OFFERING  REGISTRATION
 SECURITIES TO BE REGISTERED  REGISTERED  PER UNIT(1)    PRICE(1)      FEE
-------------------------------------------------------------------------------
Common, $1.00 par value.....   575,000       $9.68      $5,567,034    $1,642

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of all outstanding shares of Public Bank Corporation as of December 31, 1997.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            PUBLIC BANK CORPORATION
                               2500 13TH STREET
                           ST. CLOUD, FLORIDA 34769

                                                                         , 1998

Dear Shareholder:

  You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Public Bank Corporation ("PBC"), to be held at the principal executive office of Public Bank, 2500 13th Street, St. Cloud,
Florida, on May  , 1998, at      .m. Eastern Time.

  At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of March 5, 1998 (the "Merger Agreement"), which provides for the merger of PBC with and into Alabama National BanCorporation ("ANB") (the "Merger"). If the Merger is consummated, each outstanding share of PBC common stock will be converted into the right to receive 0.2353134 shares of the common stock, par value $1.00, of ANB, subject to possible upward adjustment in certain circumstances. The accompanying Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the conditions to consummation of the Merger.

  The affirmative vote of the holders of at least a majority of the shares of PBC common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

  Enclosed are a Notice of Special Meeting, a Proxy Statement and Prospectus and a proxy for the Special Meeting. Please give this information your careful attention.

  The Board of Directors of PBC has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from Alex Sheshunoff & Co. Investment Banking that the Merger is fair to the PBC shareholders from a financial point of view. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. Sending in your proxy now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                                          Sincerely,

                                          P. Douglas Freedle
                                          Chief Executive Officer

                            PUBLIC BANK CORPORATION
                               2500 13TH STREET
                           ST. CLOUD, FLORIDA 34769

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY  , 1998

                               ----------------

                                                                         , 1998

TO THE SHAREHOLDERS OF PUBLIC BANK CORPORATION

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Public Bank Corporation ("PBC") will be held at the principal executive office of Public Bank, 2500 13th Street, St. Cloud, Florida on May
 , 1998, at      .m., Eastern Time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 5, 1998 (the "Merger Agreement"), by and between Alabama National BanCorporation ("ANB") and PBC, pursuant to which, among other matters, (a) PBC would be merged with and into ANB (the "Merger"), and (b) each share of PBC common stock will be converted into the right to receive 0.2353134 shares of ANB common stock, subject to possible upward adjustment in certain circumstances. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement and Prospectus and is hereby incorporated by reference herein.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on      , 1998, are
entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of PBC common stock entitled to vote at the Special Meeting.

  THE BOARD OF DIRECTORS OF PBC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Each shareholder has the right to dissent from the Merger and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Sections 607.1301, 607.1302, and 607.1320 of the Florida Business Corporation Act (the "Florida Dissent Provisions"). The full text of the Florida Dissent Provisions is set forth in Appendix B to the Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of the Florida Dissent Provisions, see "GENERAL INFORMATION--Dissenters' Rights" in the Proxy Statement and Prospectus.

                                          By order of the Board of Directors

                                          P. Douglas Freedle
                                          Chief Executive Officer

 WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                PROXY STATEMENT

                            PUBLIC BANK CORPORATION

                              FOR SPECIAL MEETING
                                OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY  , 1998

                               ----------------

                                  PROSPECTUS

                        ALABAMA NATIONAL BANCORPORATION
                          575,000 SHARES COMMON STOCK

                               ----------------

  This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the shareholders of Public Bank Corporation, a Florida corporation ("PBC"), in connection with the solicitation of proxies by the Board of Directors of PBC from holders of outstanding shares of common stock, par value $ .01 per share, of PBC ("PBC Common Stock"), for use at PBC's meeting of shareholders as shown above and at any and all adjournments or postponements thereof (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger dated as of March 5, 1998 (the "Merger Agreement"), pursuant to which PBC will merge with and into Alabama National BanCorporation, a Delaware corporation ("ANB") (the "Merger"). Except as described herein, each share of PBC Common Stock issued and outstanding at the Effective Time (described below) shall be converted into the right to receive 0.2353134 shares of ANB common stock, par value $1.00 per share ("ANB Common Stock"), subject to possible upward adjustment in certain circumstances, as described herein. See "THE MERGER--TERMS OF THE MERGER."

  SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF CERTAIN FACTORS
WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS OF PBC IN EVALUATING THE MERGER.

  This Proxy Statement, the accompanying Notice of Meeting and the other documents enclosed herewith are being first mailed to the shareholders of PBC on or about April , 1998.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES
    OFFERED   HEREBY  ARE   NOT  DEPOSITS,   SAVINGS  ACCOUNTS  OR   OTHER
     OBLIGATIONS OF  A BANK AND  ARE NOT  INSURED BY THE  FEDERAL DEPOSIT
      INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

                The date of this Proxy Statement is     , 1998

                             AVAILABLE INFORMATION

  ANB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ANB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements, and other information regarding ANB and other registrants that file electronically with the Commission.

  ANB has filed with the Commission a Registration Statement (No. 333-   ) on
Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ANB Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, portions of which were omitted in accordance with the rules and regulations of the Commission. For further information regarding ANB and the ANB Common Stock offered hereby, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. In addition, ANB Common Stock is traded on the NASDAQ National Market System. Reports, proxy statements, and other information concerning ANB may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

  All information contained in this Proxy Statement pertaining to ANB and its subsidiaries has been supplied by ANB, and all information pertaining to PBC and its subsidiaries has been supplied by PBC.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANB OR PBC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          FORWARD-LOOKING STATEMENTS

  Statements related to ANB or the Merger contained in this Proxy Statement which are not historical facts are forward-looking statements. In addition, ANB, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of ANB's senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the section entitled "Risk Factors" herein and in ANB's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. Forward-looking statements contained in this Proxy Statement or in other public statements of ANB or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. See "RISK FACTORS" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by ANB with the Commission (Commission File No. 0-25160) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement:

    1. ANB's Annual Report on Form 10-K for the year ended December 31, 1997;
  and

    2. ANB's Proxy Statement for its 1998 Annual Meeting of Shareholders.

  All documents filed by ANB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of this filing. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement to the extent that another statement contained herein, in any supplement hereto or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement or any supplement hereto.

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ON THE WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, ANB WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE PERTAINING TO IT (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO KIMBERLY MOORE, SECRETARY, ALABAMA NATIONAL BANCORPORATION, 1927 FIRST AVENUE NORTH, BIRMINGHAM, ALABAMA 35203, (205) 583-3600. IN ORDER TO ENSURE TIMELY DELIVERY
OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY      , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
FORWARD-LOOKING STATEMENTS..................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   2
SUMMARY.....................................................................   5
  Parties to the Merger.....................................................   5
  Shareholder Meeting.......................................................   5
  The Merger................................................................   6
  Selected Consolidated Financial Data......................................   9
ANB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL).......................  10
PBC SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL).......................  12
  Pro Forma Selected Consolidated Financial Data (Unaudited)................  13
PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA..............................  14
  Comparative Per Share Data................................................  16
RISK FACTORS................................................................  17
  Determination of Terms and Exchange Ratio.................................  17
  Restrictions on Dividends.................................................  17
  Competition...............................................................  17
  Supervision and Regulation................................................  17
  Monetary Policies.........................................................  18
  Reserve for Loan Losses...................................................  18
  Tax Considerations........................................................  18
  Interests of Certain Persons in the Transaction...........................  18
  Restrictions on Resale of ANB Common Stock................................  18
GENERAL INFORMATION.........................................................  19
  Meeting, Record Dates and Votes Required..................................  19
  Proxies...................................................................  19
  Dissenters' Rights........................................................  20
  Recommendation of Board of Directors......................................  21
THE MERGER..................................................................  22
  Terms of the Merger.......................................................  22
  Effective Time............................................................  23
  Background of and Reasons for the Merger..................................  23
  Opinion of Alex Sheshunoff & Co. Investment Banking.......................  25
  Surrender of Certificates.................................................  29
  Conditions to Consummation of the Merger..................................  30
  Regulatory Approvals......................................................  31
  Conduct of Business Pending the Merger....................................  32
  Douglas Freedle Voting Agreement..........................................  33
  Waiver and Amendment; Termination; Termination Fee........................  34
  Management and Operations After the Merger................................  34
  Interests of Certain Persons in the Merger................................  34
  Federal Income Tax Consequences...........................................  35
  Accounting Treatment......................................................  36
  Expenses and Fees.........................................................  36
  Resales of ANB Common Stock...............................................  36
PRO FORMA FINANCIAL STATEMENTS..............................................  37

DESCRIPTION OF ANB CAPITAL STOCK...........................................  42
  General..................................................................  42
  Common Stock.............................................................  42
  Preferred Stock..........................................................  42
  Certain Anti-Takeover Effects............................................  42
EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS.................................  43
  Charter and Bylaw Provisions.............................................  44
  Shareholder Approval of Mergers..........................................  44
  Dissenters' Rights.......................................................  44
  Shareholders Meetings and Voting.........................................  45
  Dividends................................................................  46
  Preemptive Rights........................................................  46
  Liquidation Rights.......................................................  46
  Limitation of Liability and Indemnification..............................  47
  Antitakeover Legislation.................................................  47
CERTAIN INFORMATION CONCERNING ANB.........................................  49
  General..................................................................  49
CERTAIN INFORMATION CONCERNING PBC.........................................  49
  Description of Business..................................................  49
  Information About Voting Securities and Principal Holders Thereof........  54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF PBC.........................................................  55
  Financial Condition......................................................  55
  Loans....................................................................  56
  Investment Securities....................................................  58
  Deposits.................................................................  59
  Capital Resources........................................................  59
  Results of Operations....................................................  60
  Interest Sensitivity.....................................................  62
  Market Risk..............................................................  63
  Provisions and Allowance For Loan Losses.................................  64
  Nonperforming Assets.....................................................  66
  Non-interest Income......................................................  67
  Non-interest Expense.....................................................  68
  Income Taxes, Inflation And Other Issues.................................  68
LEGAL MATTERS..............................................................  69
EXPERTS....................................................................  69

APPENDICES
  Appendix A--Agreement and Plan of Merger
  Appendix B--Provisions of Florida Business Corporation Act Relating to Dissenters' Rights
  Appendix C--Consolidated Financial Statements of Public Bank Corporation Appendix D--Opinion of Alex Sheshunoff & Co. Investment Banking

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be a complete description of all material information regarding ANB, PBC and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement, the Appendices hereto and the documents referred to herein. The Merger Agreement, a copy of which is set forth in Appendix A to this Proxy Statement, is incorporated herein and reference is made thereto for a complete description of the terms of the Merger. As used in this Proxy Statement, the terms "ANB" and "PBC" refer to such corporations, respectively, and where the context so requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

  ANB. ANB is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First Citizens Bank, National Association (Talladega, Alabama) and Citizens & Peoples Bank, National Association (Cantonment, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama); and one state nonmember bank, First American Bank (Decatur, Alabama) (collectively the "Banks"). In addition, ANB is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

  At December 31, 1997, ANB had total assets of approximately $1.27 billion, total deposits of approximately $929.0 million, total net loans of approximately $842.8 million and total shareholders' equity of approximately $97.9 million. Additional information about ANB is included elsewhere in this Proxy Statement and in documents incorporated by reference in this Proxy Statement. See "SUMMARY--SELECTED CONSOLIDATED FINANCIAL DATA," "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING ANB."

  PBC. PBC is a one-bank holding corporation organized under the laws of the State of Florida and registered under the Bank Holding Company Act of 1956, as amended. It also is subject to supervision and regulation by the Federal Reserve. PBC's principal offices are located at 2500 13th Street, St. Cloud, Florida, 34769-4112 (Telephone Number: (407) 892-7137). PBC is the parent corporation of Public Bank, a Florida bank with two locations in Osceola County, Florida. Public Bank is organized as a state-chartered bank and conducts substantially the same business operations as a typical independent commercial bank, offering a wide range of consumer and commercial banking services. In addition to Public Bank, PBC is the parent entity of Public Mortgage Corporation ("PMC"), an inactive corporation.

  At December 31, 1997, PBC had total assets of approximately $50.4 million and total shareholders' equity of approximately $5.6 million. Public Bank's total deposits as of December 31, 1997 were approximately $44.5 million, and its net loans totaled approximately $30 million. Additional information about PBC is found elsewhere in this Proxy Statement. See "SUMMARY--SELECTED CONSOLIDATED FINANCIAL DATA," "CERTAIN INFORMATION CONCERNING PBC," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PBC" and APPENDIX C.

SHAREHOLDER MEETING

  The Special Meeting will be held at       .m. local time, on May  , 1998, at
the main office of Public Bank, 2500 13th Street, St. Cloud, Florida 34769. The purpose of the Special Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of PBC has
fixed the close of business on    , 1998 as the record date for determining
shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 2,337,309 shares of PBC Common Stock issued and outstanding and entitled to be voted at the Special Meeting. See "GENERAL INFORMATION--MEETING, RECORD DATES AND VOTES REQUIRED."

THE MERGER

  Terms. The Merger Agreement provides that PBC will merge with and into ANB. Each share of PBC Common Stock outstanding immediately prior to the Effective Time (as defined below), other than shares with respect to which dissenters' appraisal rights shall have been perfected and certain shares owned by PBC or its subsidiaries, will be converted into the right to receive 0.2353134 shares of ANB Common Stock. The number of shares of ANB Common Stock to be exchanged for each share of PBC Common stock is referred to as the "Exchange Ratio." Pursuant to the terms of the Merger Agreement, the Exchange Ratio is subject to upward adjustment. If the average share price of ANB Common Stock for the twenty (20) consecutive NASDAQ Market System trading days ending on the fifth business day prior to the Effective Time (the "Average ANB Share Price") is less than $25.00, the Exchange Ratio could be adjusted upward to a maximum Exchange Ratio of 0.2460094, depending on the Average ANB Share Price. Cash will be paid by ANB in lieu of the issuance of fractional shares. See "RISK FACTORS," "THE MERGER--TERMS OF THE MERGER" and "--WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE."

  Effective Time. The Merger will become effective (i) on the date and at the time the Certificate of Merger reflecting the merger of ANB and PBC shall be accepted for filing by the Secretary of State of Delaware (the "Certificate of Merger"), and the Articles of Merger shall be accepted for filing by the Department of State of Florida, or (ii) on such date and at such time subsequent to the filing of the Certificate of Merger with the Secretary of State of Delaware as may be specified by the Parties in the Certificate of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed), which filing shall not occur until after all conditions contained in the Merger Agreement have been satisfied or waived, including receipt of all regulatory approvals, expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of PBC (the "Effective Time"). See "THE MERGER--EFFECTIVE TIME."

  Recommendation of PBC Board of Directors; Opinion of Alex Sheshunoff & Co. Investment Banking. The Board of Directors of PBC considered numerous factors in approving the Merger Agreement. The PBC Board of Directors also obtained an opinion from an independent investment banking firm, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), with respect to the fairness of the transaction from the standpoint of PBC's shareholders. Sheshunoff conducted an analysis of the values of the two companies and determined a range of values and acceptable exchange ratios and issued an opinion to the effect that the terms of the Merger are fair, from a financial point of view, to PBC's shareholders. PBC has paid, or will pay, Sheshunoff professional fees in the amount of $30,000, plus reasonable out of pocket expenses, in connection with the issuance of the fairness opinion. See "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER" and "--OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING."

  THE BOARD OF DIRECTORS OF PBC RECOMMENDS THAT SHAREHOLDERS OF PBC VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Vote Required. Approval of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of PBC Common Stock. The directors and executive officers of PBC beneficially owned, as of the Record Date, and are entitled to vote, a total of 1,988,558 shares of PBC Common Stock at the Special Meeting, or 85.08% of the outstanding shares entitled to be voted. Mr. Douglas Freedle, Chairman of the Board and Chief Executive Officer of PBC and holder of the power to vote an aggregate of

1,814,518 shares of PBC Common Stock on the Record Date (approximately 77.63% of the outstanding shares entitled to be voted), has entered into an agreement with ANB whereby he agreed, subject to certain conditions, to vote in favor of the Merger. Mr. Freedle's agreement to vote in favor of the Merger assures approval of the Merger by the PBC shareholders, subject to the termination rights contained in the Merger Agreement. See "GENERAL INFORMATION--MEETINGS, RECORD DATES AND VOTES REQUIRED" and "THE MERGER--DOUGLAS FREEDLE VOTING AGREEMENT."

  Exchange of Certificates. No later than five days after the Effective Time, AmSouth Bank, as Exchange Agent, will mail to each holder of record of PBC Common Stock at the Effective Time a transmittal letter, with instructions and return envelope, to use in effecting the exchange of certificates representing such PBC Common Stock for certificates representing shares of ANB Common Stock and for cash in lieu of fractional shares. If requested, the Exchange Agent shall mail transmittal materials to any shareholder who holds more than ten percent of the outstanding stock of PBC and who requests that such materials be given to him or her prior to the Effective Time, and if such materials are returned to the Exchange Agent in proper form with such shareholder's certificates representing PBC Common Stock at least five business days prior to the Effective Time, the Exchange Agent shall deliver to the shareholder at the closing of the transactions contemplated by the Merger Agreement (the "Closing") the consideration specified in the Agreement. Beginning six months after the Effective Time, dividends and other distributions payable with respect to ANB Common Stock will be paid to the holder of an unsurrendered PBC Common Stock certificate only upon surrender of such certificate. See "THE MERGER--SURRENDER OF CERTIFICATES."

  Conditions to Consummation. The obligations of ANB and PBC to consummate the Merger are subject to various conditions, including (i) approval of the Merger Agreement and the transactions provided for therein by the PBC shareholders,
(ii) receipt of regulatory approvals required in connection with the Merger and expiration of statutory waiting periods, (iii) receipt of any other consents necessary to the consummation of the Merger, (iv) receipt of certain opinions of counsel, (v) receipt by PBC of an opinion of fairness from Sheshunoff and
(vi) the receipt by ANB of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of ANB's and PBC's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests. See "THE MERGER--CONDITIONS TO CONSUMMATION OF THE MERGER," and "--REGULATORY APPROVALS."

  Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by ANB or PBC and no gain or loss will be recognized by PBC shareholders, except in respect of cash received for fractional shares and except for dissenting shareholders who receive cash payments. Counsel for ANB has delivered an opinion to the effect that, for federal income tax purposes, under current law, assuming the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and PBC are true and correct at the time of the consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT EACH SHAREHOLDER CONSULT SUCH HOLDER'S TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN SUCH HOLDER'S PARTICULAR CIRCUMSTANCES.

  Accounting Treatment. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from Coopers & Lybrand L.L.P., independent certified public accountants, concurring with the conclusions of ANB's and PBC's management that no conditions exist with respect to either company that would preclude accounting for the Merger as a pooling of interests is a condition to consummation of the Merger. See "THE MERGER--ACCOUNTING TREATMENT."

  Market Prices. The following table sets forth the market value of ANB Common Stock; the market value of PBC Common Stock; and the market value of PBC Common Stock on an equivalent per share basis determined as if the Effective Time were
(i) March 4, 1998, the business day immediately preceding the announcement of
the execution of the Merger Agreement and (ii)      , 1998, the last day for
which such information could be calculated prior to the mailing of this Proxy
Statement:

                                ANB              PBC         EQUIVALENT PRICE
                          COMMON STOCK (1) COMMON STOCK (2) PER SHARE OF PBC(3)
                          ---------------- ---------------- -------------------
   March 4, 1998.........      $27.00            N/A               $6.35
       , 1998............

--------
(1) Determined on an historical basis with reference to the last sales price as reported on the NASDAQ National Market for each particular date.
(2) There is no established public trading market for the PBC Common Stock on which an historical market value could be based.
(3) Determined on an equivalent price per share basis by multiplying the ANB market value on each particular date by the Exchange Ratio of 0.2353134.

  Resales of ANB Stock. The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of PBC for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of ten percent of any class of capital stock). Affiliates may not sell their shares of ANB Common Stock acquired in the Merger, except (i) upon registration, (ii) in compliance with Rule 145 under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. See "RISK FACTORS," "THE MERGER--RESALES OF ANB COMMON STOCK" and "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

  Waiver and Amendment; Termination; Termination Fee. Either ANB or PBC may waive or extend the time for performance by the other of obligations under the Merger Agreement, and the Boards of Directors of each of ANB and PBC may agree, subject to certain limitations imposed by Delaware and Florida law, to amend the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent, (ii) in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided such terminating party is not in material breach of any material obligation in the Merger Agreement) in the event any required regulatory approval is denied or not obtained or the shareholders of PBC fail to approve the Merger, (iv) by either party in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied, (v) in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled by December 31, 1998, and such failure was not the fault of the terminating party, (vi) by ANB, if the holders of greater than 7% of the outstanding shares of PBC Common Stock properly assert their dissenters' rights under the Florida Business Corporation Act ("FBCA"), (vii) by PBC, if a majority of the disinterested members of the Board of Directors of PBC shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if PBC terminates the Merger Agreement as a result of a superior acquisition or merger proposal, PBC shall pay to ANB a termination fee of $500,000, or (viii) by PBC if the average share price of ANB Common Stock (as determined pursuant to the terms of the Merger Agreement) is $23.00 or less. See "THE MERGER--WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE."

  Certain Differences in Shareholders' Rights. At the Effective Time, PBC shareholders, whose rights are governed by PBC's Articles of Incorporation and Bylaws and by the FBCA, will automatically become ANB shareholders, and their rights as ANB shareholders will be determined by ANB's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law ("DGCL"). The rights of ANB's shareholders differ from the rights of PBC shareholders in certain important respects. See "EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS."

  Dissenters' Rights. PBC shareholders have the right to dissent from the Merger Agreement and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" of their shares of PBC Common Stock in accordance with applicable Florida law. The procedures to be followed by dissenting shareholders are summarized under "GENERAL INFORMATION--DISSENTERS' RIGHTS." A copy of the applicable Florida statutory provisions is set forth in Appendix B to this Proxy Statement. FAILURE TO FOLLOW PRECISELY SUCH PROVISIONS AS ARE APPLICABLE MAY RESULT IN LOSS OF DISSENTERS' RIGHTS.

  In general, any dissenting shareholder who perfects his statutory dissenters' rights to be paid the "fair value" of his stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES."

  If a significant number of shares of PBC Common Stock are held by shareholders who dissent and elect to receive cash in lieu of their shares, the Merger might not qualify for pooling-of-interests accounting treatment. Such accounting treatment is a condition to ANB's obligation to effect the Merger. In addition, the Merger Agreement may be terminated by ANB if the holders of more than 7% of the outstanding shares of PBC Common Stock invoke their dissenters' rights. Further, dissent by holders of a significant number of shares of PBC Common Stock could cause the Merger not to qualify as a tax-free reorganization for federal income tax purposes. See "THE MERGER--ACCOUNTING TREATMENT," "--CONDITIONS TO CONSUMMATION OF THE MERGER" and "--FEDERAL INCOME TAX CONSEQUENCES."

SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables present for ANB and PBC, on an historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of ANB, incorporated herein by reference, and of PBC, included herein as Appendix C, and should be read in conjunction therewith and with notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL STATEMENTS" and APPENDIX C.

             ANB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,
                             ------------------------------------------------------
                              1997(1)     1996(1)     1995(1)    1994(1)   1993(1)
                             ----------  ----------  ----------  --------  --------
INCOME STATEMENT DATA:
Interest income............  $   90,388  $   83,180  $   53,067  $ 40,970  $ 34,515
Interest expense...........      42,840      38,246      26,555    17,243    13,990
                             ----------  ----------  ----------  --------  --------
Net interest income........      47,548      44,934      26,512    23,727    20,525
Provision for loan losses
 (benefit of recoveries)...       2,988         885       1,016     1,596       (50)
                             ----------  ----------  ----------  --------  --------
Net interest income after
 provision for loan losses
 (benefit of recoveries)...      44,560      44,049      25,496    22,131    20,575
Net securities gains
 (losses)..................          (8)        (84)         26       (52)      222
Noninterest income.........      18,047      17,510       9,160     5,820     6,776
Noninterest expense........      45,461      44,053      26,849    19,720    20,298
                             ----------  ----------  ----------  --------  --------
Income before income
 taxes.....................      17,138      17,422       7,833     8,179     7,275
Provision for income
 taxes.....................       5,458       5,281         901       736       838
                             ----------  ----------  ----------  --------  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...      11,680      12,141       6,932     7,443     6,437
Minority interest in
 earnings of consolidated
 subsidiary................          12          14         650       750       236
                             ----------  ----------  ----------  --------  --------
Net income.................  $   11,668  $   12,127  $    6,282  $  6,693  $  6,201
                             ==========  ==========  ==========  ========  ========
BALANCE SHEET DATA:
Total assets...............  $1,274,166  $1,110,729  $1,027,099  $607,638  $545,348
Earning assets.............   1,109,202   1,013,789     929,677   560,900   506,676
Securities.................     214,012     182,009     199,830   128,346   128,899
Loans......................     842,790     785,282     680,172   422,307   351,990
Allowance for loan losses..      12,829      11,011      10,421     6,506     7,307
Deposits...................     928,970     858,103     841,899   506,256   457,644
Short-term debt............      27,750      42,105      21,280    12,717     7,350
Long-term debt.............      14,587      12,939       1,089     2,132     1,376
Stockholders' equity.......      97,933      88,803      78,144    43,520    35,496
WEIGHTED AVERAGE SHARES
 OUTSTANDING--DILUTED(2)...       8,884       8,756       4,955     4,464     4,316
PER COMMON SHARE DATA:
Net income--diluted(3).....  $     1.31  $     1.38  $     1.10  $   1.34  $   1.27
Book value (period
 end)(4)...................       11.32       10.38        9.16      7.05      5.78
Tangible book value (period
 end)(4)......................    10.32        9.48        8.27      6.55      5.21
Dividends declared.........        0.46        0.28         --        --        --
PERFORMANCE RATIOS:
Return on average assets...        1.01%       1.17%       0.95%     1.18%     1.22%
Return on average equity...       12.42       14.48       13.58     17.89     18.54
Net interest margin(5).....        4.53        4.70        4.29      4.49      4.34
Net interest margin
 (taxable equivalent)(5)...        4.64        4.79        4.39      4.64      4.48
ASSET QUALITY RATIOS:
Allowance for loan losses
 to period end loans.......        1.52%       1.40%       1.53%     1.54%     2.08%
Allowance for loan losses
 to period end
 nonperforming loans(6)....      245.48      356.92      320.55    354.36    240.28
Net charge-offs
 (recoveries) to average
 loans.....................        0.15        0.04        0.05      0.68     (0.11)
Nonperforming assets to
 period end loans and
 foreclosed property(6)....        0.79        0.46        0.57      0.54      1.18
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to average
 assets....................        8.10%       8.06%       6.98%     6.59%     6.58%
Leverage (4.00% required
 minimum)(7)...............        7.58        8.13       10.59      8.25      6.78
Risk-based capital
 Tier 1 (4.00% required
  minumum)(7)..............        9.38       10.28       10.51     11.17      9.99
 Total (8.00% required
  minimum)(7)..............       10.63       11.38       11.59     12.30     11.14
Average loans to average
 deposits..................       89.24       87.06       82.36     81.35     75.98

--------
(1) On November 30, 1997, First American Bancorp ("FAB") merged with and into ANB ("the FAB Merger"). Pursuant to the terms of the FAB Merger, each share of FAB common stock was converted into .7199 shares of ANB Common Stock. The FAB Merger was accounted for as a pooling-of-interests. On September 30, 1996, FIRSTBANC Holding Company, Inc. ("FIRSTBANC") was merged with and into ANB, with each share of common stock of FIRSTBANC being converted into
    7.12917 shares of ANB Common Stock. The FIRSTBANC merger was accounted for as a pooling of interests. On December 29, 1995, National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS") merged with and into ANB (the "NCC Merger"). Pursuant to the terms of the NCC Merger, each share of NCC common stock was converted into 348.14 shares of ANB Common Stock and each share of CBS common stock was converted into 7.0435 shares of ANB Common Stock for a total of 3,106,981 shares (or 50.1%) of ANB Common Stock. The NCC Merger was accounted for as a "reverse acquisition," whereby NCC is deemed to have acquired ANB for financial reporting purposes. However, ANB remained as the continuing legal entity and registrant for Securities and Exchange Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical income statement information included in the Five-Year Summary of Selected Financial Data of ANB is that of NCC for years prior to 1996. The balance sheet information included in the historical Five-Year Summary of Selected Financial Data of ANB is that of NCC for years prior to 1995, as adjusted for subsequent poolings-of-interest. The historical Five-Year Summary of Selected Financial Data for all periods have been restated to include the results of operations of FAB and FIRSTBANC from the earliest period presented, except for dividends per common share.
(2) The weighted average common shares and common equivalent shares outstanding are those of NCC, CBS, FAB, and FIRSTBANC converted into ANB common and common equivalents at the applicable exchange ratios.
(3) Net income per common share--diluted is calculated based upon net income as adjusted for cash dividends on preferred stock.
(4) Book value and tangible book value at December 31, 1994 and 1993 are calculated on the outstanding common shares of NCC, CBS, FAB, and FIRSTBANC converted at the applicable exchange ratio.
(5) Net interest income divided by average earning assets.
(6) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(7) Based upon fully phased-in requirements.

             PBC SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,
                                -----------------------------------------------
                                  1997      1996     1995      1994      1993
                                ---------  -------  -------  --------  --------
INCOME STATEMENT DATA:
Interest income...............  $   3,588  $ 3,255  $ 3,156  $  2,628  $  2,318
Interest expense..............      1,161    1,183    1,217       922       881
                                ---------  -------  -------  --------  --------
Net interest income...........      2,427    2,072    1,939     1,706     1,437
Provision for loan losses.....         60       60      125        62        55
                                ---------  -------  -------  --------  --------
Net interest income after
 provision for loan losses....      2,367    2,012    1,814     1,644     1,382
Net securities gains..........        --       --       --        --         13
Noninterest income............        790      701      733       758       659
Noninterest expense...........      1,920    1,830    1,950     1,982     1,933
                                ---------  -------  -------  --------  --------
Income before income taxes....      1,237      883      597       420       121
Provision for income taxes....        394      203       50       --        --
                                ---------  -------  -------  --------  --------
Net income....................  $     843  $   680  $   547  $    420  $    121
                                =========  =======  =======  ========  ========
BALANCE SHEET DATA:
Total assets..................  $  50,426  $47,104  $44,241  $ 41,646  $ 39,945
Earning assets................     44,968   42,303   40,638    36,151    34,533
Securities....................      8,894   12,695   11,633    14,936    13,852
Loans.........................     30,538   25,963   23,027    19,973    16,056
Allowance for loan losses.....        469      393      353       310       343
Deposits......................     44,454   42,062   40,026    37,973    36,731
Short-term debt...............        --       --       --        --        --
Long-term debt................        --       --       --        --        --
Stockholders' equity..........      5,567    4,724    4,044     3,498     3,078
WEIGHTED AVERAGE SHARES
 OUTSTANDING--DILUTED.........      2,337    2,312    2,236     2,076     1,972
PER COMMON SHARE DATA:
Net income--diluted(1)........  $    0.36  $  0.29  $  0.24  $   0.20  $   0.06
Book value (period end).......       2.38     2.02     3.45      2.78      2.25
Tangible book value (period
 end).........................       2.38     2.02     3.45      2.78      2.25
Dividends declared............        --       --       --        --        --
PERFORMANCE RATIOS:
Return on average assets......       1.77%    1.51%    1.26%     1.02%     0.32%
Return on average equity......      18.56    17.06    16.02     14.41      5.03
Net interest margin(2)........       5.58     4.96     4.94      4.83      4.52
Net interest margin (taxable
 equivalent)(2)...............       5.58     4.96     4.94      4.83      4.52
ASSET QUALITY RATIOS:
Allowance for loan losses to
 period end loans.............       1.54%    1.51%    1.53%     1.55%     2.14%
Allowance for loan losses to
 period end nonperforming
 loans(3).....................  11,725.00   422.58    98.60  1,000.00  1,106.45
Net charge-offs (recoveries)
 to average loans.............      (0.06)    0.08     0.38      0.54      0.39
Nonperforming assets to period
 end loans and foreclosed
 property(3)..................       0.97     1.47     1.76      0.84      3.99
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average
 assets.......................       9.52%    8.83%    7.89%     7.05%     6.43%
Leverage (4.00% required
 minimum)(4)..................      11.00    10.40     9.70      8.47      8.23
Risk-based capital
 Tier 1 (4.00% required
  minumum)(4).................      12.40    12.50    11.60     11.84     10.64
 Total (8.00% required
  minimum)(4).................      13.40    13.50    12.60     12.89     11.82
Average loans to average
 deposits.....................      67.59    59.55    54.75     45.90     44.05

--------
(1) Net Income per common share-diluted is calculated assuming conversion of convertible preferred stock.
(2) Net interest income divided by average earning assets.
(3) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(4) Based upon fully phased-in requirements.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

  The following table sets forth pro forma combined selected consolidated financial data and ratios giving effect to the Merger on a pooling-of-interests accounting basis for the five years ended December 31, 1997. The data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented, and should be read in conjunction with the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements appearing elsewhere in this Proxy Statement and the consolidated financial statements of ANB, incorporated herein by reference, and the consolidated financial statements of PBC, included herein as Appendix C. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL STATEMENTS" and APPENDIX C.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,
                             ------------------------------------------------------
                                1997        1996        1995       1994      1993
                             ----------  ----------  ----------  --------  --------
INCOME STATEMENT DATA:
Interest income............  $   93,976  $   86,435  $   56,223  $ 43,598  $ 36,833
Interest expense...........      44,001      39,429      27,772    18,165    14,871
                             ----------  ----------  ----------  --------  --------
Net interest income........      49,975      47,006      28,451    25,433    21,962
Provision for loan losses..       3,048         945       1,141     1,658         5
                             ----------  ----------  ----------  --------  --------
Net interest income after
 provision for loan
 losses....................      46,927      46,061      27,310    23,775    21,957
Net securities gains
 (losses)..................          (8)        (84)         26       (52)      235
Noninterest income.........      18,837      18,211       9,893     6,578     7,435
Noninterest expense........      47,381      45,883      28,799    21,702    22,231
                             ----------  ----------  ----------  --------  --------
Income before income
 taxes.....................      18,375      18,305       8,430     8,599     7,396
Provision for income
 taxes.....................       5,852       5,484         951       736       838
                             ----------  ----------  ----------  --------  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...      12,523      12,821       7,479     7,863     6,558
Minority interest in
 earnings of consolidated
 subsidiary................          12          14         650       750       236
                             ----------  ----------  ----------  --------  --------
Net income.................  $   12,511  $   12,807  $    6,829  $  7,113  $  6,322
                             ==========  ==========  ==========  ========  ========
BALANCE SHEET DATA:
Total assets...............  $1,324,592  $1,157,833  $1,071,340  $649,284  $585,293
Earning assets.............   1,154,170   1,056,092     970,315   597,051   541,209
Securities.................     222,906     194,704     211,463   143,282   142,751
Loans......................     873,328     811,245     703,199   442,280   368,046
Allowance for loan losses..      13,298      11,404      10,774     6,816     7,650
Deposits...................     973,424     900,165     881,925   544,229   494,375
Short-term debt............      27,750      42,105      21,280    12,717     7,350
Long-term debt.............      14,587      12,939       1,089     2,132     1,376
Stockholders' equity.......     103,500      93,527      82,188    47,018    38,574
WEIGHTED AVERAGE SHARES
 OUTSTANDING--DILUTED(1)...       9,434       9,300       5,481     4,953     4,780
PER COMMON SHARE DATA:
Net income--diluted(2).....  $     1.33  $     1.38  $     1.09  $   1.29  $   1.17
Book value (period
 end)(3)...................       11.25       10.76        9.22      7.15      5.86
Tangible book value (period
 end)(3)......................    10.30        9.86        8.34      6.66      5.31
Dividends declared.........        0.46        0.28         --        --        --
PERFORMANCE RATIOS:
Return on average assets...        1.04%       1.18%       0.97%     1.17%     1.16%
Return on average equity...       12.71       14.60       13.75     17.64     17.63
Net interest margin(4).....        4.57        4.71        4.33      4.51      4.35
Net interest margin
 (taxable equivalent)(4)...        4.67        4.80        4.43      4.65      4.48
ASSET QUALITY RATIOS:
Allowance for loan losses
 to period end loans.......        1.52%       1.41%       1.53%     1.54%     2.08%
Allowance for loan losses
 to period end
 nonperforming loans(5)....      254.26      358.84      298.53    365.08    249.02
Net charge-offs
 (recoveries) to average
 loans.....................        0.14        0.04        0.07      0.68     (0.08)
Nonperforming assets to
 period end loans and
 foreclosed property(5)....        0.80        0.50        0.61      0.56      1.31
CAPITAL AND LIQUIDITY
 RATIOS:
Average equity to average
 assets....................        8.16%       8.09%       7.04%     6.62%     6.57%
Leverage (4.00% required
 minimum)(6)...............        7.72        8.23       10.51      8.25      6.89
Risk-based capital
 Tier 1 (4.00% required
  minimum)(6)..............        9.52       10.65       10.81     11.41     10.38
 Total (8.00% required
  minimum)(6)..............       10.77       11.75       11.89     12.54     11.50
Average loans to average
 deposits..................       88.26       85.77       80.10     78.70     73.63

--------
(1) The weighted average common shares and common equivalent shares outstanding are of ANB plus PBC converted at the exchange ratio of 0.2353134 shares of ANB Common Stock for each share of PBC Common stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 550,000 shares of ANB Common Stock will be issued in consummating the Merger. The actual number of shares of ANB Common Stock issued in the Merger, as determined by the Merger Agreement, may be as high as 575,000 shares. See "THE MERGER--TERMS OF THE MERGER."
(2) Net income per common share--diluted is calculated based upon net income as adjusted for cash and stock dividends on preferred stock and assuming conversion of convertible preferred stock.
(3) Book value and tangible book value are calculated on the total shares of ANB Common Shares plus shares of PBC Common Stock converted at the exchange ratio of 0.2353134 shares ANB Common Stock for each share of PBC Common Stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 550,000 shares of ANB Common Stock will be issued in consummating the Merger. The actual number of shares of ANB Common Stock issued in the Merger, as determined by the Merger Agreement, may be as high as 575,000 shares. See "THE MERGER--TERMS OF THE MERGER."
(4) Net interest income divided by average earning assets.
(5) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(6) Based upon fully phased-in requirements.

COMPARATIVE PER SHARE DATA

  The following table presents selected comparative per share data for ANB Common Stock and PBC Common Stock on a historical basis, for ANB Common Stock on a pro forma basis reflecting consummation of the Merger and for the PBC Common Stock on an equivalent pro forma basis reflecting consummation of the Merger. Such information has been been prepared giving effect to the Merger on a pooling-of-interests basis. See "THE MERGER--ACCOUNTING TREATMENT." The data is not necessarily indicative of the results of future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented. The information is derived from and should be read in conjunction with the consolidated historical financial statements of ANB, incorporated herein by reference, and the consolidated financial statements of PBC included herein as Appendix C, and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL STATEMENTS," and "APPENDIX C."

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
   ANB COMMON STOCK
     Net income per common share--diluted:
       Historical...................................... $  1.31 $  1.38 $  1.10
       Pro forma combined..............................    1.33    1.38    1.09
     Dividends paid per common share:
       Historical......................................    0.46    0.28     --
     Book value per common share (end of period)
       Historical......................................   11.32   10.38    9.16
       Pro forma combined..............................   11.25   10.76    9.22
   PBC COMMON STOCK
     Net income per common share:
       Historical...................................... $  0.36 $  0.29 $  0.24
       Equivalent pro forma(1).........................    0.31    0.32    0.26
     Dividends paid per common share:
       Historical......................................     --      --      --
       Equivalent pro forma(1).........................    0.11    0.07     --
     Book value per common share (end of period)
       Historical......................................    2.38    2.02    3.45
       Equivalent pro forma(1).........................    2.65    2.53    2.17

--------
(1) PBC equivalent pro forma amounts are computed by multiplying the ANB pro forma amount by the exchange ratio of 0.2353134 shares of ANB Common Stock for each share of PBC Common Stock. It is assumed that 550,000 shares of ANB Common Stock will be issued in consummating the Merger. The actual number of Shares of ANB Common Stock issued in the Merger to holders of PBC Common Stock, as determined by the Merger Agreement, may be as high as 575,000 shares. See "THE MERGER--TERMS OF THE MERGER."

                                 RISK FACTORS

  Shareholders of PBC are urged to consider carefully the following factors, together with the other information contained in the Proxy Statement, in evaluating an interest in ANB Common Stock:

DETERMINATION OF TERMS AND EXCHANGE RATIO

  The terms of the Merger, including the Exchange Ratio, were determined by arms-length negotiations between ANB and PBC. ANB and PBC considered the book value, earnings per share, potential market values and the projected financial performance of the combined company in evaluating the Exchange Ratio. No effort was made to determine the going concern or liquidation values of ANB and PBC. See "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER" and "THE MERGER--OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING."

RESTRICTIONS ON DIVIDENDS

  The principal business operations of ANB are conducted through the Banks. Cash available to pay dividends to shareholders of ANB is derived primarily, if not entirely, from dividends paid by the Banks. After the Merger, the ability of the Banks and Public Bank to pay dividends to ANB as well as ANB's ability to pay dividends to its stockholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to ANB may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by ANB. There can be no assurance of whether or when ANB may pay dividends after the Merger. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

COMPETITION

  The banking business is highly competitive, particularly in the Banks' and Public Bank's market areas. The Banks and Public Bank compete as financial intermediaries with other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies and money market mutual funds operating in Alabama and elsewhere. Many of these competitors have substantially greater resources and lending limits than ANB, the Banks and Public Bank. Additionally, non-depository institution competitors are generally not subject to the extensive regulations applicable to ANB, the Banks and Public Bank. Pursuant to the recently effective Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal Act"), bank holding companies can acquire financial institutions, and commercial banks can merge with other banks, on a nationwide basis, further increasing competition. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SUPERVISION AND REGULATION

  The banking industry is heavily regulated. Subsequent to the Merger, ANB, the Banks and Public Bank will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency ("OCC"), the Alabama State Banking Department and the Florida State Banking Department. The success of ANB, the Banks and Public Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. Recent and proposed changes to the regulation of the financial institution industry and the ultimate effect of such changes cannot be predicted. The effects of the implementation of new legislation applicable to ANB, the Banks and Public Bank, including the Community Development and Regulatory Improvement Act and the Riegle-Neal Act, cannot be measured at this time. The enactment of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") changed the framework of federal regulation of banks and contains a number of provisions that affect the operation of banks, including the establishment of a system of prompt corrective action for insured depository institutions that set regulatory capital categories for such institutions. Regulations now affecting ANB, the Banks and Public Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of ANB, the Banks and Public Bank. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MONETARY POLICIES

  Interest rates are largely dependent on the rate of interest established from time to time by the Federal Reserve for funds made available to financial institutions by the Federal Reserve. During 1994 and 1995, the Federal Reserve changed its discount rate five times. During 1996 and 1997, interest rates established by the Federal Reserve were relatively stable. However, due to the potential for volatility of such monetary policy, there can be no assurance that actions by monetary and fiscal authorities will not have an adverse effect on the deposit levels, net interest margin, loan demand or the business and earnings of the Banks and Public Bank.

RESERVE FOR LOAN LOSSES

  Management of each of the Banks and Public Bank maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of ANB and PBC believes that allowances for loan losses at each of the Banks and Public Bank, respectively, are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the Banks and Public Bank. Material additions to the allowance for loan losses of the Banks and Public Bank would result in a material decrease in ANB's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SUMMARY--PARTIES TO THE MERGER" and "CERTAIN INFORMATION CONCERNING PBC."

TAX CONSIDERATIONS

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. Based upon certain representations made by the managements of ANB and PBC, Maynard, Cooper & Gale, P.C., counsel to ANB, has delivered an opinion to ANB and PBC regarding the federal income tax effects of the Merger, described under the caption "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES."

  NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE ("IRS") AS TO ANY FEDERAL INCOME TAX CONSEQUENCES IN CONNECTION WITH THE MERGER, AND THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING ON THE IRS. FURTHER, BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF PBC STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  Directors and officers of ANB and PBC (and certain of their family members and related interests) have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Boards of Directors of ANB and PBC are aware of this and have considered personal interests disclosed in this Proxy Statement in their evaluation of the Merger. See "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER" and "THE MERGER-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RESTRICTIONS ON RESALE OF ANB COMMON STOCK

  Affiliates of PBC who receive ANB Common Stock pursuant to the Merger will be restricted on the resale of such ANB Common Stock pursuant to Rule 145 under the Securities Act. Additionally, individuals who are not affiliates of PBC but who will become affiliates of ANB after the Merger will be restricted on the resale of any ANB Common Stock, whether or not received in the Merger, pursuant to Rule 144 under the Securities Act. An affiliate of PBC who will also be an affiliate of ANB after the Merger will be subject to the restrictions on resale contained in both Rule 145 and Rule 144. An "affiliate" is generally a person that, directly or indirectly, controls an entity and generally includes all officers, directors and 10% shareholders of such entity. See "THE MERGER--RESALES OF ANB COMMON STOCK" and "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

                              GENERAL INFORMATION

MEETING, RECORD DATES AND VOTES REQUIRED

  The Special Meeting of Shareholders of PBC will be held at    .   m. local
time, on May , 1998, at the main office of Public Bank, 2500 13th Street, St. Cloud, Florida 34769. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger. Only holders of record of PBC Common Stock at the close of business on April , 1998, will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 2,337,309 shares of PBC
Common Stock issued, outstanding and entitled to be voted. There were     PBC
shareholders of record on the Record Date. Each share of PBC Common Stock will be entitled to one vote at the Special Meeting.

  The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of PBC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting.

  Approval of the Merger Agreement on behalf of PBC, pursuant to the FBCA, will require the affirmative vote of the holders of at least a majority of the outstanding shares of PBC Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Merger Agreement. As of the Record Date, 1,988,558 shares of PBC Common Stock, or 85.08% of the total shares of PBC Common Stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of PBC and certain family members and related interests. P. Douglas Freedle, Chairman of the Board and Chief Executive Officer of PBC with the power to vote an aggregate of 1,814,518 shares of PBC Common Stock (approximately 77.63% of the outstanding shares entitled to vote), has entered into an agreement with ANB whereby he has agreed to vote in favor of the Merger. Mr. Freedle's agreement to vote in favor of the Merger assures approval of the Merger by the PBC Shareholders, subject to the termination rights contained in the Merger Agreement. See "THE MERGER--DOUGLAS FREEDLE VOTING AGREEMENT."

  Dissenters' rights may be demanded by PBC shareholders who do not vote in favor of the Merger and who follow the specified procedures of Florida law. See "DISSENTERS' RIGHTS" below.

PROXIES

  The enclosed PBC proxies are solicited on behalf of the Board of Directors of PBC for use in connection with the Special Meeting and any adjournment or adjournments thereof. HOLDERS OF PBC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PBC IN THE ENCLOSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. PBC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

  A PBC shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Secretary of PBC, provided such later proxy or revocation is actually received by PBC before the vote of the shareholders, or by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. IF INSTRUCTIONS ARE NOT GIVEN, PROPERLY EXECUTED PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

  Other Matters. PBC will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of PBC.

  The management of PBC is not aware of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of PBC's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

DISSENTERS' RIGHTS

  Under the FBCA, shareholders of a corporation generally have the right to dissent from certain corporate actions, including the consummation of a plan of merger, and obtain payment of the fair value of their shares. If the Merger is consummated, holders of record of PBC Common Stock who follow the procedures specified by Sections 607.1301, 607.1302 and 607.1320 of the FBCA (the "Florida Dissent Provisions") will be entitled to determination and payment in cash of the "fair value" of their stock as of the day prior to the Special Meeting. Such value is exclusive of any appreciation in anticipation of the Merger, unless such exclusion would be inequitable, but includes "a fair and equitable" rate of interest thereon. Shareholders who elect to follow such procedures are referred to herein as "Dissenting Shareholders".

  A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF PBC COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES PURSUANT TO THE FLORIDA DISSENT PROVISIONS.

  The following summary of the Florida Dissent Provisions is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this Proxy Statement, and is qualified in its entirety by reference thereto.

  Under the Florida Dissent Provisions, a shareholder of PBC may dissent from the Merger by following the following procedures: (i) the Dissenting Shareholder must deliver to PBC, prior to the Special Meeting, written notice of his intent to demand payment for his shares; (ii) the Dissenting Shareholder must refrain from voting in favor of the Merger; (iii) within ten
(10) days after the date of the Special Meeting, PBC shall give written notice of authorization of the Merger by the shareholders to such Dissenting Shareholder; and (iv) within twenty (20) days after the giving of notice to the Dissenting Shareholder, the Dissenting Shareholder shall file with PBC a notice of election and a demand for payment of the fair value of his shares. Any Dissenting Shareholder filing an election to dissent shall deposit his certificates for certificated shares with PBC simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of PBC Common Stock held by him, and in such event, he is treated as two separate shareholders. Once PBC offers to pay the Dissenting Shareholder for his shares, the notice of election cannot be withdrawn except with the consent of PBC. However, the right of a Dissenting Shareholder to be paid the fair value of his shares shall cease if (i) the demand is withdrawn,
(ii) the proposed Merger is abandoned, (iii) no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

  Within ten (10) days after the later of the expiration of the period in which the Dissenting Shareholder may file his notice of election to dissent or the Effective Time of the Merger, PBC is required to make a written offer to each Dissenting Shareholder to purchase the shares of PBC Common Stock at a price deemed by the surviving corporation to be the fair value of such shares. If, within thirty (30) days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within ninety (90) days after the later of the date such offer was made or the consummation of the Merger. However, if within such thirty (30) day period the surviving corporation and the Dissenting Shareholder are unable to agree with respect to a price, then the surviving corporation, within thirty (30) days after receipt of written demand from such Dissenting Shareholder given within sixty (60) days after the Effective Time of the Merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which PBC maintained its registered office requesting that the fair value of the shares of PBC Common Stock be determined. If PBC or the surviving corporation shall fail to institute such proceedings, any Dissenting Shareholder may do so in the name of PBC. All Dissenting Shareholders, except for those that have agreed upon a value with the surviving corporation, are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each Dissenting Shareholder the amount found to be due within ten
(10) days after final determination of the proceedings. Upon payment of such judgment, the Dissenting Shareholder will cease to have any interest in the shares of PBC Common Stock.

  Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against the surviving corporation, but all or any part of such costs and expenses may be apportioned and assessed against the Dissenting Shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the Dissenting Shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of, any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of PBC Common Stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

RECOMMENDATION OF BOARD OF DIRECTORS

  The Board of Directors of PBC recommends that the shareholders of PBC vote FOR the proposal to approve the Merger Agreement. See "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

                                  THE MERGER

  The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to PBC is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix D and incorporated herein by reference.

TERMS OF THE MERGER

  At the Effective Time, PBC will merge with and into ANB. In the Merger, each share of PBC Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected, and also excluding shares held by PBC or its subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into and exchanged for the right to receive 0.2353134 shares of ANB Common Stock (the "Exchange Ratio"). Pursuant to the terms of the Merger Agreement, the Exchange Ratio is subject to upward adjustment based on the Average ANB Share Price. If the Average ANB Share Price is $24.00 or less, then the Exchange Ratio shall be increased by an additional 0.010696 shares of ANB Common Stock per share of PBC Common Stock. Therefore, the Exchange Ratio would increase to 0.2460094 (0.2353134 + 0.010696) if the Average ANB Share Price is less than $24.00.

  If the Average ANB Share Price is below $25.00, but greater than $24.00, then the Exchange Ratio shall be increased by an amount equal to (a) .010696 multiplied by (b) a fraction, (i) the numerator of which is the difference between $25.00 and the Average ANB Share Price and (ii) the denominator of which is $1.00 (the "Fraction"), which, assuming that no holders of PBC Common Stock exercise their dissenters' rights, is the equivalent of an additional aggregate number of shares to be issued in the Merger in an amount equal to 25,000 shares multiplied by the Fraction.

  Examples. Assuming no PBC Shareholder exercises dissenters' rights and assuming that the issued and outstanding shares of PBC Common Stock are the same as of the Effective Time as they were on the Record Date, the following table sets forth the following information based on a range of assumed Average ANB Share Prices: (i) the total number of shares of ANB Common Stock which would be delivered pursuant to the Merger Agreement (the "Aggregate Merger Consideration"); (ii) the "Aggregate Dollar Value" of the ANB Common Stock delivered pursuant to the Merger; (iii) the resulting "Selling Price per Share" of PBC Common Stock; and (iv) the number of shares of ANB Common Stock which each share of PBC Common Stock would represent the right to receive (the Exchange Ratio):

    AVERAGE ANB     AGGREGATE MERGER  AGGREGATE   SELLING PRICE PER EXCHANGE
   SHARE PRICE(1)    CONSIDERATION   DOLLAR VALUE   PBC SHARE(2)      RATIO
   --------------   ---------------- ------------ ----------------- --------
       $26.00           550,000      $14,300,000        $6.12       0.2353134
        25.00           550,000       13,750,000         5.88       0.2353134
        24.50           562,500       13,781,250         5.90       0.2406614
        24.00           575,000       13,800,000         5.90       0.2460094

--------
(1) The range of Average ANB Share Price presented is for illustration only and is not indicative of historical or future market values for ANB Common Stock. The table is intended to show the effect of possible increases or decreases in the market value of ANB Common Stock on the Exchange Ratio. See "Market Value of Securities."
(2) Rounded to the nearest whole cent.

  On April  , 1998, the average ANB Common Stock price as reported on the
NASDAQ National Market System was $   . At this price (i) the Aggregate Merger
Consideration would be $   , (ii) the Aggregate Dollar Value would be $   ,
(iii) the Selling Price per PBC Share would be $    and (iv) the Exchange
Ratio would be 0.2353134. Note that if the Average ANB Share Price is $25.00 or greater, the Exchange Ratio will always be 0.2353134.

  No fractional shares of ANB Common Stock will be issued in respect of PBC Common Stock, and cash will be paid by ANB in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of ANB Common Stock by the Average ANB Share Price. No holder of PBC Common Stock who would otherwise have been entitled to a fractional share of ANB Common Stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

  Holders of PBC Common Stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the FBCA. See "GENERAL INFORMATION--DISSENTERS' RIGHTS."

EFFECTIVE TIME

  Articles of Merger will be filed with the Secretary of State of the State of Florida, and a Certificate of Merger will be filed with the Secretary of State of the State of Delaware, as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of PBC. The Effective Time of the Merger will be at the time the Certificate of Merger shall be accepted for filing by the Secretary of State of Delaware (or such later time as the parties may agree).

BACKGROUND OF AND REASONS FOR THE MERGER

  In July of 1996, PBC's Chairman and Chief Executive Officer, P. Douglas Freedle, was invited to ANB's annual investment conference at the Sandestin Beach Resort in Sandestin, Florida. At this conference Mr. Freedle met the officers of ANB and of ANB's principal operating bank, National Bank of Commerce of Birmingham ("NBC"). PBC was familiar with NBC's correspondent banking operations, and, after studying the financial statements and other information available on ANB and NBC in particular, Mr. Freedle left the Sandestin conference with the idea that Public Bank might consider becoming a correspondent bank of NBC. On September 19, 1996, the Board of Public Bank authorized becoming a correspondent bank of NBC. The resulting relationship led to subsequent meetings between officers of PBC, Public Bank and NBC, which led to Public Bank engaging NBC to prepare Public Bank's Asset Liability Management Reports on a quarterly basis.

  In July of 1997, Mr. Freedle again attended ANB's investment conference and this time was approached by John H. Holcomb, III, Chairman and Chief Executive Officer of ANB, to discuss the Florida banking industry in general and to request a personal meeting with Mr. Freedle. Shortly thereafter, Mr. Holcomb and other associates of ANB met with Mr. Freedle and discussed ANB's entry into the Florida panhandle area. They discussed generally ANB's interest in banks in the central Florida area outlined by Gainesville, Sebring, Daytona Beach and the outskirts of Tampa. ANB expressed a general interest in the core deposits of banks in those areas. Follow-up conversations expanded upon Mr. Freedle's interest in borrowing funds from ANB as may be required for new bank charters, acquisitions and his financial interests in general. Mr. Holcomb requested an additional meeting on October 24, 1997. In the interim, various officers of PBC and ANB held a number of telephone conversations on the banking industry in general.

  When Mr. Holcomb and an associate met with Mr. Freedle on October 24, 1997, Mr. Holcomb expressed an interest in using Public Bank as ANB's platform for building a central Florida network of banks. In light of this interest, Mr. Freedle fully discussed the financial condition of Public Bank with Mr. Holcomb and asked what Mr. Holcomb estimated to be PBC's worth. Mr. Holcomb responded by letter dated October 30, 1997 that ANB valued Public Bank at 2.37 times book value, or $11 million (for the bank only). Mr. Freedle decided to explore this opportunity further. He obtained more financial information on ANB and reviewed the latest acquisition of ANB to evaluate the terms of that transaction. After discussing the matter with certain advisors, Mr. Freedle and his advisors concluded that 2.37 could be in the range of reasonable valuations for Public Bank; however, they believed any multiple should also include the holding company, and the multiple should be applied at closing and be based upon the receipt of a certain number of ANB shares of common stock, using the market price of ANB shares on November 18, 1997. At this point all conversations were still in the exploratory stage and no definite offer had been made by either party.

  On November 18, 1997, Mr. Freedle and Mr. Holcomb discussed Mr. Holcomb's letter and Mr. Freedle's ideas on valuations. On November 28, 1997, Mr. Holcomb wrote to Mr. Freedle requesting a meeting with Mr. Freedle during the week of December 8, 1997, in order to review the assets of the holding company. Included in the letter was information on pooling of interests and SEC registration issues. On December 10, 1997, Mr. Holcomb met with Mr. Freedle and reviewed and discussed PBC's and Public Bank's operations with Mr. Freedle. On December 22, 1997, following a number of telephone conversations about PBC's financial condition, Mr. Holcomb expressed a willingness to pay the price of 500,000 shares of ANB common stock for PBC in a tax-free exchange. On January 7, 1998, accompanied by William E. Matthews, Senior Vice President of NBC, and a representative of ANB's independent accounting firm, Mr. Holcomb met with Mr. Freedle in Tampa to review financial and tax data pertaining to PBC and Public Bank. At Mr. Holcomb's invitation, on January 19, 1998, Mr. Freedle visited the headquarters of ANB in Birmingham and met with various senior management and department heads of ANB and NBC. Mr. Freedle, together with various ANB and NBC officers, then attended a presentation given by ANB to J.C. Bradford & Co. in Nashville, Tennessee, on January 20, 1998. At the January 20, 1998 meeting and during the days that followed through January 28, 1998, various discussions took place between the parties on issues relating to pricing, employees, directors and merger issues generally. On January 28, 1998, terms were discussed by both parties for a merger proposal that seemed acceptable for review by the full Board of Directors of PBC, subject to receipt of a fairness opinion from a suitable investment banking firm. The first draft of the Merger Agreement was received on January 29, 1998. On February 19, 1998, the Board of Directors of PBC, at a meeting attended by a representative of PBC's counsel, Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. ("Fowler White"), approved proceeding with merger negotiations with ANB, and named Messrs. Freedle and Tucker as the designated representatives of PBC to handle all communications and inquiries regarding specific terms of the proposed merger and questions about PBC for purposes of ANB's due diligence. The Board also authorized retaining an appropriate investment banking firm to render a fairness opinion regarding the proposed transaction. Also, on February 19, 1998, the Board of Directors of Public Bank met and ratified the actions taken by the Board of PBC, and agreed to make available to ANB certain information about Public Bank.

  The ANB Board held its regular meeting on February 19, 1998, and considered the potential Merger as one of the items on its agenda. Mr. Holcomb presented financial information regarding PBC to the ANB Board along with information relating to other PBC operational issues, including information regarding the PBC market area and market share, banking practices, loan losses and information regarding employees, management and directors. After thorough and careful consideration, the ANB Board determined that, based on the factors described below and a share exchange not to exceed 575,000 total shares of ANB Common Stock to be issued, the Merger was in the best interests of ANB and its shareholders. The ANB Board authorized its officers to finalize negotiations for the Merger. On March 5, 1998, the PBC Board met to discuss the Merger. Following a presentation by Mr. Holcomb, a presentation by a representative of Sheshunoff, and a presentation by a representative of Fowler White, the PBC Board approved the definitive Merger Agreement and approved the Merger.

 ANB's Reasons for the Merger.

  In approving the Merger Agreement and the Merger, the ANB Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the ANB Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of ANB concerning the business, operations, earnings, asset quality and financial condition of PBC, including the composition of the earning assets portfolio of PBC;

    (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of PBC;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of PBC Common Stock for ANB Common Stock for federal income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the opportunity for reducing the noninterest expense of the operations of PBC and the ability of the operations of PBC after the Effective Time to contribute to the earnings of ANB;

    (f) the attractiveness of the PBC franchise, the market position of PBC in each of the markets in which it operates, and the compatibility of the franchise of PBC in central Florida with the operations of ANB in its market areas; and

    (g) the compatibility of the community banking orientation of the operations of PBC to that of ANB and the Banks.

  PBC's Reasons for the Merger. In approving the Merger Agreement and the Merger, the Board of PBC considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the PBC Board considered the following material factors:

    (a) ANB's ability to provide additional financial services to the customers of Public Bank;

    (b) ANB's ability, due to its superior capitalization, to facilitate Public Bank's addition of bank branches which would increase customer convenience;

    (c) the impact of ANB's reputation as an owner and operator of community banks on Public Bank's image as a community bank;

    (d) ANB's experience in owning and operating community banks and the value thereof to the St. Cloud/Kissimmee communities;

    (e) ANB's commitment to using the Public Bank organization as a platform to create a central Florida network of community banks as an opportunity for the growth and enhancement of the St. Cloud/Kissimmee communities;

    (f) ANB's reputation for maintaining continuity of qualified, local personnel in merged banks;

    (g) the marketability and liquidity of ANB's securities;

    (h) the ability of ANB's growth potential to enhance shareholder value;
  and

    (i) the overall ability of the Merger to enhance shareholder value.

  After receipt of a preliminary fairness opinion from Sheshunoff, the PBC Board approved the Merger Agreement because it believed the exchange ratio represented in the definitive agreement was fair to the shareholders of PBC, would enhance shareholder values, represented an opportunity for PBC shareholders to gain liquidity in their investments in PBC, and could provide growth and other opportunities to the St. Cloud/Kissimmee communities. In addition, the Board noted that ANB has a reputation for maintaining continuity of directors, management and personnel at merged entities.

  PBC's Board of Directors recommends that PBC shareholders vote FOR approval of the Merger Agreement.

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

  PBC retained Sheshunoff to provide its opinion with respect to the fairness of the consideration to be received by PBC's shareholders in connection with the Merger and related matters. Sheshunoff did not participate in determining or recommending the Exchange Ratio and did not participate in any solicitation of interests for the acquisition of PBC. As of March 5, 1998, Sheshunoff rendered its written opinion that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of PBC Common Stock.

  The full text of Sheshunoff's opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix D to this Proxy Statement. PBC's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to the PBC Board and does not constitute a recommendation to any shareholder of PBC as to how such shareholder should vote at the Special Meeting.

  In connection with rendering its written opinion, Sheshunoff, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning PBC prepared by the management of PBC; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of PBC, including its audited financial statements for the two years ended December 31, 1996 and December 31, 1997 and the quarterly call reports for the twelve months ended December 31, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of ANB, including its Form 10-K for the year ended December 31, 1996 and the draft Form 10-K for the year ended December 31, 1997, the annual report for the year ended December 31, 1996 and its quarterly reports for the quarters ended March, June and September, 1997; (iv) analyzed certain financial projections of PBC prepared by the management of PBC; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of PBC and ANB with certain members of their respective managements; (vi) reviewed reported market prices and historical trading activity of ANB's common stock and certain analysts' projections of ANB's potential 1998 earnings per share; (vii) compared the financial performance of ANB and the prices and trading activity of ANB's common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysts' reports of ANB's common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed a draft of the Merger Agreement; (xi) reviewed and discussed with ANB senior management certain internal analyses and forecasts of cost savings, operating efficiencies, revenue effects and financial synergies expected by ANB to be achieved as a result of the Merger; and (xii) performed such other analyses as Sheshunoff has deemed appropriate.

  In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of PBC. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff has not made any independent evaluation or appraisal of the assets or liabilities of PBC, nor has Sheshunoff been furnished with any such appraisals, and Shesunoff has not examined any individual loan files of PBC. Sheshunoff personnel are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of PBC and ANB are, in the aggregate, adequate to cover such losses.

  With respect to ANB, Sheshunoff relied solely upon publicly available data regarding ANB's financial condition and performance. Sheshunoff discussed this publicly available information with the management of ANB. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of ANB, was not furnished with any evaluations or appraisals, and did not review any individual credit files of ANB. Shesunoff personnel are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowance for ANB is, in the aggregate, adequate to cover such losses.

  Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of March 5, 1998.

  In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of PBC Common Stock is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of PBC.

  In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of PBC. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of the PBC Board's or the PBC Management's opinion with respect to the value of PBC.

  The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of March 5, 1998:

  Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the southeastern U.S. and in the State of Florida, with comparable characteristics to the PBC and ANB transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

  The first set of comparable transactions was comprised to reflect the profitability, asset size and regional location of PBC. The guideline transactions specifically consisted of eight mergers and acquisitions of bank organizations throughout the southeastern U.S. between March 3, 1997 and March 3, 1998 in which the seller's total assets equaled $100 million or less, the seller's return on average equity was greater than 10.0% and the seller's equity to assets ratio was greater than 10.0%, in which the deal consideration was for common stock only. This group of comparable transactions included the following transactions: Savannah Bancorp/Bryan Bancorp of GA; Colonial BancGroup/First Central Bank; Mercantile Bankshares/Marshall National Bank & Trust; F&M National Corp/Peoples Bank of VA; PAB Bankshares/Investors Financial Corp; FNB Corporation/Seminole Bank; BankUnited Financial/Central Bank; and Union Bankshares Corp/Rappahannock Bankshares. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.99 times to 3.53 times with an average of 2.74 times and a median of 2.65 times (compared with PBC's deal of 2.64 times December 31, 1997 book value); (ii) last 12 months earnings, ranging from 14.5 times to 29.9 times, with an average of 22.0 times and a median of 22.4 times (compared with PBC's deal of 17.5 times last 12 months earnings as of December 31, 1997);
(iii) total assets ranging between 23.9% and 41.3%, with an average of 33.6% and a median of 34.0% (compared with PBC's deal of 29.2% of December 31, 1997 total assets); and (iv) total deposits ranging between 31.6% and 50.8%, with an average of 39.7% and a median of 38.4% (compared with PBC's deal of 33.1% of December 31, 1997 total deposits).

  The second set of comparable transactions was comprised to reflect the specific pricing of small bank mergers in Florida. The guideline transactions specifically consisted of eight mergers and acquisitions of banking organizations in Florida from March 3, 1997 to March 3, 1998, in which the seller's total assets were less than $100 million and in which the deal consideration was for common stock only. This group of comparable transactions included the following transactions: FNB Corporation/Seminole Bank; BankUnited Financial/Central Bank; American Bancshares/Murdock Florida Bank; Colonial BancGroup/First Central Bank; FNB Corporation/West Coast Bank; Huntington Bancshares/Bank of Winter Park; FNB Corporation/Indian Rocks State Bank; and Colonial BancGroup/First Independence. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.23 times to 3.34 times, with an average of

2.33 times and a median of 2.38 times (compared with PBC's deal of 2.64 times December 31, 1997 book value); (ii) last 12 months earnings ranging from 13.1 times to 29.9 times with an average of 20.1 times and a median of 20.0 times (compared with PBC's deal of 17.5 times last 12 months earnings as of December 31, 1997); (iii) total assets ranging between 12.3% and 41.3% with an average of 22.9% and a median of 21.8% (compared with PBC's deal of 29.2% of December 31, 1997 total assets); and (iv) total deposits ranging between 13.9% and 50.8% with an average of 26.7% and a median of 25.2% (compared with PBC's deal of 33.1% of December 31, 1997 total deposits).

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that PBC could produce through the year 2002, under various circumstances, assuming that PBC performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for PBC by applying multiples of earnings ranging from 12 times to 18 times to projected year 2002 earnings and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to asset percentage of 8.5% are paid out in dividends) and terminal value, using discount rates ranging from 12% to 16% chosen to reflect different assumptions regarding the required rates of return of PBC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $4.65 per share to $7.22 per share. This compares favorably to the PBC deal value of $6.29 per share.

  Sheshunoff also performed a cash flow analysis using an estimated terminal value for PBC at the end of the period by applying multiples of book value ranging from 2.00 times to 2.70 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 8.50% are paid out in dividends) and terminal value using discount rates ranging from 12% to 16% chosen to reflect different assumptions regarding the required rates of return of PBC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $4.02 per share to $5.58 per share. This compares favorably to the PBC deal value of $6.29 per share.

  Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended December 31, 1997 and market data as of March 4, 1998 for ANB to a group of selected southeastern bank holding companies which Sheshunoff deemed to be relevant.

  The group of selected southeastern bank holding companies (the "Comparable Composite") included Anchor Financial Corporation, Carolina First Corp., Capital City Bancorp Inc., Century South Banks, Inc., Hancock Holding Co., Fidelity National Corp. and Whitney Holding Co. This comparison, among other things, showed that: (i) ANB's equity to asset percentage was 7.69%, compared to an average of 9.50% and a median of 9.95% for the Comparable Composite;
(ii) for the last twelve months ended December 31, 1997, ANB's return on average equity was 12.42%, compared to an average of 11.51% and a median of
11.38 % for the Comparable Composite; (iii) for the last twelve months ended December 31, 1997, ANB's return on average assets was 1.01%, compared to an average of 0.99% and a median of 1.13% for the Comparable Composite; (iv) as of December 31, 1997, ANB's non-performing loans to net loans ratio was 0.59%, compared to an average of 0.30% and a median of 0.32% for the Comparable Composite; (v) ANB's market price per share as of March 4, 1998 to book value per share as of December 31, 1997 was 2.39 times, compared to an average of
2.55 times and median of 2.39 times for the Comparable Composite; and (vi) ANB's market price per share as of March 4, 1998, to its earnings per share for the twelve months ended December 31, 1997 was 20.6 times, compared to an average of 25.4 times and median of 24.2 times for the Comparable Composite.

  Sheshunoff also compared selected stock market results of ANB to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL's index of all publicly traded banks and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, the southeastern Composite and ANB's stock from October 4, 1997 to March 4, 1998 revealed similar relationships in price movements of ANB's stock to the price movements of SNL's index of all publicly traded banks. The analysis revealed that price movements of ANB's stock was above the price movements of the S&P 500 and southeastern Composite.

  Sheshunoff discussed certain aspects of the past and current business operations, financial condition and future prospects of ANB with certain members of the management of ANB. Sheshunoff also reviewed certain security analysts' reports of ANB prepared by two other investment banking firms. Sheshunoff expresses no opinion on the future market price of ANB common stock.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to PBC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PBC and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. PBC's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

  Pursuant to an engagement letter dated February 26, 1998, between PBC and Sheshunoff, PBC agreed to pay Sheshunoff a $30,000 fee. PBC has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

SURRENDER OF CERTIFICATES

  No later than five days after the Effective Time, AmSouth Bank, acting in the capacity of exchange agent for ANB (the "Exchange Agent"), will mail to each former holder of record of PBC Common Stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders' PBC Common Stock certificates for certificates representing shares of ANB Common Stock and cash in lieu of fractional shares. If requested, the Exchange Agent shall mail Exchange Materials to any shareholder who holds more than ten percent of the outstanding stock of PBC and who requests that such materials be given to him or her prior to the Effective Time, and if such materials are returned to the Exchange Agent in proper form with such shareholder's certificates representing PBC Common Stock at least five business days prior to the Effective Time, the Exchange Agent shall deliver to the shareholder at the Effective Time the consideration specified in the Merger Agreement. HOLDERS OF PBC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

  Upon receipt of the Exchange Materials, former holders of PBC Common Stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of PBC Common Stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and satisfactory related documentation, ANB will issue, and the Exchange Agent will mail, to such holder of PBC Common Stock a check in the amount of any payment in respect of fractional shares of PBC Common Stock payable to the surrendering shareholder and a certificate representing the number of shares of ANB Common Stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of ANB Common Stock and no payment in respect of fractional shares will be delivered to a holder of PBC Common Stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of PBC Common Stock owned by such holder and in respect of which such holder claims payment is due or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

  Former shareholders of record of PBC will be entitled to vote after the Effective Time at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which such holders' respective shares of PBC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing PBC Common Stock for certificates representing ANB Common Stock.

  Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to ANB Common Stock issued to replace PBC Common Stock will be paid to the holder of an unsurrendered PBC Common Stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

  After the Effective Time, there will be no transfers on PBC's stock transfer books of shares of PBC Common Stock issued and outstanding at the Effective Time. If certificates representing shares of PBC Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

  Neither ANB nor the Exchange Agent shall be liable to a holder of PBC Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of ANB and PBC to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

    (i) shareholder approval of PBC shall have been received;

    (ii) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the Board of Directors of ANB or PBC, materially adversely impacts the Merger so as to render it inadvisable;

    (iii) all consents necessary to avoid a material adverse effect on the relevant party shall have been obtained;

    (iv) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which renders its consummation inadvisable;

    (v) ANB shall have received a letter, dated as of the Effective Time, from Coopers & Lybrand L.L.P., concurring with the conclusions of ANB's and PBC's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests;

    (vi) ANB and PBC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

    (vii) the Registration Statement on Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced by the Commission; and

    (viii) ANB and each of P. Douglas Freedle and Robert Tucker shall have signed a noncompete and nonsolicitation agreement.

  The obligations of ANB to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of PBC in the Merger Agreement shall be true as if made at the Effective Time;

    (ii) the agreements and covenants of PBC in the Merger Agreement shall have been performed and complied with by the Effective Time;

    (iii) PBC shall have delivered to ANB certain certificates of its corporate officers provided for in the Merger Agreement;

    (iv) PBC shall have delivered to ANB an opinion of its counsel as provided in the Merger Agreement; and

    (v) the directors and executive officers of PBC shall have given to PBC a release of certain claims, if any, against PBC as provided in the Merger Agreement.

  The obligations of PBC to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

    (i) the representations and warranties of ANB in the Merger Agreement shall be true as if made at the Effective Time;

    (ii) the agreements and covenants of ANB in the Merger Agreement shall have been performed and complied with by the Effective Time;

    (iii) ANB shall have delivered to PBC certain certificates of its corporate officers provided for in the Merger Agreement;

    (iv) ANB shall have delivered to PBC an opinion of its counsel as provided in the Merger Agreement;

    (v) PBC shall have received an opinion from Sheshunoff that the Exchange Ratio is fair to it and its shareholders;

    (vi) The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ "National Market System Security"; and

    (vii) The directors and executive officers of PBC shall have received from PBC a release of certain claims, if any, as provided in the Merger Agreement.

REGULATORY APPROVALS

  The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. ANB is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on March 18, 1998, ANB filed an application with the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act.

  In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which may be reduced to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction specifically orders otherwise. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

  Public Bank is subject to regulation by the Florida Department of Banking and Finance (the "Department"). Pursuant to the requirements of Section 658.28 of the Florida Statutes, any proposed change in control, whether direct or indirect, of a state bank must be submitted to the Department in the form of an application for approval of such proposed change in ownership. ANB submitted an application to indirectly acquire Public Bank (through the Merger of PBC with and into ANB) to the Department on March 26, 1998. In considering the application, Section 658.28 of the Florida Statutes provides that the Department shall issue its approval if, after investigation, the Department determines that (i) the proposed new owners are qualified by reputation, character, experience and financial responsibility to control the bank in a legal and proper manner and (ii) the interests of the other stockholders, if any, and the depositors, and creditors of the bank and the interests of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

CONDUCT OF BUSINESS PENDING THE MERGER

  The Merger Agreement requires that each of PBC and ANB shall preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, PBC has agreed that, without the consent of ANB, it will not:

    (i) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

    (ii) incur additional debt obligations except in the ordinary course of business;

    (iii) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

    (iv) except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of PBC Common Stock or any other capital stock of PBC or any subsidiary, or any options, warrants, conversion or other rights to acquire any such stock;

    (v) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, or authorize any of the foregoing, other than in the ordinary course of business for reasonable and adequate consideration;

    (vi) except as specifically provided in the Merger Agreement, acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by depository institution subsidiaries in a fiduciary capacity;

    (vii) grant any increase in compensation or benefits of the employees or officers of PBC or any of its subsidiaries, except in accordance with past practices with respect to employees or enter into, grant or pay bonuses, severance agreements, or material increases in fees or other compensation to officers and directors;

    (viii) enter into any employment contract without an unconditional right to terminate without liability;

    (ix) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

    (x) make any significant change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

    (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or, except in the ordinary course of business, modify, amend, terminate, waive, release, compromise or assign any material rights, contracts or claims;

    (xii) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

    (xiii) fail to file timely any report required to be filed with any regulatory authorities;

    (xiv) make any loan or advance to any shareholder owning 5% or more of the outstanding shares of PBC Common Stock, director or officer of PBC or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

    (xv) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director, officer or employee of PBC or any of its subsidiaries or any of their immediate families;

    (xvi) enter into any contract for services or otherwise with any of the holders of 5% or more of PBC Common Stock, or the directors, officers or employees of PBC or any of its subsidiaries or any members of their immediate families;

    (xvii) modify, amend or terminate any material contract, except in the ordinary course of business and for fair consideration;

    (xviii) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

    (xix) except in accordance with applicable law, change its or any of its subsidiary's lending, investment, liability management and other material banking policies in any material respect; or

    (xx) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger.

  ANB has agreed that, without the consent of PBC, it will not:

    (i) other than the potential acquisition of other financial institutions, enter into any material contract or conduct not in the ordinary course of business, or not consistent with safe and sound banking practices and applicable laws;

    (ii) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

    (iii) fail to file timely any report required to be filed with any regulatory authorities, including the SEC;

    (iv) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ, except for certain exceptions specified in the Merger Agreement;

    (v) take any action that would cause ANB to have an insufficient number of shares of ANB Common Stock to fulfill its obligations under the Merger Agreement; or

    (vi) if the Merger does not occur, for a period of two years after the termination of the Merger Agreement, (A) induce or attempt to induce any employee of PBC, Public Bank or certain specified individuals to leave his or her employment or employ or solicit such persons for employment or (B) purchase a financial institution which has its main office located in Osceola County, Florida, or allow any ANB subsidiary to establish a main office in Osceola County, Florida.

  Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

DOUGLAS FREEDLE VOTING AGREEMENT

  P. Douglas Freedle, Chairman of the Board and Chief Executive Officer of PBC with the power to vote an aggregate of 1,814,518 shares of PBC Common Stock, comprising 77.63% of the total shares of PBC Common Stock issued and outstanding as of the Record Date, has agreed, pursuant to a voting agreement between Mr. Freedle and ANB (the "Voting Agreement"), to vote his shares in favor of the Merger. As a result, because Mr. Freedle has the power to vote a majority of the shares of PBC Common Stock issued and outstanding and entitled to vote at the Special Meeting, his agreement to vote in favor of the Merger assures approval of the Merger by the PBC Shareholders, subject to the termination rights contained in the Merger Agreement.

  Mr. Freedle has also agreed with ANB to certain transfer restrictions relating to pooling-of-interests accounting which include, among other things, his agreement (i) not to transfer any of his shares of PBC Common Stock except as provided in the Voting Agreement and the Merger Agreement, and (ii) not to transfer any shares of ANB Common Stock acquired by him in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of PBC and ANB.

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE

  Prior to the Effective Time, either ANB or PBC may waive or extend the time for the compliance or fulfillment by the other with any and all of its obligations under the Merger Agreement and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of PBC and ANB.

  The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of PBC fail to approve the Merger, (iv) by either party, in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied,
(v) by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by December 31, 1998, and such failure was not the fault of the terminating party; (vi) by ANB, if the holders of greater than 7.0% of the outstanding shares of PBC Common Stock properly assert their dissenters' rights under the FBCA; (vii) by PBC, if a majority of the disinterested members of the Board of Directors of PBC shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger; provided that if PBC terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, PBC shall pay to ANB a termination fee of $500,000; or (viii) by PBC if the average share price of ANB Common Stock (as determined pursuant to the Merger Agreement) is $23.00 or less.

  In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Upon the Effective Time of the Merger, Robert Tucker will resign as an officer and director of Public Bank and Mr. Freedle will resign as an officer and director of Public Bank. Mr. Holcomb will be added to the Board of Directors of PBC.

  All current ANB directors and officers will continue to serve ANB in accordance with the bylaws of ANB after the Effective Time. See "The Merger-- Interests of Certain Persons in the Merger." All directors and officers of each of the subsidiaries of ANB after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary. ANB intends that most of the personnel at Public Bank will remain with Public Bank in their current capacity following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  No director or executive officer of ANB has any material direct or indirect financial interest in PBC or the Merger, except as a director, executive officer or shareholder of ANB or its subsidiaries.

  Pursuant to the Merger Agreement, ANB has granted certain demand registration rights to Douglas Freedle relating to the shares of ANB Common Stock which Mr. Freedle will receive upon the consummation of the Merger. Pursuant to these demand registration rights, subject to certain conditions, ANB has agreed to register some or all of Mr. Freedle's shares of ANB Common Stock with the Commission, if Mr. Freedle is restricted from transfer of his shares of ANB Common Stock without such registration. See "THE MERGER--DOUGLAS FREEDLE VOTING AGREEMENT" and "--RESALES OF ANB COMMON STOCK."

  In the normal course of business, Public Bank makes loans to directors and officers of PBC, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of PBC, do not involve more than the normal risk of collectibility. As of December 31, 1997, the amount of these loans (including amounts available under lines of credit) by Public Bank to PBC directors and officers was 4.52% of PBC's total loans.

FEDERAL INCOME TAX CONSEQUENCES

  Neither ANB nor PBC has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for ANB, has delivered opinions to ANB and PBC that, for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and PBC (including the representation that PBC shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and ANB and PBC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

  Assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and PBC (including the representation that PBC shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, then, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by ANB or PBC in the Merger; (ii) the shareholders of PBC will recognize no gain or loss upon the exchange of their PBC Common Stock solely for shares of ANB Common Stock; (iii) the basis of the ANB Common Stock received by the PBC shareholders in the proposed transaction will, in each instance, be the same as the basis of the PBC Common Stock surrendered in exchange therefor; (iv) the holding period of the ANB Common Stock received by the PBC shareholders will, in each instance, include the period during which the PBC Common Stock surrendered in exchange therefor was held, provided that the PBC Common Stock was held as a capital asset on the date of the exchange; (v) the payment of cash to PBC shareholders in lieu of fractional share interests of ANB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by ANB; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code; and (vi) where solely cash is received by a PBC shareholder in exchange for his PBC Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his PBC Common Stock, subject to the provisions and limitations of Section 302 of the Code.

  THE DISCUSSION SET FORTH ABOVE IS BASED UPON THE OPINION OF MAYNARD, COOPER & GALE, P.C., AND APPLIES ONLY TO PBC SHAREHOLDERS WHO HOLD PBC COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS PBC SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR PBC COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND PBC SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING

ANB COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF ANB COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH PBC SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  ANB will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of PBC Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of PBC Common Stock. Under this accounting treatment, assets and liabilities of PBC will be added to those of ANB at their recorded book values, and the shareholders' equity of the two companies will be combined in ANB's consolidated balance sheet. Financial statements of ANB issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of ANB and PBC as if the Merger had taken place prior to the periods covered by the financial statements. The receipt of a letter from Coopers & Lybrand L.L.P., independent certified public accountants, concurring with the conclusions of ANB's and PBC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to the consummation of the Merger.

EXPENSES AND FEES

  The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of their respective accountants and counsel, except that ANB shall pay the expenses for filing, registration, printing and mailing related to this Proxy Statement, and the expenses relating to regulatory and application fees relating to necessary regulatory approvals.

RESALES OF ANB COMMON STOCK

  The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of PBC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of ANB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of ANB and PBC after the Merger have been published. ANB may place restrictive legends on certificates representing ANB Common Stock issued to all persons who are deemed "affiliates" of PBC under Rule 145. This Proxy Statement does not cover resales of ANB Common Stock received by any person who may be deemed to be an affiliate of PBC.

                        PRO FORMA FINANCIAL STATEMENTS

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION

  The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of ANB and PBC giving effect to the Merger, which will be accounted for as a pooling-of-interests, as if it had been effective December 31, 1997, after giving effect to the pro forma adjustments. For a description of pooling-of-interests accounting treatment, see "THE MERGER--ACCOUNTING TREATMENT." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of PBC, which are included herein as Appendix C, and of ANB, which are incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "APPENDIX C." This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on December 31, 1997, nor is it necessarily indicative of the future financial position.

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                      AS OF DECEMBER 31, 1997 (UNAUDITED)
                         (IN THOUSANDS, EXCEPT RATIOS)

                               HISTORICAL
                           -------------------    PRO FORMA         PRO FORMA
                              ANB        PBC     ADJUSTMENTS         COMBINED
                           ----------  -------  ----------------    ----------
ASSETS
Cash and cash
 equivalents.............. $   44,829  $ 3,754                      $   48,583
Investments...............    214,012    8,894                         222,906
Loans, net of allowance
 for loan losses..........    829,961   30,069                         860,030
Premises and equipment....     31,539    1,291                          32,830
Intangibles, net..........      8,726      --                            8,726
Other assets..............    145,099    6,418                         151,517
                           ----------  -------  ------    ------    ----------
    Total assets.......... $1,274,166  $50,426  $  --     $  --     $1,324,592
                           ==========  =======  ======    ======    ==========
LIABILITIES
Deposits.................. $  928,970  $44,454                      $  973,424
Short-term borrowings.....     27,750      --                           27,750
Other liabilities.........    204,926      405                         205,331
Long-term debt............     14,587      --      --        --         14,587
                           ----------  -------  ------    ------    ----------
    Total liabilities.....  1,176,233   44,859     --        --      1,221,092
STOCKHOLDERS' EQUITY
Common stock..............      8,648       23      23(1)    550(1)      9,198
Additional paid-in
 capital..................     61,551    4,217   4,217(1)  3,690(1)     65,241
Retained earnings.........     27,369    1,327                          28,696
Unearned restricted
 stock....................        (92)     --                              (92)
Unrealized gains (losses)
 on investments available
 for sale.................        457      --      --        --            457
                           ----------  -------  ------    ------    ----------
    Total stockholders'
     equity...............     97,933    5,567   4,240     4,240       103,500
                           ----------  -------  ------    ------    ----------
    Total liabilities and
     stockholders'
     equity............... $1,274,166  $50,426  $4,240    $4,240    $1,324,592
                           ==========  =======  ======    ======    ==========
Capital ratios:
  Average equity to
   average assets.........       8.10%    9.52%                           8.16%
  Leverage................       7.58    11.00                            7.72
  Tier 1 risk-based
   capital................       9.38    12.40                            9.52
  Total risk-based
   capital................      10.63    13.40                           10.77

--------
(1) To record the issuance of approximately 550,000 shares of ANB Common Stock in exchange for all of the outstanding common shares of PBC Common Stock. For the purpose of these pro forma selected consolidated financial data, it is assumed that 550,000 shares of ANB Common Stock will be issued in consummating the Merger. The actual ANB Common Stock issued, as determined by the Merger Agreement, may be as high as 575,000 shares. The Merger is expected to be accounted for as a pooling-of-interests. See "THE MERGER-- TERMS OF THE MERGER."

                                                       OUTSTANDING
                                                         SHARES
                                                       -----------
     PBC outstanding shares...........................   2,337,309
     Conversion ratio, as agreed upon.................   0.2353134
                                                       -----------
     ANB shares to be issued..........................                 550,000
     Par value of 550,000 shares issued at $1.00 per
      share...........................................             $   550,000
     Shares issued at par value....................... $   550,000
     Total capital stock of PBC.......................   4,239,957
                                                       -----------
     Excess recorded as an increase to additional
      paid-in capital.................................               3,689,957
                                                                   -----------
                                                                     4,239,957
     To eliminate PBC capital stock:
       Common stock at par value......................                 (23,373)
       Additional paid-in capital.....................              (4,216,584)
                                                                   -----------
                                                                    (4,239,957)
                                                                   -----------
         Net change in equity.........................             $       --
                                                                   ===========

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

  The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income present the combined consolidated statements of income of ANB and PBC assuming the companies had been combined for each period presented on a pooling-of-interests accounting basis, after giving effect to the pro forma adjustments. For a description of pooling-of-interests accounting treatment, see "THE MERGER--ACCOUNTING TREATMENT." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of ANB, which are incorporated by reference in this Proxy Statement and PBC, included herein as Appendix C. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "APPENDIX C." This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL
                                        --------------   PRO FORMA     PRO FORMA
                                          ANB    PBC    ADJUSTMENTS    COMBINED
                                        ------- ------ --------------- ---------
Interest income.......................  $90,388 $3,588 $   --   $  --   $93,976
Interest expense......................   42,840  1,161     --      --    44,001
                                        ------- ------ -------  ------  -------
Net interest income...................   47,548  2,427     --      --    49,975
Provision for loan losses.............    2,988     60     --      --     3,048
Noninterest income....................   18,039    790     --      --    18,829
Noninterest expense...................   45,461  1,920     --      --    47,381
                                        ------- ------ -------  ------  -------
Income before income taxes............   17,138  1,237     --      --    18,375
Provision for income taxes............    5,458    394     --      --     5,852
                                        ------- ------ -------  ------  -------
Income before minority interest in
 earnings of consolidated subsidiary..   11,680    843     --      --    12,523
Minority interest in earnings of
 consolidated subsidiary..............       12    --      --      --        12
                                        ------- ------ -------  ------  -------
Net income............................  $11,668 $  843 $   --   $  --   $12,511
                                        ======= ====== =======  ======  =======
Earnings per common share--diluted....  $  1.31 $ 0.36                  $  1.33
                                        ======= ======                  =======
Average common shares outstanding--
 diluted(1)...........................    8,884  2,337 ( 2,337)    550    9,434
                                        ======= ====== =======  ======  =======

--------
(1) The actual number of shares of ANB Common Stock issued in the Merger to holders of PBC Common Stock, as determined by the Merger Agreement, may be as high as 575,000 shares. The Merger is expected to be accounted for as a pooling-of-interests. See "THE MERGER--TERMS OF THE MERGER."

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL
                                        --------------   PRO FORMA    PRO FORMA
                                          ANB    PBC    ADJUSTMENTS   COMBINED
                                        ------- ------ -------------- ---------
Interest income........................ $83,180 $3,255 $   --   $ --   $86,435
Interest expense.......................  38,246  1,183     --     --    39,429
                                        ------- ------ -------  -----  -------
Net interest income....................  44,934  2,072     --     --    47,006
Provision for loan losses..............     885     60     --     --       945
Noninterest income.....................  17,426    701     --     --    18,127
Noninterest expense....................  44,053  1,830     --     --    45,883
                                        ------- ------ -------  -----  -------
Income before income taxes.............  17,422    883     --     --    18,305
Provision for income taxes.............   5,281    203     --     --     5,484
                                        ------- ------ -------  -----  -------
Income before minority interest in
 earnings of consolidated subsidiary...  12,141    680     --     --    12,821
Minority interest in earnings of
 consolidated subsidiary...............      14    --      --     --        14
                                        ------- ------ -------  -----  -------
Net income............................. $12,127 $  680 $   --   $ --   $12,807
                                        ======= ====== =======  =====  =======
Earnings per common share--diluted..... $  1.38 $ 0.29                 $  1.38
                                        ======= ======                 =======
Average common shares outstanding--
 diluted(1)............................   8,756  2,312  (2,312)   544    9,300
                                        ======= ====== =======  =====  =======

--------
(1) The actual number of shares of ANB Common Stock issued in the Merger to holders of PBC Common Stock, as determined by the Merger Agreement, may be as high as 575,000 shares. The Merger is expected to be accounted for as a pooling-of-interests. See "THE MERGER--TERMS OF THE MERGER."

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL
                                         --------------  PRO FORMA    PRO FORMA
                                           ANB    PBC   ADJUSTMENTS   COMBINED
                                         ------- ------ ------------- ---------
Interest income......................... $53,067 $3,156 $   --   $--   $56,223
Interest expense........................  26,555  1,217     --    --    27,772
                                         ------- ------ -------  ----  -------
Net interest income.....................  26,512  1,939     --    --    28,451
Provision for loan losses...............   1,016    125     --    --     1,141
Noninterest income......................   9,186    733     --    --     9,919
Noninterest expense.....................  26,849  1,950     --    --    28,799
                                         ------- ------ -------  ----  -------
Income before income taxes..............   7,833    597     --    --     8,430
Provision for income taxes..............     901     50     --    --       951
                                         ------- ------ -------  ----  -------
Income before minority interest in
 earnings of consolidated subsidiary....   6,932    547     --    --     7,479
Minority interest in earnings of
 consolidated subsidiary................     650    --      --    --       650
                                         ------- ------ -------  ----  -------
Net income.............................. $ 6,282 $  547 $   --   $--   $ 6,829
                                         ======= ====== =======  ====  =======
Earnings per common share--diluted...... $  1.10 $ 0.24                $  1.09
                                         ======= ======                =======
Average common shares outstanding--
 diluted(1).............................   4,955  2,236  (2,236)  526    5,481
                                         ======= ====== =======  ====  =======

--------
(1) The actual number of shares of ANB Common Stock issued in the Merger to holders of PBC Common Stock, as determined by the Merger Agreement, may be as high as 575,000 shares. The Merger is expected to be accounted for as a pooling-of-interests. See "THE MERGER--TERMS OF THE MERGER."

                       DESCRIPTION OF ANB CAPITAL STOCK

GENERAL

  The authorized capital stock of ANB currently consists of     shares of ANB
Common Stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the "ANB Preferred Stock"). The following is a summary description of ANB's capital stock.

COMMON STOCK

  Holders of shares of ANB Common Stock are entitled to receive such dividends as may from time to time be declared by the ANB Board out of funds legally available therefor. Holders of ANB Common Stock are entitled to one vote per share on all matters on which the holders of ANB Common Stock are entitled to vote and do not have cumulative voting rights. Holders of ANB Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of ANB, holders of ANB Common Stock are entitled to share equally and ratably in the assets of ANB, if any, remaining after the payment of all debts and liabilities of ANB and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of ANB Common Stock are, and the shares of ANB Common Stock offered by ANB hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of ANB Common Stock are subject to any class or series of ANB Preferred Stock that ANB may issue in the future.

PREFERRED STOCK

  The ANB Certificate of Incorporation, as amended (the "Certificate"), provides that the Board of Directors is authorized without further action by the holders of the ANB Common Stock to provide for the issuance of shares of ANB Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or services. Any share of ANB Preferred Stock so issued may rank senior to the ANB Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of ANB Preferred Stock may have class or series voting rights. Upon completion of this Merger, ANB will not have any shares of ANB Preferred Stock outstanding. Issuances of ANB Preferred Stock, while providing ANB with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of ANB Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the ANB Common Stock. The ANB Board, without stockholder approval, may issue ANB Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the ANB Common Stock. ANB has no present plan to issue any shares of ANB Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

  The provisions of the ANB Certificate, the ANB Bylaws and the DGCL summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

 Authorized but Unissued Stock

  The authorized but unissued shares of ANB Common Stock and ANB Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ANB Common Stock and ANB Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of ANB by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of ANB's management.

 Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings.

  The ANB Certificate of Incorporation and ANB Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The ANB Bylaws provide that subject to the rights of holders of any series of ANB Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the ANB Board or the Chairman of the ANB Board. Shareholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the ANB Board or the Chairman of the ANB Board.

 Section 203 of the Delaware Corporation Law

  Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested stockholder. "Interested stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
(iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested stockholder; and
(v) any receipt by the Interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

  Section 203 does not apply to a Business Combination if (i) before a person became an Interested stockholder, the board of directors of the corporation approved either the transaction in which the Interested stockholder became an Interested stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested stockholder, the Interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested stockholder.

                  EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

  As a result of the Merger, holders of PBC Common Stock will be exchanging shares of PBC, a Florida corporation governed by the FBCA, PBC's Restated Articles of Incorporation ("PBC's Articles"), and PBC's Bylaws, for shares of ANB, a Delaware corporation governed by the DGCL and ANB's Certificate and ANB's Bylaws. Certain significant differences exist between the rights of PBC shareholders and those of ANB shareholders. The differences deemed material by PBC and ANB are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the FBCA and the DGCL, as well as to ANB's Certificate and Bylaws and PBC's Articles and Bylaws.

CHARTER AND BYLAW PROVISIONS

  ANB's Certificate and Bylaws contain certain provisions which may make ANB a less attractive target for an acquisition of control by anyone who does not have the support of ANB's Board of Directors and shareholders. Such provisions include, among other things, (a) the limitation that shareholder action cannot be taken without a meeting and (b) the ability of the ANB Board of Directors to issue preferred stock and to fix the designation, preferences and other rights of such preferred stock. See "DESCRIPTION OF ANB COMMON STOCK."

  PBC's Articles and Bylaws prohibit a number of actions affecting the capital stock of PBC unless the majority of the Preferred Shares approve such actions. Such actions include the payment of cash or stock dividends on the Common Stock, stock splits or reverse splits, issuance of capital stock, change of the par value of the Common Stock or Preferred Stock, the participation in a reclassification or consolidation with or merger into any other corporation, or the transfer of all of PBC's properties or assets to any person, the issuance of debentures or debts senior to the Preferred Stock, the issuance of designation of any other shares of a different class of Preferred Stock, the sale, loan or other encumbrance of the shares of Public Bank, the adoption of any preemptive rights or cumulative voting, or the liquidation or dissolution of PBC or Public Bank. The Articles of PBC do not provide for preemptive rights or cumulative voting. There are currently no preferred shares of PBC issued and outstanding.

  The foregoing summary is qualified in its entirety by reference to ANB's Certificate and Bylaws, which are available upon written request from ANB and which are on file with the Commission, and to the Restated Articles of Incorporation and Bylaws of PBC, which are available upon request from PBC. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

SHAREHOLDER APPROVAL OF MERGERS

  Both the FBCA and the DGCL permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

  Where shareholder approval is required under either the FBCA or the DGCL, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. If the proposed merger or other business combination were to involve an "Interested Person" or "Affiliated Transaction," however, both the FBCA and the DGCL impose supermajority approval requirements with certain qualifications. The ANB Certificate does not contain any supermajority requirements. See "EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS --ANTITAKEOVER LEGISLATION."

DISSENTERS' RIGHTS

  Under the FBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either (i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the Articles of Incorporation that materially and adversely affects rights in respect of the dissenter's shares in specified ways; (e) in the event of a control share acquisition as discussed in Section 607.0902 of the FBCA; or (f) any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation provide that dissenters' rights shall apply. See "THE MERGER-- DISSENTERS' RIGHTS."

  Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which appraisal rights are not otherwise available. No such provision is included in ANB's Certificate.

  Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the ANB Certificate does not) if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF ANB AND PBC--SHAREHOLDER APPROVAL OF MERGERS."

SHAREHOLDERS MEETINGS AND VOTING

  Special Meetings. Under the FBCA, a special meeting of shareholders of a Florida corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the articles of incorporation. PBC's Bylaws provide that special meetings of shareholders may be called only by the President, Board of Directors or at the request of holders of not less than 10% of its outstanding stock entitled to vote at the meeting.

  Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. ANB's Certificate does not confer the right to its shareholders to call a special shareholders meeting.

  Actions Without a Meeting. Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. PBC's Articles and Bylaws do not prohibit such action by written consent. ANB's Certificate denies shareholder action by written consent.

  Election and Removal of Directors. Under the FBCA and the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Cumulative voting means that a shareholder may multiply the number of votes he or she is entitled to cast (i.e., the number of shares he or she owns) by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Neither PBC's Articles nor ANB's Certificate provide for cumulative voting. See "DESCRIPTION OF ANB COMMON STOCK," and "EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS--PBC COMMON AND PREFERRED STOCK."

  Under the FBCA, and if cumulative voting is not authorized, as in the case of PBC, once a director has been elected, he or she may be removed if the number of votes cast to remove him is greater than the number of votes cast not to remove him, unless the articles of incorporation provide that directors may be removed only for cause. PBC's Articles do not contain such a provision. Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered shareholders may effect a removal of a director only for cause. ANB's Certificate does not provide for a classified or staggered Board.

  Voting on Other Matters. Under the FBCA and the DGCL, an amendment to the articles or certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise specified in the articles of incorporation. Neither of ANB's Certificate nor PBC's Articles contains a provision increasing this voting requirement.

  Under both the FBCA and the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the articles of incorporation require a greater vote. PBC's Articles require a greater vote inasmuch as they require a majority vote of the Preferred Shares. ANB's Certificate does not require a greater vote.

  Under both the FBCA and the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles or certificate of incorporation requires the vote of a larger portion of the outstanding stock. PBC's Articles require approval of a majority of the Preferred Shares before dissolution. ANB's Certificate does not require a greater vote.

DIVIDENDS

  The FBCA provides that a corporation may declare and pay a dividend to its shareholders to the extent the corporation's total assets exceed the sum of its total liabilities plus the amount that would be needed, in the case of dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend (a surplus), unless the corporation would not be able to pay its debts as they become due in the usual course of business. In addition to these limitations, there are various statutory limitations on the ability of Public Bank to pay dividends to PBC, which is the primary source of funds from which PBC may declare dividends to the PBC shareholders.

  The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by ANB are derived from the Banks, and there are various statutory limitations on the ability of the Banks to pay dividends to ANB. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  Holders of ANB Common Stock are entitled to receive dividends ratably when, as and if declared by ANB's Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

  Under both the FBCA and the DGCL, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's articles of incorporation provide otherwise. Neither PBC's Articles nor the ANB Certificate provide for preemptive rights.

LIQUIDATION RIGHTS

  Generally under both the FBCA and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

  Upon liquidation, dissolution or the winding up of the affairs of PBC, holders of PBC Preferred Stock shall be entitled to the par value of their shares plus any accrued but unpaid dividends before any distributions or payments are made to any of the Common Stock. After such Preferred Shares receive in full any accrued but unpaid dividends and the full par value of the Shares, they shall not share in any other distributions with the Common Stock. Holders of ANB Common Stock are entitled to receive their pro rata portion of the remaining assets of ANB after the holders of ANB Preferred Stock, if any, have been paid in full any sums to which they may be entitled. As of the date hereof, no ANB Preferred Stock has been issued by ANB. Pursuant to ANB's Certificate, the ANB Board has discretion to set liquidation preferences for ANB's Preferred Stock. PBC Preferred Stock has a liquidation value of $100.00 per share, plus accrued and unpaid dividends. At this time there are no issued and outstanding shares of PBC Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  PBC. The PBC Articles do not provide for any indemnification to PBC officers, directors or employees, as permitted by the FBCA. The Bylaws of PBC do provide for indemnification or reimbursement by PBC of any person for any reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she or shall be made a part by reason of, among other things, his or her being or having been a director, officer, or employee of PBC; provided, however, that no such reimbursement shall occur if the person is adjudged guilty or liable of gross negligence, willful misconduct or criminal act in the performance of his or her duties to the corporation. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

  ANB. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the ANB Certificate, a director will not be liable to ANB or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit. The ANB Certificate authorizes the indemnification of ANB's directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER LEGISLATION

  Affiliated Transactions and Certain Business Combinations. The FBCA requires that any "affiliated transaction," which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years; (d) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose articles of incorporation or bylaws contain a provision expressly electing not to be governed thereby. The PBC Articles do not contain such a provision.

  The DGCL similarly prohibits a corporation from entering into certain "business combinations" between the corporation and an "interested stockholder" (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation's Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder's beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder's beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation's Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder; or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The ANB Certificate does not contain such a provision.

  Control Share Regulation. Unless the articles of incorporation or bylaws provide otherwise, the FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public corporation." "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than 10% of its shareholders reside in Florida, (ii) more than 10% of its shares are owned by Florida residents, or (iii) 1,000 shareholders reside in Florida. The bylaws of PBC opt out of the application of the "control share" sections of the FBCA and, since ANB will acquire 100% of the PBC Common Stock pursuant to the Merger Agreement, Florida's "control share" anti-takeover statute would not in any event apply to the transaction contemplated thereby. The effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

  If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquirer and the corporation's officers and employee-directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control share acquisition (an "Acquiror") may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquiror and the acquisition of his shares, together with a request for a shareholders meeting to determine his voting rights, which meeting must be held within 50 days of the date of the request. The Acquiror must pay the expenses of the shareholders meeting.

  If an Acquiror acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquirer in the control share acquisition.

  The DGCL does not contain a similar "control share" provision.

  Although certain of the specific differences between the voting and other rights of PBC's shareholders and ANB's shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Florida and Delaware law, or the rights of such persons under the respective charters and Bylaws of ANB and PBC. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the FBCA and the DGCL and the specific provisions of ANB's Certificate and Bylaws and PBC's Articles of Incorporation and Bylaws.

                      CERTAIN INFORMATION CONCERNING ANB

GENERAL

  ANB is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First Citizens Bank, National Association (Talladega, Alabama) and Citizens & Peoples Bank, National Association (Cantonment, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama); and one state nonmember bank, First American Bank (Decatur, Alabama) (collectively the "Banks"). In addition, ANB is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

  At December 31, 1997, ANB had total assets of approximately $1.27 billion, total deposits of approximately $929.0 million, total net loans of approximately $842.8 million and total shareholders' equity of approximately $97.9 million. Additional information about ANB is included in documents incorporated by reference in this Proxy Statement. See "SUMMARY--SELECTED CONSOLIDATED FINANCIAL DATA", "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      CERTAIN INFORMATION CONCERNING PBC

DESCRIPTION OF BUSINESS

  General. PBC is a one-bank holding company incorporated under the laws of the State of Florida in September 1984 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), on October 15, 1984. PBC's principal assets are all of the issued and outstanding shares of capital stock of Public Bank. In addition, to Public Bank, PBC's other assets are cash and Public Mortgage Corporation, an inactive mortgage company subsidiary which had no assets or liabilities at December 31, 1997.

  Public Bank was formed as a Florida state-chartered bank in 1981. Public Bank has two banking locations in Osceola County, Florida. PBC acquired Public Bank in a holding company conversion, through a three for one exchange of PBC shares for Public Bank shares, effective January 1, 1986.

  The principal executive offices of PBC and Public Bank are located at 2500 13th Street, St. Cloud, Florida, 34769-4112, and the telephone number is (407) 892-7137. In addition to its principal office, Public Bank operates a branch bank in Kissimmee, Florida.

  Banking Services. Public Bank conducts substantially the same business operations as a typical independent commercial bank. Public Bank offers a wide range of consumer and commercial banking services traditionally offered by commercial banks, such as personal and commercial checking accounts, regular negotiable order of withdrawal ("NOW") accounts, certificates of deposit, money market accounts, savings accounts, IRA accounts, money orders, traveler's cheques, safe deposit boxes and wire transfers. These depository services are further complemented by direct deposit programs, night depository services and banking by mail. Public Bank also originates a variety of loans, including, but not limited to, commercial and consumer loans, and loans secured by deposit accounts and other marketable collateral. All accounting and statement processing is handled by Public Bank's internal proof and bookkeeping departments using its computer systems. In addition, Public Bank makes extensive use of computer terminals in its teller and lobby locations that permit efficient handling and tracking of new accounts, loans and other paper intensive services and provides every employee of Public Bank a complete customer profile at all times.

  Market Area. The St. Cloud/Kissimmee communities are located in Osceola County, Florida, which is located in the central part of the State of Florida. The University of Florida's 1996 population estimate for Osceola County, reprinted in the 1997 edition of the Florida Statistical Abstracts, sets the residential population of Osceola County at approximately 139,700. Public Bank estimates that a majority of its customers reside or do business in Osceola County.

  Operating Strategy. The principal business of Public Bank is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets, primarily short and intermediate-term government securities. Funds for the operations of Public Bank are provided through proceeds from the sale of investments and loans, from amortization and repayment of outstanding loans, and from interest, fees earned and borrowings. Earnings of Public Bank depend primarily upon the difference between (1) the interest and fees received by the bank from loans, banking services and miscellaneous banking transactions, the securities held in its investment portfolio and other investments and (2) expenses incurred by Public Bank in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

  To the extent market conditions permit, Public Bank follows a strategy intended to insulate the bank's interest rate gap from adverse changes in interest rates by maintaining spreads through its ability to adjust its interest-earning assets and interest-bearing liabilities. It is Public Bank's intention that its interest-earning assets have a high degree of sensitivity to interest rate changes. See "-- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PBC." Public Bank's ability to reduce interest rate risk in its loan and investment portfolios will depend upon a number of factors, many of which are beyond its control, including, among others, competition for loans and deposits in its market area and conditions prevailing in the secondary market.

  The primary sources of Public Bank's funds for lending and for other general business purposes are the bank's capital, deposits, loan repayments and borrowings. Public Bank expects that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be influenced by prevailing interest rates, money market and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

  Public Bank's customers are primarily individuals, professional firms, and small- and medium-size businesses located in the bank's primary market area. Public Bank continually seeks to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, Public Bank utilizes traditional local advertising media as well as direct mailings, telephone contacts, and brochures to promote the bank and develop loans and deposits. In addition, a majority of the directors of Public Bank have worked and/or lived in or near the bank's market area for a number of years. Public Bank believes that this factor, coupled with the past and continued involvement of the directors, officers and employees in various local community activities will further promote the bank's image as a financial institution.

  Competition. The banking industry in general, and Public Bank's market area in particular, is characterized by significant competition for both deposits and lending opportunities. In its market area, Public Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other nonbank competitors. Competition for deposits may have the effect of increasing the rates of interest Public Bank will pay on deposits, which would increase the bank's cost of money and possibly reduce its net income. Competition for loans may have the effect of lowering the rate of interest Public Bank will receive on its loans, which would lower the bank's return on invested assets and possibly reduce its net income. Many of Public Bank's competitors have been in existence for a significantly longer period of time than Public Bank, and are larger and have greater financial and other resources and lending limits than Public Bank and may offer certain services, such as trust powers, that the bank does not provide at this time. The profitability of Public Bank depends upon its ability to compete in its market area. At the present time, Public Bank is unable to predict the extent to which competition may adversely affect its financial condition and operating results.

  In order to compete with major financial institutions and others in Public Bank's market area, the bank emphasizes specialized services, local promotional activity and personal contacts by its officers, directors and employees. Public Bank believes that its community-oriented operating philosophy and personalized banking services are competitive factors in which it has strength.

  Supervision and Regulation. PBC and Public Bank are subject to a number of statutes and regulations affecting financial institutions. These laws and regulations are intended to protect depositors, not stockholders. As a bank holding company, PBC is subject to, among other things, the Bank Holding Company Act of 1956, as amended (the "BHCA"), regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the provisions of the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA").

  The Federal Reserve requires PBC to file annual reports and provide the Federal Reserve with such other information and reports as the Federal Reserve may request from time to time. The Federal Reserve is also authorized to conduct examinations of PBC and its subsidiaries, including Public Bank. Under the BHCA, prior approval of the Federal Reserve is required for the merger or consolidation with another bank holding company. PBC, except as noted below, is also prohibited from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. PBC may, however, with Federal Reserve approval, engage in, and may own shares of companies engaged in, certain activities found by the Federal Reserve to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to, and to commit resources to support, their subsidiary banks. This support may be required at times when absent such Federal Reserve policy, the holding company may not be inclined to provide it. In addition, any capital loans by a bank holding company to any bank subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

  FDICIA establishes several requirements and restrictions applicable to insured banks that are deemed to be "undercapitalized" and to bank holding companies that control undercapitalized banks. Among these provisions are restrictions on capital distributions, including dividend payments, restrictions on asset growth, the establishment of branch offices and merger and acquisition transactions, as well as provisions requiring bank holding companies to guarantee the capital adequacy of certain subsidiary banks and the divestiture of both bank and nonbank subsidiaries by bank holding companies in certain circumstances.

  FIRREA generally allows bank holding companies to acquire healthy savings and loan associations as well as failed or failing savings and loan associations. However, FIRREA also provides for a cross guarantee which may require a multi-bank holding company to indemnify the Federal Deposit Insurance fund against losses it incurs with respect to such company's affiliated banks, effectively making a bank holding company's equity investment in healthy bank subsidiaries available to the FDIC to assist the company's failing or failed bank subsidiaries. FIRREA also grants regulatory agencies the ability to levy expanded civil and criminal penalties against certain "institution-affiliated parties" who cause or are likely to cause material financial loss to or a significant adverse effect on a regulated institution or who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in an unsafe or unsound practice. Institution-affiliated parties are defined to include management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports, the filing of false or misleading information, or the submission of inaccurate reports. Civil penalties may be as high as $1 million a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Further, FIRREA expands the appropriate banking agencies' power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

  PBC is also restricted in its activities by the provisions of the Glass-Steagall Act, which prohibits PBC from engaging as principal in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretations, scope and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators and the interpretation and application of certain of those provisions have been challenged in the federal courts.

  In addition to the foregoing federal laws, the provisions of the Florida Business Corporation Act apply to PBC.

  Since Public Bank is organized as a Florida-chartered commercial bank, its operations are primarily subject to supervision and regulation by the State of Florida and as a non-member bank, the FDIC. Florida and federal regulations include requirements for the maintenance of reserves against deposits, as well as restrictions relating to loans, investments, payment of dividends, branching and other activities. Accordingly, the Department and the FDIC conduct regular examinations of Public Bank, reviewing the adequacy of the loan loss reserves, quality of loans and investments, liquidity, propriety of management practices, compliance with laws and regulations, and other aspects of Public Bank's operations. In addition to these regular examinations, Public Bank must furnish to the FDIC quarterly reports containing detailed financial statements and schedules. Under FDIC regulation, Public Bank is subject to deposit insurance assessments. As Public Bank's primary federal regulator, the FDIC has authority to impose penalties, initiate civil and administrative actions, and take other steps intended to prevent Public Bank from engaging in unsafe or unsound practices. The FDIC also establishes rates for the payment of premiums by federally insured banks and savings associations for deposit insurance. A Bank Insurance Fund ("BIF") is maintained for commercial banks and a Savings Association Insurance Fund ("SAIF") is maintained for savings associations. BIF insurance of deposits may be terminated by FDIC, after notice and hearing, upon a finding that an institution has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. When conditions warrant, the FDIC may impose less severe sanctions as an alternative to termination of insurance. Management of Public Bank does not know of any present condition pursuant to which the FDIC would seek to impose sanctions on Public Bank or terminate insurance of its deposits.

  Public Bank also is subject to the provisions of the Community Reinvestment Act of 1977 (the "CRA"), which imposes an obligation on Public Bank to help meet the credit needs of its entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit Public Bank's discretion to develop the types of products and services that it believes are best suited to its particular communities, consistent with the CRA. The CRA requires the appropriate federal bank regulatory agency (in the case of Public Bank, the FDIC), in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the Bank.

  Interest and certain other changes collected or contracted for by Public Bank are subject to state usury laws and certain federal laws concerning interest rates. Public Bank's loan operations are also subject to federal laws applicable to credit transactions, such as, among others, the Federal Truth-in-Lending Act governing disclosures of credit terms to consumer borrowers, and the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit. The deposit operations of Public Bank are subject to the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services, and the Truth-in-Savings Act which governs disclosure of the fees and yields upon deposit accounts with Public Bank. All of the services provided by Public Bank to its customers are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with the administrative subpoenas of financial records.

  As a Florida-chartered commercial bank, Public Bank is subject to the laws of Florida as to the payment of dividends. Under the Florida Financial Institutions Code, the prior approval of the Department is required if the total of all dividends declared by a bank in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under Federal law, if, in the opinion of the federal banking regulator, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such regulation may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Prompt Corrective Action regulations adopted by the federal banking agencies in December 1992, a depository institution may not pay any dividend to its holding company if payment would cause it to become undercapitalized or if it already is undercapitalized. In addition, PBC and Public Bank are required to comply with the capital adequacy standards established by the Federal Reserve (for PBC), and the FDIC (for Public Bank).

  Under Florida banking regulations, Public Bank is required to maintain a daily liquidity position equal to at least 15 percent of its total transaction accounts and eight percent of its total nontransaction accounts, less those deposits of public funds for which security has been pledged as provided by law. Public Bank may satisfy its liquidity requirements with cash on hand (including cash items in process of collection), deposits held with the Federal Reserve, demand deposits due from correspondent banks, Federal funds sold, interest-bearing deposits maturing in 31 days or less and the market value of certain unencumbered, rated, investment-grade securities and securities issued by Florida or any county, municipality or other political subdivision within the State. The FDIC also reviews Public Bank's liquidity position as part of its examination and imposes similar requirements on Public Bank. Any Florida-chartered commercial bank that fails to comply with its liquidity requirements generally may not further diminish liquidity either by making any new loans (other than by discounting or purchasing bills of exchange payable at sight) or by paying dividends.

  THE FOREGOING IS A SUMMARY OF THE PRINCIPAL RELEVANT LAWS, RULES AND REGULATIONS GOVERNING BANKS AND BANK HOLDING COMPANIES, BUT DOES NOT, HOWEVER, PURPORT TO BE A COMPLETE SUMMARY OF ALL APPLICABLE LAWS, RULES AND REGULATIONS GOVERNING PUBLIC BANK AND PBC.

  Employees. As of March 23, 1998, Public Bank employed 35.5 full-time equivalent employees, of which 2 were executive officers, and 3 part-time employees. Public Bank does not anticipate any material increase in its work force in the near future. Public Bank's employees are not represented by a collective bargaining group, and the bank considers its relations with its employees to be excellent. Public Bank provides employees certain benefits customary in the banking industry, which include major medical insurance, group term life insurance and normal vacation and sick leave.

  Properties. The main office of Public Bank and PBC is located at 2500 13th Street, St. Cloud, Florida, 34769-4112. It is a two story, modern glass and concrete building situated on Highway 192, which is the main thoroughfare through St. Cloud. The office has 5 drive-in lanes, 7 lobby teller stations, safe deposit boxes and the most advanced computerized ATM machine available today. The Kissimmee Branch Office is located at 737 W. Oak Street, Kissimmee, Florida 34741-4937. It is a one story building located across the street from the Kissimmee facility of the Osceola Regional Medical Center. Customers of this location consist mainly of nearby businesses and local residents. Along with an ATM, the Kissimmee branch has 3 drive-in lanes as well as 4 lobby teller stations. Public Bank owns each of the main office and the Kissimmee branch office. As of December 31, 1997, deposits from both locations totalled $44,967,346.

INFORMATION ABOUT VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Market Price and Dividends. There is no established public trading market for the PBC Common Stock. As of the Record Date, PBC Common Stock was held by 153 holders of record. PBC has never paid dividends on its common stock. See "SUMMARY--THE MERGER--MARKET PRICES."

  Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of PBC Common Stock known to the Board of Directors of PBC, showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of PBC and Public Bank, with the number of shares of PBC Common Stock owned beneficially by each of them, and (iii) the number of shares of PBC Common Stock owned beneficially by all directors and executive officers as a group.

  Ownership of PBC Common Stock by its directors and certain executive officers as follows:

                                                                        NUMBER   PERCENTAGE
    NAME                     POSITION WITH PBC     POSITION WITH BANK  OF SHARES OUTSTANDING
    ----                     -----------------     ------------------  --------- -----------
P. Douglas Freedle        Chief Executive Officer, Vice Chairman,      1,814,518    77.6
4224 Bay to Bay Blvd.     Chairman, President &    Director
Tampa, Florida 33629      Director
H. Clay Whaley, Jr.       Director                 Director               60,713     2.6
2500 W. 13th St.
St. Cloud, Florida 34769
B. Robert Tucker          Vice Chairman, Director  Chairman, Director     23,749     1.0
2500 W. 13th St.
St. Cloud, Florida 34769
Henry C. Yates            Director                 Director               25,304     1.1
2500 W. 13th St.
St. Cloud, Florida 34769
H.E. McClain              --                       Director               24,974     1.1
2500 W. 13th St.
St. Cloud, Florida 34769
Charles L. Hodgins        --                       Director               27,779     1.2
2500 W. 13th St.
St. Cloud, Florida 34769
Jack Shoffner             Secretary,               President, Director    11,521     0.5
2500 W. 13th St.          Vice President
St. Cloud, Florida 34769
Charles Anderson          Treasurer                Senior Vice               --       --
2500 W. 13th St.                                   President and
St. Cloud, Florida 34769                           Cashier
Directors and executive                                                1,988,558    85.08
 officers as a group

--------
* Indicates less than 1%.

  The persons listed above will receive the same Exchange Ratio as the other PBC Shareholders for each share of PBC Common Stock held at the Effective Time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PBC

  The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of PBC and should be read in conjunction with the Audited Financial Statements and Notes thereto included herein. PBC is the parent holding company of Public Bank, and it has no operations of consequence other than the ownership of its subsidiaries. The emphasis of this discussion will be on the years 1997 and 1996.

  At December 31, 1997, PBC had consolidated assets of approximately $50.4 million and operated two banking locations in Osceola County, Florida, through Public Bank. PBC's primary business is banking; therefore, loans and investments are the principal source of income.

  This discussion contains certain forward looking statements with respect to the financial condition, results of operation and business of PBC and Public Bank related, among other things to: trends or uncertainties which will impact future operating results, liquidity and capital resources, and the relationship between those trends or uncertainties and nonperforming loans and other loans; the effect of the market's perception of future inflation and real returns and the monetary policies of the Federal Reserve on short and long term interest rates; and the effect of interest rate changes on liquidity and interest rate sensitivity management. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

    (a) difficulty integrating the operations of PBC and ANB; and

    (b) general economic conditions, either nationally or in Florida, are less favorable than expected.

FINANCIAL CONDITION

 Average Assets and Liabilities

  From 1996 to 1997 PBC's average assets increased $2.5 million or 5.6%.

  During the same period average interest bearing deposits increased $805,000, while non-interest bearing deposits increased by $1.2 million. PBC carried no foreign loans or deposits in any period discussed.

  Average investment securities decreased by $1.6 million or 15.0% during the period 1996 to 1997. Loans and deposits increased significantly during this same period because emphasis was placed on growth in these areas. Loans, net of unearned income, averaged $28.9 million during 1997 compared to $24.3 million during 1996, an increase of 19.0%. The decrease in average investment securities was used to fund loan growth during the period.

  The following table depicts PBC's average balance sheets for the years ending December 31, 1997 and 1996:

                               AVERAGE BALANCES
                            (AMOUNTS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   ASSETS:
   Cash and due from banks............................ $     2,415  $     1,798
   Funds sold.........................................       5,234        6,501
   Securities.........................................       9,327       10,969
   Loans, net of unearned income......................      28,927       24,316
   Allowance for loan losses..........................        (429)        (377)
                                                       -----------  -----------
   Loans, net of allowance for loan losses............      28,498       23,939
                                                       -----------  -----------
   Premises and equipment.............................       1,310        1,373
   Other assets.......................................         915          574
                                                       -----------  -----------
       Total assets................................... $    47,699  $    45,154
                                                       ===========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits:
     Demand deposits.................................. $     9,289  $     8,129
     Interest-bearing transaction accounts............       6,815        6,033
     Savings and money market deposits................      10,851       11,480
     Time deposits....................................      15,841       15,189
                                                       -----------  -----------
       Total deposits.................................      42,796       40,831
                                                       -----------  -----------
   Accrued interest and other liabilities.............         360          336
   Stockholders' equity...............................       4,543        3,987
                                                       -----------  -----------
       Total liabilities and stockholders' equity..... $    47,699  $    45,154
                                                       ===========  ===========

LOANS

  Net loans, at December 31, 1997, were $30.5 million, an increase from $26.0 million at December 31, 1996. At December 31, 1997, commercial and financial loans represented 29.1% of total loans, real estate-mortgage and construction loans represented 62.4% of total loans, and consumer loans represented 8.5% of total loans.

  For asset and liability management purposes, of the outstanding loans, $10.1 million or 33.3% of total loans, net of unearned income, mature within one year or may be repriced within one year due to a variable rate arrangement.

  The table immediately below shows the classification of loans by major category at December 31, 1997 and 1996. The second table depicts maturities of selected loan categories for loans maturing after one year.

                         COMPOSITION OF LOAN PORTFOLIO
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                              DECEMBER 31,
                          -----------------------------------------------------------------------------------------
                                1997              1996              1995              1994              1993
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                   PERCENT           PERCENT           PERCENT           PERCENT           PERCENT
                          AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL AMOUNT   OF TOTAL
                          -------  -------- -------  -------- -------  -------- -------  -------- -------  --------
Commercial and
 financial..............  $ 8,906    29.14% $ 7,410    28.51% $ 7,673    33.28% $ 6,005    29.99% $ 4,126    25.58%
Real estate:
 Construction...........      998     3.27    1,322     5.09      963     4.18      658     3.29      931     5.77
 Mortgage...............   18,067    59.10   14,995    57.70   12,398    53.77   11,742    58.63    9,375    58.13
Consumer................    2,594     8.49    2,262     8.70    2,022     8.77    1,619     8.09    1,697    10.52
                          -------   ------  -------   ------  -------   ------  -------   ------  -------   ------
 Total gross loans......   30,565   100.00%  25,989   100.00%  23,056   100.00%  20,024   100.00%  16,129   100.00%
                                    ======            ======            ======            ======            ======
Unearned income.........      (27)              (26)              (29)              (51)              (73)
                          -------           -------           -------           -------           -------
 Total loans, net of
  unearned income.......   30,538            25,963            23,027            19,973            16,056
Allowance for loan
 losses.................     (469)             (393)             (353)             (310)             (343)
                          -------           -------           -------           -------           -------
 Total net loans........  $30,069           $25,570           $22,674           $19,663           $15,713
                          =======           =======           =======           =======           =======

          LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
                            (AMOUNTS IN THOUSANDS)

                                                  DECEMBER 31, 1997
                                       ----------------------------------------
                                                OVER ONE YEAR
                                       ONE YEAR THROUGH FIVE  OVER FIVE
                                       OR LESS      YEARS       YEARS    TOTAL
                                       -------- ------------- --------- -------
Commercial and financial..............  $1,865     $ 6,084      $ 957   $ 8,906
Real estate--construction.............     719         212         67       998
Real estate--mortgage.................   1,172      13,172      3,723    18,067
Consumer..............................     777       1,752         65     2,594

                                                          PREDETERMINED FLOATING
                                                              RATES      RATES
                                                          ------------- --------
Maturing after one year but within five years............    $15,774     $5,446
Maturing after five years................................      3,977        835
                                                             -------     ------
                                                             $19,751     $6,281
                                                             =======     ======

  PBC's rollover/renewal policy consists of a re-evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

INVESTMENT SECURITIES

  The following table summarizes investment securities and available for sale securities for the periods presented.

                             INVESTMENT SECURITIES
                            (AMOUNTS IN THOUSANDS)

                                                          DECEMBER 31,
                                                  -----------------------------
                                                      1997           1996
                                                  ------------- ---------------
                                                   COST  MARKET  COST   MARKET
                                                  ------ ------ ------- -------
U.S. Treasury.................................... $8,495 $8,524 $10,490 $10,497
U.S. Government Agencies.........................    --     --    2,000   1,996
                                                  ------ ------ ------- -------
  Total.......................................... $8,495 $8,524 $12,490 $12,493
                                                  ====== ====== ======= =======

                         AVAILABLE FOR SALE SECURITIES
                            (AMOUNTS IN THOUSANDS)

                                                          DECEMBER 31,
                                                  -----------------------------
                                                      1997           1996
                                                  ------------- ---------------
                                                   COST  MARKET  COST   MARKET
                                                  ------ ------ ------- -------
Equity securities................................ $  399 $  399 $   205 $   205
                                                  ------ ------ ------- -------
  Total.......................................... $  399 $  399 $   205 $   205
                                                  ====== ====== ======= =======

  The maturities and weighted average yields of investment securities at December 31, 1997, are presented in the following table using the average stated contractual maturites.

            INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                            DECEMBER 31, 1997
                          ------------------------------------------------------------------------------------------------
                                              AFTER ONE BUT      AFTER FIVE BUT
                          WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS    AFTER TEN YEARS     OTHER SECURITIES
                          ----------------  ------------------  -----------------   -----------------   ------------------
                           AMOUNT   YIELD    AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD
                          -------- -------  --------- --------  --------  -------   --------  -------   --------  --------
U.S. Treasury...........  $  6,496   6.04%  $   1,999    6.17%   $    --       -- %  $    --       -- %  $    --       -- %
                          -------- ------   --------- -------    --------  -------   --------  -------   -------- --------
 Total..................  $  6,496   6.04%  $   1,999    6.17%   $    --       -- %  $    --       -- %  $    --       -- %
                          ======== ======   ========= =======    ========  =======   ========  =======   ======== ========

        SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                            DECEMBER 31, 1997
                          ------------------------------------------------------------------------------------------------
                                              AFTER ONE BUT      AFTER FIVE BUT
                          WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS    AFTER TEN YEARS     OTHER SECURITIES
                          ----------------  ------------------  -----------------   -----------------   ------------------
                           AMOUNT   YIELD    AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD
                          -------- -------  --------- --------  --------  -------   --------  -------   --------  --------
Equity securities.......  $    --     -- %  $     --      -- %   $    --       -- %  $    --       -- %  $    399     3.00%
                          -------- ------   --------- -------    --------  -------   --------  -------   -------- --------
 Total..................  $    --     -- %  $     --      -- %   $    --       -- %  $    --       -- %  $    399     3.00%
                          ======== ======   ========= =======    ========  =======   ========  =======   ======== ========

DEPOSITS

  Between 1996 and 1997, PBC experienced growth in each total deposits as shown in the table below. Non-interest bearing demand deposits increased by $1.9 million, or 22.6% from year-end 1996 to year-end 1997. Interest bearing deposits increased $542,000 or 1.6% during the same period.

  PBC has maintained a stable base of non-interest bearing demand deposits despite consumer trends toward interest bearing deposits. At December 31, 1996, non-interest bearing demand deposits were 19.5% of total deposits and by 1997 this ratio had increased to 22.6%.

  The table below summarizes deposits of PBC for the dates indicated:

                                   DEPOSITS
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                              DECEMBER 31,
                          ------------------------------------------------------------------------------------
                                1997             1996             1995             1994             1993
                          ---------------- ---------------- ---------------- ---------------- ----------------
                                  PERCENT          PERCENT          PERCENT          PERCENT          PERCENT
                          AMOUNT  OF TOTAL AMOUNT  OF TOTAL AMOUNT  OF TOTAL AMOUNT  OF TOTAL AMOUNT  OF TOTAL
                          ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
Demand..................  $10,029   22.56% $ 8,179   19.45% $ 7,195   17.98% $ 6,880   18.12% $ 6,604   17.98%
NOW.....................    7,372   16.58    6,065   14.42    5,802   14.50    6,235   16.42    5,694   15.50
Savings and money
 market.................    9,704   21.83   13,258   31.52   11,047   27.60   14,143   37.24   14,116   38.43
Time less than
 $100,000...............   11,966   26.93   10,467   24.88   11,500   28.73    8,065   21.24    7,967   21.69
Time greater than
 $100,000...............    5,383   12.10    4,093    9.73    4,482   11.19    2,650    6.98    2,350    6.40
                          -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
 Total deposits.........  $44,454  100.00% $42,062  100.00% $40,026  100.00% $37,973  100.00% $36,731  100.00%
                          =======  ======  =======  ======  =======  ======  =======  ======  =======  ======

  The following table reflects maturities of time-deposits of $100,000 or more at December 31, 1997. Time deposits include both certificates of deposit and time deposit open accounts. Deposits of $5.4 million in this category represented 12.1% of total deposits at year-end 1997. Management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.

 MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS OF $100,000 OR
                                     MORE
                            (AMOUNTS IN THOUSANDS)

                                            DECEMBER 31, 1997
                           ----------------------------------------------------
                                  AFTER ONE AFTER THREE AFTER SIX
                           WITHIN  THROUGH    THROUGH    THROUGH  AFTER
                            ONE     THREE       SIX      TWELVE   TWELVE
                           MONTH   MONTHS     MONTHS     MONTHS   MONTHS TOTAL
                           ------ --------- ----------- --------- ------ ------
Other time deposits of
 $100,000 or more.........  $--    $2,165      $--       $1,318   $1,900  5,383
                            ====   ======      ====      ======   ====== ======
  Total...................  $--    $2,165      $--       $1,318   $1,900 $5,383
                            ====   ======      ====      ======   ====== ======

CAPITAL RESOURCES

  Shareholders' equity increased by $843,000 to $5.6 million at year-end 1997 from $4.7 million at year-end 1996.

  The Federal Reserve and the FDIC require that bank holding companies and banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders' equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $5.6 million at December 31, 1997, and total (Tier I plus Tier II) capital was $6.0 million at December 31, 1997. Tier I and total capital ratios were 12.4% and 13.4%, respectively at December 31, 1997. Both ratios were above the regulatory minimums.

                              ANALYSIS OF CAPITAL
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                          DECEMBER 31,
                                                 -------------------------------
                                                    1997        1996      1995
                                                 ----------- ---------- --------
Tier 1 Capital.................................    $ 5,567    $ 4,724   $ 4,044
Tier 2 Capital.................................        469        393       353
                                                   -------    -------   -------
Total qualifying capital.......................    $ 6,036    $ 5,117   $ 4,397
                                                   =======    =======   =======
Risk-adjusted total assets (including off-
 balance sheet exposures)......................    $45,045    $37,904   $34,897
Tier 1 risk-based capital ratio (4.00% required
 minimum)......................................      12.40%     12.50%    11.60%
  Total risk-based capital ratio (8.00%
   required minimum)...........................      13.40      13.50     12.60
Tier 1 leverage ratio (4.00% required
 minimum)......................................      11.00      10.40      9.70
                                                 TIER 1 RISK TOTAL RISK  TIER 1
                                                    BASED      BASED    LEVERAGE
                                                 ----------- ---------- --------
Public Bank Corporation........................      12.40%     13.40%    11.00%
Public Bank....................................      10.80      11.80      9.50
Required minimums..............................       4.00       8.00      4.00

RESULTS OF OPERATIONS

 Net Interest Income

  Net interest income, which is the difference between interest income earned on earning assets and the interest expense paid on interest-bearing liabilities, is the largest component of a bank's earnings. Net interest income increased by $355,000, or 17.1%, in 1997 compared to a 6.9% increase in 1996. Increased loan volume was the primary reason for the growth in net interest income. Average earning assets increased by $1.7 million, or 4.1%, in 1997. This increase in earning assets is partly offset by the volume increase of $805,000, or 2.5%, in average interest-bearing liabilities. Growth in average interest-earning assets exceeded that in average interest-bearing liabilities by $897,000.

  While the average volume of the interest-bearing liabilities increased 2.5% in 1997, the average rate of interest paid decreased from 3.62% in 1996 to 3.46% in 1997, a decrease of 16 basis points. Average earning assets increased 4.1% in 1997, while the average yield increased from 7.79% in 1996 to 8.25% in 1997, an increase of 46 basis points.

  The percentage of earning assets funded by interest-bearing liabilities also affects PBC's net interest income. PBC's earning assets are funded by interest-bearing liabilities, non interest-bearing demand deposits and stockholders' equity. The net return on earning assets funded by non interest-bearing demand deposits and stockholders' equity exceeds the net return on earning assets funded by interest bearing liabilities. PBC maintains a relatively consistent percentage of earning assets that are funded by non interest-bearing liabilities. In 1997, 22.2% of PBC's average earning assets were funded by non interest-bearing liabilities as opposed to 20.3% in 1996. The earning assets funded by non interest-bearing liabilities had a positive impact on the net interest income.

  Presented below is an analysis of net interest income, weighted average yields on earnings assets and weighted average rates paid on interest-bearing liabilities.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                            YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------
                                          1997                    1996
                                 ----------------------- -----------------------
                                 AVERAGE  INCOME/ YIELD/ AVERAGE  INCOME/ YIELD/
                                 BALANCE  EXPENSE  RATE  BALANCE  EXPENSE  RATE
                                 -------  ------- ------ -------  ------- ------
ASSETS:
Earning assets:
 Loans (1) (3).................  $28,927  $2,723   9.41% $24,316  $2,291   9.42%
 Securities:
  Taxable......................    9,327     577   6.19   10,969     619   5.64
 Funds sold....................    5,234     288   5.50    6,501     345   5.31
                                 -------  ------         -------  ------
    Total earning assets (2)...   43,488   3,588   8.25   41,786   3,255   7.79
                                 -------  ------         -------  ------
Cash and due from banks........    2,415                   1,798
Premises and equipment.........    1,310                   1,373
Other assets...................      915                     574
Allowance for loan losses......     (429)                   (377)
                                 -------                 -------
    Total assets...............  $47,699                 $45,154
                                 =======                 =======
LIABILITIES:
Interest-bearing liabilities:
 Interest-bearing transaction
  accounts.....................  $ 6,815      81   1.19  $ 6,033      84   1.39
 Savings and money market
  deposits.....................   10,851     225   2.07   11,480     254   2.21
 Time deposits.................   15,841     855   5.40   15,189     845   5.56
                                 -------  ------         -------  ------
    Total interest-bearing
     liabilities...............   33,507   1,161   3.46   32,702   1,183   3.62
                                 -------  ------   ----  -------  ------   ----
Demand deposits................    9,289                   8,129
Accrued interest and other
 liabilities...................      360                     336
Stockholders' equity...........    4,543                   3,987
                                 -------                 -------
    Total liabilities and
     stockholders' equity......  $47,699                 $45,154
                                 =======                 =======
Net interest spread............                    4.79%                   4.17%
                                                   ====                    ====
Net interest income/margin on a
 taxable equivalent basis......            2,427   5.58%           2,072   4.96%
                                                   ====                    ====
Tax equivalent adjustment (2)..              --                      --
                                          ------                  ------
Net interest income/margin.....           $2,427   5.58%          $2,072   4.96%
                                          ======   ====           ======   ====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for Federal income tax purposes of interest expense related to tax-exempt assets.
(3) Fees in the amount of $32,000 and $37,000 are included in interest and fees on loans for 1997 and 1996, respectively.

  The following table sets forth the effect which varying levels of earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for 1997. For the purposes of this table, changes which are not solely attributable to volume or rates are allocated to volume and rate on a pro rata basis.

                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                            (AMOUNTS IN THOUSANDS)

                                                           DECEMBER 31, 1997
                                                           COMPARED TO 1996
                                                            VARIANCE DUE TO
                                                        -----------------------
                                                        VOLUME YIELD/RATE TOTAL
                                                        ------ ---------- -----
EARNING ASSETS:
Loans..................................................  $434     $ (2)   $432
Securities:
  Taxable..............................................   (98)      56     (42)
  Tax exempt...........................................   --       --      --
Cash balances in other banks...........................   --       --      --
Funds sold.............................................   --       --      --
Funds sold.............................................   (69)      12     (57)
                                                         ----     ----    ----
    Total interest income..............................   267       66     333
INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts..................    10      (13)     (3)
Savings and money market deposits......................   (14)     (15)    (29)
Time deposits..........................................    35      (25)     10
Funds purchased........................................   --       --      --
Other short-term borrowings............................   --       --      --
Long-term debt.........................................   --       --      --
                                                         ----     ----    ----
    Total interest expense.............................    31      (53)    (22)
                                                         ----     ----    ----
    Net interest income on a taxable equivalent basis..  $236     $119     355
                                                         ====     ====
Taxable equivalent adjustment..........................                    --
                                                                          ----
Net interest income....................................                   $355
                                                                          ====

INTEREST SENSITIVITY

  PBC monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by PBC is the measurement of the interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

  PBC evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. PBC uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

  The following table illustrates PBC's interest rate sensitivity at December 31, 1997, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

                         INTEREST SENSITIVITY ANALYSIS
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                DECEMBER 31, 1997
                         -----------------------------------------------------------------
                                    AFTER ONE AFTER THREE
                                     THROUGH    THROUGH
                         WITHIN ONE   THREE     TWELVE    WITHIN ONE  GREATER THAN
                           MONTH     MONTHS     MONTHS       YEAR       ONE YEAR    TOTAL
                         ---------- --------- ----------- ----------  ------------ -------
ASSETS:
Earning assets:
 Loans(1)...............  $ 7,705    $   557    $ 1,896    $10,158      $20,376    $30,534
 Securities(2)..........      --         --       6,496      6,496        1,999      8,495
 Funds sold.............    5,536        --         --       5,536          --       5,536
                          -------    -------    -------    -------      -------    -------
    Total interest-
     earning assets.....  $13,241    $   557    $ 8,392    $22,190      $22,375    $44,565
LIABILITIES:
Interest-bearing
 liabilities:
 Interest-bearing
  deposits:
  Demand deposits.......  $   --     $   --     $ 7,372    $ 7,372      $   --     $ 7,372
  Savings and money
   market deposits......    5,621        --         --       5,621        4,083      9,704
  Time deposits(3)......      --       4,120      5,968     10,088        7,261     17,349
                          -------    -------    -------    -------      -------    -------
    Total interest-
     bearing
     liabilities........  $ 5,621    $ 4,120    $13,340    $23,081      $11,344    $34,425
                          -------    -------    -------    -------      -------    -------
Period gap..............  $ 7,620    $(3,563)   $(4,948)   $  (891)     $11,031
                          =======    =======    =======    =======      =======
Cumulative gap..........  $ 7,620    $ 4,057    $  (891)   $  (891)     $10,140    $10,140
                          =======    =======    =======    =======      =======    =======
Ratio of cumulative gap
 to total earning
 assets.................    17.10%      9.10%     (2.00)%    (2.00)%      22.75%

--------
(1) Excludes nonaccrual loans of $4,000.
(2) Excludes available for sale equity securities of $399,000.
(3) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

MARKET RISK

  PBC's earnings are dependent on its net interest income which is the difference between interest income earned on all earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and rates. PBC's market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. PBC seeks to reduce its exposure to market risk through actively monitoring and managing its interest rate risk. Management relies upon static "gap" analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in PBC's balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 200 basis points below to 200 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

  With respect to the primary earning assets, loans and securities, certain features of individual types of loans introduce uncertainty as to their expected performance at varying levels of interest rates. In some cases, imbedded options exist whereby the borrower may elect to repay the obligation at any time. These imbedded prepayment options make anticipating the performance of those instruments difficult given changes in prevailing rates. At December 31, 1997, essentially every loan, net of unearned income (totaling $30.5 million, or 60.6% of total assets), carries such imbedded options. Management believes that assumptions used in its simulation analysis about the performance of financial instruments with such imbedded options are appropriate. However, the actual performance of these financial instruments may differ from management's estimates due to several factors, including the diversity and sophistication of the customer base, the general level of prevailing interest rates and the relationship to their historical levels, and general economic conditions. The difference between those assumptions and actual results, if significant, could cause the actual results to differ from those indicated by the simulation analysis.

  Deposits totaled $44.5 million, or 88.2%, of total assets at December 31, 1997. Since deposits are the primary funding source for earning assets, the associated market risk is considered by management in its simulation analysis. Generally, it is anticipated that deposits will be sufficient to support funding requirements. However, the rates paid for deposits at varying levels of prevailing interest rates have a significant impact on net interest income and therefore, must be quantified by PBC in its simulation analysis. Specifically, PBC's spread, the difference between the rates earned on earning assets and rates paid on interest bearing liabilities, is generally higher when prevailing rates are higher. As prevailing rates reduce, the spread tends to compress, with severe compression at very low prevailing interest rates. This characteristic is called "spread compression" and adversely affects net interest income in the simulation analysis when anticipated prevailing rates are reduced from current rates. Management relies upon historical experience to estimate the degree of spread compression in its simulation analysis. Management believes that such estimates of possible spread compression are reasonable. However, if the degree of spread compression varies from that expected, the actual results could differ from those indicated by the simulation analysis.

  The following table illustrates the results of simulation analysis used by PBC to determine the extent to which market risk would have affected the net interest margin if prevailing interest rates differed from actual rates during 1997. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results for 1997 and, certainly, the future impact of market risk on PBC's net interest margin, may differ from that found in the table.

                                  MARKET RISK
                            (AMOUNTS IN THOUSANDS)

                                                                 CHANGE FROM
                                                NET INTEREST  1997 NET INTEREST
CHANGE IN PREVAILING INTEREST RATES             INCOME AMOUNT   INCOME AMOUNT
-----------------------------------             ------------- -----------------
+200 basis points..............................    $2,442            0.62%
+100 basis points..............................     2,434            0.29
 0 basis points................................     2,427             --
-100 basis points..............................     2,383           (1.81)
-200 basis points..............................     2,338           (3.67)

PROVISIONS AND ALLOWANCE FOR LOAN LOSSES

  Throughout the year PBC management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. The allowance for loan losses is a valuation allowance which quantifies this estimate. Management's judgment as to the amount of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, PBC management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond PBC's control.

  While it is possible that in particular periods PBC may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of PBC management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

  Management reviews the loan portfolio and determines the adequacy of the allowance at each month end. Appropriate adjustments to the allowance are made through the provision for loan losses.

  The table below sets for certain information with respect to PBC's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1997.

                           ALLOWANCE FOR LOAN LOSSES
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                           YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                    1997     1996     1995     1994     1993
                                   -------  -------  -------  -------  -------
Total loans outstanding at end of
 period, net of unearned income... $30,538  $25,963  $23,027  $19,973  $16,056
                                   =======  =======  =======  =======  =======
Average amount of loans
 outstanding, net of unearned
 income........................... $28,927  $24,316  $21,654  $17,503  $15,297
                                   =======  =======  =======  =======  =======
Allowance for loan losses at
 beginning of period.............. $   393  $   353  $   310  $   343  $   348
Charge-offs:
  Commercial, financial and
   agricultural...................       9       15       62      137      181
  Real estate--mortgage...........       9        9      185      --       --
  Consumer........................     --         8        4        8       15
                                   -------  -------  -------  -------  -------
    Total charge-offs.............      18       32      251      145      196
                                   -------  -------  -------  -------  -------
Recoveries:
  Commercial, financial and
   agricultural...................      19        9      165       50      109
  Real estate--mortgage...........       9      --       --       --        23
  Consumer........................       6        3        4      --         4
                                   -------  -------  -------  -------  -------
    Total recoveries..............      34       12      169       50      136
                                   -------  -------  -------  -------  -------
    Net charge-offs (recoveries)..     (16)      20       82       95       60
Provision for loan losses.........      60       60      125       62       55
                                   -------  -------  -------  -------  -------
Allowance for loan losses at
 period-end....................... $   469  $   393  $   353  $   310  $   343
                                   =======  =======  =======  =======  =======
Allowance for loan losses to
 period-end loans.................    1.54%    1.51%    1.53%    1.55%    2.14%
Net charge-offs (recoveries) to
 average loans....................   (0.06)    0.08     0.38     0.54     0.39

  At year-end 1997 the allowance was $469,000, as compared to $393,000 at year-end 1996 and $353,000 at year-end 1995. The allowance at year-end 1997 to ending loans was 1.54%, and this ratio has been relatively consistent from year to year since 1994. The allowance was considered adequate at December 31, 1997.

  PBC experienced net recoveries of $16,000 in 1997 and net charge-offs of $20,000 in 1996. The ratio of net recoveries to average loans for 1997 is (0.06)%, compared with a ratio of net charge-offs to average loans for 1996 of 0.08%.

NONPERFORMING ASSETS

  Nonperforming assets are loans on a non-accrual basis, accruing loans 90 days or more past due, renegotiated loans, and other real estate owned. PBC had no accruing loans 90 days or more past due for the years 1997, 1996, and 1995. Nonaccrual loans totaled approximately $4,000 at year-end 1997 and $93,000 in 1996. Other real estate owned was $294,000 at year-end 1997 and 1996. Total nonperforming assets decreased to $298,000 in 1997 from $387,000 in 1996, for a total decrease of $89,000, or 23.0%.

  The following table summarizes nonperforming assets for the periods indicated:

                             NONPERFORMING ASSETS
                  (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                               AT DECEMBER 31,
                                   --------------------------------------------
                                     1997      1996   1995     1994      1993
                                   ---------  ------  -----  --------  --------
Nonaccrual loans.................  $       4  $   93  $ 358  $     31  $     31
Restructured loans...............        --      --     --        --        --
Loans past due 90 days or more
 and still accruing..............        --      --     --        --        --
                                   ---------  ------  -----  --------  --------
  Total nonperforming loans......          4      93    358        31        31
Other real estate owned..........        294     294     49       138       635
                                   ---------  ------  -----  --------  --------
  Total nonperforming assets.....  $     298  $  387  $ 407  $    169  $    666
                                   =========  ======  =====  ========  ========
Allowance for loan losses to
 period-end loans................       1.54%   1.51%  1.53%     1.55%     2.14%
Allowance for loan losses to
 period-end nonperforming loans..  11,725.00  422.58  98.60  1,000.00  1,106.45
Allowance for loan losses to
 period-end nonperforming
 assets..........................     157.38  101.55  86.73    183.43     51.50
Net charge-offs (recoveries) to
 average loans...................      (0.06)   0.08   0.38      0.54      0.39
Nonperforming assets to period-
 end loans and foreclosed
 property........................       0.97    1.47   1.76      0.84      3.99
Nonperforming loans to period-end
 loans...........................       0.01    0.36   1.55      0.16      0.19

  In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in the process of collection.

  PBC has identified loans totaling approximately $448,000, or 1.47% of the loan portfolio at December 31, 1997, through the Public Bank's internal loan evaluation program in which some concern exists about the borrower's ability to comply with present repayment terms. These loans are not included as non-performing assets and are categorized as "watch" for internal evaluation purposes only. These credits, however, were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes with a particular industry or general economic trends which could cause the borrowers severe financial difficulties. PBC management does not expect a significant loss in any of these loans.

NONINTEREST INCOME

  Total noninterest income increased $89,000 or 12.7% from 1996 to 1997. Increases occurred in all major categories of noninterest income. The following table depicts major sources of noninterest income for the periods indicated:

                              NONINTEREST INCOME
                            (AMOUNTS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1997    1996     1995
                                                       ------- -------  -------
Service charges on deposit accounts................... $   674 $   654  $   610
Gain on disposal of assets and deposits...............      39      (3)      37
Other.................................................      77      50       86
                                                       ------- -------  -------
  Total noninterest income............................ $   790 $   701  $   733
                                                       ======= =======  =======

NONINTEREST EXPENSE

  Total noninterest expense increased $90,000 form 1996 to 1997, or 4.9%. The largest item in this category is salaries. Salaries increased $86,000 from 1996 to 1997 or 10.1%. PBC's other expenses were generally flat from 1996 to 1997. The following table summarizes noninterest expenses for the periods indicated:

                              NONINTEREST EXPENSE
                            (AMOUNTS IN THOUSANDS)

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
Salaries and employee benefits......................... $   935 $   849 $   916
Net furniture and occupancy expense....................     304     297     316
Advertising............................................      84      53      60
Banking assessments....................................      18      14      56
Data processing expenses...............................     177     164     140
Legal and professional fees............................      43      67      62
Other..................................................     359     386     400
                                                        ------- ------- -------
  Total noninterest expense............................ $ 1,920 $ 1,830 $ 1,950
                                                        ======= ======= =======

INCOME TAXES, INFLATION AND OTHER ISSUES

  Income tax expense was $394,000 in 1997, compared to $203,000 in 1996. Income tax expense was significantly higher in 1997 due primarily to increased pre-tax income and limitation on the utilization of net operating loss carryforwards.

  Because PBC's assets and liabilities are essentially monetary in nature, the effect of inflation on PBC's assets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that PBC's financial results are influenced more by its ability to react to changes in interest rates than by inflation.

  Except as discussed in this Management's Discussion and Analysis, PBC management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on liquidity, capital resources or operations. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have such an effect.

                                 LEGAL MATTERS

  The legality of the ANB Common Stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama ("Maynard, Cooper"). As of April 1, 1998, attorneys in the law firm of Maynard, Cooper owned an aggregate of 34,274 Shares of ANB Common Stock.

  Certain legal matters in connection with the Merger will be passed upon for PBC by Fowler, White, Gillen, Boggs, Villareal and Baker, P.A., Tampa, Florida ("Fowler, White").

  Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES."

                                    EXPERTS

  The consolidated financial statements of ANB as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, incorporated herein by reference, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the combination and restatement of the 1995 financial statements and the 1996 change in accounting method for stock-based compensation, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated statements of income, changes in stockholders' equity and cash flows of ANB for the year ended December 31, 1995, incorporated by reference in this Proxy Statement have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, to the extent indicated in their report thereon and in part on the report of Ernst & Young LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of PBC as of December 31, 1997 and 1996 and for each of the two years ended December 31, 1997 have been included herein in reliance on the report of Osburn, Henning and Company, P.A., independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A
                                                                      ----------



                         AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                            PUBLIC BANK CORPORATION

                                      AND

                        ALABAMA NATIONAL BANCORPORATION


                                  DATED AS OF

                                 MARCH 5, 1998

                                                                [EXECUTION COPY]


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 5, 1998 by and between PUBLIC BANK CORPORATION ("PBC"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in St. Cloud, Florida, and ALABAMA NATIONAL BANCORPORATION ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                   PREAMBLE
                                   --------

     The Boards of Directors of PBC and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger of PBC with and into ANB. At the effective time of such merger, the outstanding shares of the capital stock of PBC shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of PBC shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of PBC. The transactions described in this Agreement are subject to the approvals of the stockholders of PBC, the Florida Department of Banking and Finance and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement.
It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

     1.1  MERGER.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time, PBC shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the PBC Board.

     1.2  TIME AND PLACE OF CLOSING.  The Closing will take place at 9:00 A.M.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3  EFFECTIVE TIME.  The Merger and other transactions provided for in
          --------------
this Agreement shall become effective: (i) on the date and at the time the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of the State of Delaware, and the Articles of Merger shall be accepted for filing by the Department of State of Florida, or (ii) on such date and at such time subsequent to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as may be specified by the Parties in the Certificate of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the later of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of PBC approve this Agreement to the extent such approval is required by applicable Law.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

     2.1  CERTIFICATE OF INCORPORATION.  The Certificate of Incorporation of ANB
          ----------------------------
in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

     2.2  BYLAWS.  The Bylaws of ANB in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

     2.3  DIRECTORS.  The directors of the Surviving Corporation from and after
          ---------
the Effective Time shall consist of the incumbent directors of ANB.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  CONVERSION OF SHARES.  Subject to the provisions of this Article 3, at
          --------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (A) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (B) Subject to subsection 3.1(d) below, each share of PBC Common Stock (excluding shares held by any PBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in
Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .2353134 shares of ANB Common Stock (the "Exchange Ratio").

     (C) Subject to subsection 3.1(d) below, assuming that no holders of PBC Common Stock exercise their rights under the Dissenter Provisions, the holders of PBC Common Stock (including individuals holding PBC Options) shall receive in the aggregate 550,000 shares of ANB Common Stock.

     (D) (i) If the Average Quoted Price is $24.00 or less, then the Exchange Ratio automatically shall be increased by an amount equal to an additional .010696 shares of ANB Common Stock per share of PBC Common Stock, which, assuming that no holders of PBC Common Stock exercise their rights under the Dissenter Provisions, is the equivalent of an additional 25,000 shares of ANB Common Stock in the aggregate.

         (ii) If the Average Quoted Price is below $25.00, but greater than $24.00, then the Exchange Ratio automatically shall be increased by an amount equal to (A) .010696 multiplied by (B) a fraction, (x) the numerator of which is the difference between $25.00 and the Average Quoted Price and
     (y) the denominator of which is $1.00 (the "Fraction"), which, assuming that no holders of PBC Common Stock exercise their rights under the Dissenter Provisions, is the equivalent of an additional aggregate number of shares in an amount equal to 25,000 multiplied by the Fraction.

         (iii) Notwithstanding anything to the contrary contained in this
     Section 3.1(d) or otherwise in this Agreement, in no event shall the aggregate upward adjustment (if any) to the Exchange Ratio or the total number of shares of ANB Common Stock to be exchanged hereunder exceed .010696 or 25,000 shares of ANB Common Stock, respectively.

     3.2  ANTI-DILUTION PROVISIONS.  In the event PBC changes the number of
          ------------------------
shares of PBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  SHARES HELD BY PBC.  Each of the shares of PBC Common Stock held by
          ------------------
any PBC Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  DISSENTING STOCKHOLDERS.  Any holder of shares of PBC Common Stock who
          -----------------------
perfects his dissenters' rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the "Dissenter Provisions") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this
Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger under Section 10.1(i). In the event that after the Effective Time a dissenting stockholder of PBC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of PBC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of PBC Common Stock held by him.

     3.5  FRACTIONAL SHARES.  No certificates or scrip representing fractional
          -----------------
shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of PBC who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

     4.1  EXCHANGE PROCEDURES.  No later than five days after the Effective
          -------------------
Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of PBC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PBC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). If requested, the Exchange Agent shall mail transmittal materials to any shareholder who holds more than ten percent of the outstanding stock of PBC and who requests that such materials be given to him or her prior to the Effective Time and if such materials are returned to the Exchange Agent in proper form with such shareholder's certificates representing PBC Common Stock at least five business days prior to the Effective Time, the Exchange Agent shall deliver to the Shareholder at Closing the consideration specified in Section 3.1 of this Agreement. After the Effective Time, each holder of shares of PBC Common Stock not surrendered at Closing (other than shares to be canceled pursuant to Section
3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of PBC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of PBC Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of PBC Common Stock for exchange as provided in this Section 4.1.
The certificate or certificates for PBC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of PBC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  RIGHTS OF FORMER PBC STOCKHOLDERS.  At the Effective Time, the stock
          ---------------------------------
transfer books of PBC shall be closed as to holders of PBC Common Stock immediately prior to the Effective Time, and no transfer of PBC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PBC Common Stock ("PBC Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PBC Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of ANB Common Stock into which their respective shares of PBC Common Stock are converted, regardless of whether such holders have exchanged their PBC Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any PBC Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said PBC Certificate held after the Cutoff, until such person surrenders said PBC Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such PBC Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such PBC Certificate.

     4.3  LOST OR STOLEN CERTIFICATES.  If any holder of PBC Common Stock
          ---------------------------
convertible into the right to receive shares of ANB Common Stock is unable to deliver the PBC Certificate that represents PBC Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such PBC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each PBC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such PBC Certificate for exchange pursuant to this Agreement.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF PBC
                     -------------------------------------

     PBC hereby represents and warrants to ANB as follows:

     5.1  ORGANIZATION, STANDING AND POWER.  PBC is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC. PBC has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT.
         ---------------------------------

     (A) PBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PBC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of PBC Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of PBC, enforceable against PBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (B) Neither the execution and delivery of this Agreement by PBC, nor the consummation by PBC of the transactions provided for herein, nor compliance by PBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PBC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PBC Company under, any Contract or Permit of any PBC Company where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PBC Company or any of their respective Assets.

     (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by PBC of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK.
         -------------

     (A) The authorized capital stock of PBC consists of (i) 10,000,000 shares of PBC Common Stock, of which 2,337,309 shares are issued and outstanding, and
(ii) 30,000 shares of PBC preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of capital stock of PBC are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of PBC has been issued in violation of any preemptive rights of the current or past stockholders of PBC.

     (B) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of PBC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PBC or contracts, commitments, understandings or arrangements by which PBC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. PBC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4 PBC SUBSIDIARIES.
         ----------------

     (A) The PBC Subsidiaries are Public Bank ("PBC Bank") and Public Mortgage Corporation ("PMC"). PBC Bank is a state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Florida. PMC is an inactive corporation with no assets or business. PBC Bank has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. PBC Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC. PBC Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (B) The authorized and issued and outstanding capital stock of each PBC Subsidiary is set forth on Schedule 5.4. PBC or PBC Bank owns all of the issued
                           ------------
and outstanding shares of capital stock of each PBC Subsidiary. No equity securities of any PBC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no

Contracts by which any PBC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PBC Company is or may be bound to transfer any shares of the capital stock of any PBC Subsidiary. There are no Contracts relating to the rights of any PBC Company to vote or to dispose of any shares of the capital stock of any PBC Subsidiary. All of the shares of capital stock of each PBC Subsidiary held by a PBC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the PBC Company free and clear of any Lien. No PBC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.5  FINANCIAL STATEMENTS.  Attached hereto as Schedule 5.5 are copies of
          --------------------                      ------------
all PBC Financial Statements and PBC Call Reports for periods ended prior to the date hereof, and PBC will deliver to ANB promptly copies of all PBC Financial Statements and PBC Call Reports prepared subsequent to the date hereof. The PBC Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the PBC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the PBC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). The PBC Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No PBC Company has any
          ----------------------------------
Liabilities that have, individually or in the aggregate, a Material Adverse Effect on PBC, except Liabilities accrued or reserved against in the consolidated balance sheets of PBC as of December 31, 1997, included in the PBC Financial Statements or reflected in the notes thereto. No PBC Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which would not have, individually or in the aggregate, a Material Adverse Effect on PBC, it being understood that the payment of normal, recurring expenses does not have a Material Adverse Effect.

     5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
          ------------------------------------                          --------
5.7, since December 31, 1997 (i) there have been no events, changes or
---
occurrences that have had, individually or in the aggregate, a Material Adverse Effect on PBC, and (ii) the PBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PBC provided in Article 7 of this Agreement.

     5.8 TAX MATTERS.
         -----------

     (A) All Tax returns required to be filed by or on behalf of any of the PBC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of PBC, threatened, with respect to any Taxes that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on PBC, except as reserved against in the PBC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (B) None of the PBC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (C) Adequate provision for any Taxes due or to become due for any of the PBC Companies for the period or periods through and including the date of the respective PBC Financial Statements has been made and is reflected on such PBC Financial Statements.

     (D) Deferred Taxes of the PBC Companies have been provided for in accordance with GAAP.

     5.9 LOAN PORTFOLIO; DOCUMENTATION AND REPORTS.
         -----------------------------------------

     (A) Except as disclosed in Schedule 5.9, none of the PBC Companies is a
                                ------------
creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9, none
                                                             ------------
of the PBC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the Knowledge of PBC, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. Except as set forth in Schedule 5.9, none of the PBC Companies holds any Loans
                       ------------
in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import.

     (B) The documentation relating to each Loan made by any PBC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on PBC.

     (C) Each of the PBC Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Authorities") and all other material reports and statements required to be filed by it since December 31, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9 and as
                                                         ------------
otherwise provided herein, and except for normal examinations conducted by a Regulatory Authorities in the regular course of the business of the PBC Companies, to the Knowledge of PBC, no Regulatory Authority has initiated any proceeding or, to the Knowledge of PBC, investigation into the business or operations of any PBC Company since December 31, 1991. To the Knowledge of PBC, there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PBC Company.

     5.10 ASSETS; INSURANCE.  The PBC Companies have marketable title, free and
          -----------------
clear of all Liens, to all of their respective Assets, except as noted in the PBC Financial Statements, statutory liens not yet delinquent, or immaterial defects in title and encumbrances which do not materially impair the value or use for the purposes for which they are held. One of the PBC Companies has good and marketable fee simple title to the real property described in Schedule
                                                                  --------
5.10(a) and has an enforceable leasehold interest in the real property described
-------
in Schedule 5.10(b), if any.  All Assets that are material to PBC's business on
   ----------------
a consolidated basis, held under leases or subleases by any of the PBC Companies are to the Knowledge of PBC held under valid Contracts enforceable against PBC and to the Knowledge of PBC against the other party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and to the Knowledge of PBC each such Contract is in full force and effect and to the Knowledge of PBC there is not under any such Contract any Default or claim of Default by PBC or PBC Bank or, to the Knowledge of PBC, by any other party to the Contract. Schedule 5.10(c) contains a list of all policies of fire, theft,
               ----------------
liability and other insurance maintained with respect to the Assets or businesses of the PBC Companies and the fidelity and blanket bonds maintained by any of the PBC Companies. The Assets of the PBC Companies include in all material respects all assets required to operate the business of the PBC Companies as now conducted.

     5.11 ENVIRONMENTAL MATTERS.
          ---------------------

     (A) To the Knowledge of PBC, each PBC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC.

     (B) There is no Litigation pending or, to the Knowledge of PBC, threatened before any court, governmental agency or authority or other forum in which any PBC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PBC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC.

     (C) There is no Litigation pending or, to the Knowledge of PBC, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PBC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC.

     (D) To the Knowledge of PBC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC.

     (E) To the Knowledge of PBC, during the period of (i) any PBC Company's ownership or operation of any of its respective current properties, (ii) any PBC Company's participation in the management of any Participation Facility or (iii) any PBC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC. Prior to the period of (i) any PBC Company's ownership or operation of any of its respective current properties, (ii) any PBC Company's participation in the management of any Participation Facility, or (iii) any PBC Company's holding of a security interest in a Loan Property, to the Knowledge of PBC, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as would not have, individually or in the aggregate, a Material Adverse Effect on PBC.

     5.12 COMPLIANCE WITH LAWS.  PBC is duly registered as a bank holding
          --------------------
company under the BHC Act. Each PBC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC, and there has occurred no Default under any such Permit except for those which would not have a Material Adverse Effect on PBC. Except as may be disclosed on Schedule 5.12, none of the PBC Companies:
             -------------

     (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that do not have, individually or in the aggregate, a Material Adverse Effect on PBC; or

     (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PBC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC, (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a Material Adverse Effect on PBC, or (iii) requiring any PBC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.13 LABOR RELATIONS; EMPLOYEES.
          --------------------------

     (A) No PBC Company is the subject of any Litigation asserting that it or any other PBC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PBC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PBC Company, pending or threatened, nor to its Knowledge, is there any activity involving any PBC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (B)  Schedule 5.13(b) contains a true and complete list showing the names
          ----------------
and current annual salaries of all current executive officers of each of the PBC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1996 and 1997.
Schedule 5.13(b) also sets forth the name and offices held by each officer and
----------------
director of each of the PBC Companies.

     5.14 EMPLOYEE BENEFIT PLANS.
          ----------------------

     (A)  Schedule 5.14 lists, and PBC has delivered or made available to ANB
          -------------
prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PBC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "PBC Benefit Plans"). Any of the PBC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PBC ERISA Plan." Each PBC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referenced to herein as an "PBC Pension Plan". No PBC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (B) All PBC Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect on PBC. Each PBC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PBC is not aware of any circumstances that would result in revocation of any such favorable determination letter. To the Knowledge of PBC, no PBC Company has engaged in a transaction with respect to any PBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PBC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or to the Knowledge of PBC threatened against, any PBC Benefit Plan or any PBC Company with regard to any PBC Benefit Plan, any trust which is a part of any PBC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any PBC Benefit Plan.

     (C) No PBC ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PBC Pension Plan, (ii) no change in the actuarial assumptions with respect to any PBC Pension Plan, (iii) no increase in benefits under any PBC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC or to materially adversely affect the funding status of any such plan. Neither any PBC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PBC Company, or the single-employer plan of any entity which is considered one employer with PBC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on PBC. No PBC Company has provided, or is required to provide, security to a PBC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (D) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any PBC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on PBC. No PBC Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on PBC. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PBC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (E) No PBC Company has any obligations for retiree health and life benefits under any of the PBC Benefit Plans, and there are no restrictions on the rights of such PBC Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on PBC.

     (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any PBC Company from any PBC Company under any PBC Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any PBC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC.

     (G) With respect to all PBC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any PBC Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of PBC.

     5.15 MATERIAL CONTRACTS.  Except as set forth on Schedule 5.15, none of the
          ------------------                          -------------
PBC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any PBC Company or the guarantee by any PBC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the PBC Companies or any other Person, except as may be provided in an PBC Company's articles of incorporation or bylaws; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PBC Companies, any member of the immediate family of the foregoing or, to the Knowledge of PBC, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing, except with regard to deposit accounts; (vii) any Contract (A) which limits the freedom of any of the PBC Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any PBC Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the PBC Companies, except as issued in the ordinary course of business with respect to routine matters; and (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PBC Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "PBC Contracts"). None of the PBC Companies is in material Default under any PBC Contract which is material to PBC's business. All of the indebtedness of any PBC Company for money borrowed is prepayable at any time by such PBC Company without penalty or premium.

     5.16 LEGAL PROCEEDINGS.  Except as set forth on Schedule 5.16, there is no
          -----------------                          -------------
Litigation instituted or pending, or, to the Knowledge of PBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PBC Company, or against any Asset, interest, or right of any of them, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on PBC, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any PBC Company, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on PBC.

     5.17 REPORTS.  Since January 1, 1995, or the date of organization if later,
          -------
each PBC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities or (ii) any applicable state securities or banking authorities (except failures to file or late filings which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws except for such failures to comply which will not have a Material Adverse Effect on PBC.

     5.18 STATEMENTS TRUE AND CORRECT.  No representation, warranty, covenant or
          ---------------------------
other statement by any PBC Company or any Affiliate thereof contained in this Agreement, the Exhibits and Schedules hereto, or any other document, agreement or instrument delivered by a PBC Company to ANB in connection with the Closing contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PBC Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation
(i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of PBC Common Stock, and all amendments thereto (as amended, the "S-4 Registration Statement") and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the "Proxy Statement/Prospectus"), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or PBC, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law, except no representation is made regarding information supplied by ANB for inclusion therein.

     5.19 REGULATORY MATTERS.  To the Knowledge of PBC, no PBC Company or any
          ------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20 OFFICES.  The headquarters of each PBC Company and each other office,
          -------
branch or facility maintained and operated by each PBC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set
                                                 -------------
forth on Schedule 5.20, none of the PBC Companies maintains any other office or
         -------------
branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21 DATA PROCESSING SYSTEMS.  Public Bank does check processing on its
          -----------------------
owned equipment utilizing software provided by Kirchman Corporation pursuant to a licensing agreement dated August 5, 1994 (the "Kirchman Licensing Agreement"). The Kirchman Licensing Agreement is a valid and binding agreement enforceable against Public Bank and, to the Knowledge of Public Bank, against Kirchman in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought, and to the Knowledge of PBC the software licensed pursuant to the Kirchman Licensing Agreement is performing in accordance with the specifications set forth in the Kirchman Licensing Agreement.

     5.22 ADMINISTRATION OF TRUST ACCOUNTS.  PBC Bank does not possess and does
          --------------------------------
not exercise trust powers.

     5.23 BROKER'S FEES.  Neither PBC nor any of its Subsidiaries nor any of
          -------------
their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions provided for in this Agreement.

     5.24 OPINION OF COUNSEL. PBC has no Knowledge of any facts that would
          ------------------
preclude issuance of the opinion of counsel referred to in Section 9.2(d).

     5.25 TAKEOVER LAWS.  PBC has taken all action required to be taken by it in
          -------------
order to exempt this Agreement and the transactions provided for hereby and this Agreement and the transactions provided for hereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Florida, including Sections 607.0901 and 607.0902 of the FBCA.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ANB
                     -------------------------------------

     ANB hereby represents and warrants to PBC as follows:

     6.1  ORGANIZATION, STANDING AND POWER.  ANB is a corporation duly
          --------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. ANB has delivered to PBC complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     6.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

     (A) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (B) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

     (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions contemplated in this Agreement.

     6.3  CAPITAL STOCK.  The authorized capital stock of ANB consists of (i)
          -------------
10,000,000 shares of ANB Common Stock, of which 8,648,120 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of PBC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of PBC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 411,037 shares of ANB Common Stock under the ANB Stock Plan. On April 25, 1996, the ANB Board terminated the ANB Stock Plans. In addition, in 1996, ANB adopted a Performance Share Plan and a Deferred Compensation Plan for Directors who are not Employees of ANB, pursuant to which additional shares of ANB Common Stock have been and will continue to be awarded or issued, as the case may be. Schedule 6.3 contains a description of
                                        ------------
each of these plans, including without limitation the number of shares reserved, the number of shares currently awarded and the potential future obligation with respect thereto.

     6.4  ANB SUBSIDIARIES.
          ----------------

     (A) The ANB Subsidiaries owned directly by ANB are Alabama Exchange Bank; First Citizens Bank, National Association; First American Bank; Citizens & Peoples Bank, National Association; Bank of Dadeville; First Gulf Bank and National Bank of Commerce of Birmingham. First Citizens Bank, National Association, Citizens & Peoples Bank, National Association and National Bank of Commerce of Birmingham are national banking associations duly organized and validly existing under the Laws of the United States of America. Each of Alabama Exchange Bank, Bank of Dadeville and First Gulf Bank is a state member bank of the Federal Reserve System, duly organized and validly existing under the Laws of the State of Alabama. First American Bank is a state non-member bank, duly organized and validly existing under the laws of the State of Alabama. Each ANB Subsidiary is in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and each ANB Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each ANB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (B) ANB or one of its Subsidiaries owns greater than 99% of the issued and outstanding shares of capital stock of each ANB Subsidiary. No equity securities of any ANB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any ANB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any ANB Company is or may be bound to transfer any shares of the capital stock of any ANB Subsidiary. There are no Contracts relating to the rights of any ANB Company to vote or to dispose of any shares of the capital stock of any ANB Subsidiary. All of the shares of capital stock of each ANB Subsidiary held by an ANB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ANB Company free and clear of any Lien. No ANB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     6.5  FINANCIAL STATEMENTS.  Attached hereto as Schedule 6.5 are copies of
          --------------------                      ------------
all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof and ANB will deliver to PBC promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

     6.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No ANB Company has any
          ----------------------------------
Liabilities that have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of September 30, 1997 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which do not have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule
          ------------------------------------                          --------
6.7, since September 30, 1997 (i) there have been no events, changes or
---
occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement.

     6.8  TAX MATTERS.
          -----------

     (A) All Tax returns required to be filed by or on behalf of any of the ANB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or, to the Knowledge of ANB, threatened, with respect to any Taxes that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB, except as reserved against in the ANB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (B) None of the ANB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (C) Adequate provision for any Taxes due or to become due for any of the ANB Companies for the period or periods through and including the date of the respective ANB Financial Statements has been made and is reflected on such ANB Financial Statements.

     (D) Deferred Taxes of the ANB Companies have been provided for in accordance with GAAP.

     6.9  [INTENTIONALLY OMITTED].
          -----------------------

     6.10 ASSETS; INSURANCE.  The ANB Companies have marketable title, free and
          -----------------
clear of all Liens, to all of their respective Assets except as noted in the ANB Financial Statements, statutory liens not yet delinquent, or immaterial defects in title and encumbrances which do not materially impair the value or the use for the purposes for which they are held. All Assets which are material to ANB's business on a consolidated basis, held under leases or subleases by any of the ANB Companies, are to the Knowledge of ANB held under valid Contracts enforceable against ANB and, to the Knowledge of ANB, against the other party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, to the Knowledge of ANB, each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the ANB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the ANB Companies is a named insured are reasonably sufficient. The Assets of the ANB Companies include in all material respects all assets required to operate the business of the ANB Companies as now conducted.

     6.11 ENVIRONMENTAL MATTERS.
          ---------------------

     (A) To the Knowledge of ANB, each ANB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (B) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or authority or other forum in which any ANB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any ANB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (C) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or ANB in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (D) To the Knowledge of ANB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (E) To the Knowledge of ANB, during the period of (i) any ANB Company's ownership or operation of any of its respective current properties, (ii) any ANB Company's participation in the management of any Participation Facility or (iii) any ANB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Prior to the period of (i) any ANB Company's ownership or operation of any of its respective current properties, (ii) any ANB Company's participation in the management of any Participation Facility, or (iii) any ANB Company's holding of a security interest in a Loan Property, to the Knowledge of ANB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as would not have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.12 COMPLIANCE WITH LAWS.  ANB is duly registered as a bank holding
          --------------------
company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit, except for those which would not have a Material Adverse Effect on ANB. Except as may be disclosed on Schedule 6.12, none of the ANB Companies:
             -------------

     (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that do not have, individually or in the aggregate, a Material Adverse Effect on ANB; or

     (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a Material Adverse Effect on ANB, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.13 LABOR RELATIONS.  No ANB Company is the subject of any Litigation
          ---------------
asserting that it or any other ANB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other ANB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any ANB Company, pending or threatened, or to its Knowledge, is there any activity involving any ANB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 EMPLOYEE BENEFIT PLANS.
          ----------------------

     (A) No ANB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (B) All ANB Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ANB is not aware of any circumstances that would result in revocation of any such favorable determination letter. To the Knowledge of ANB, no ANB Company has engaged in a transaction with respect to any ANB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ANB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or, to the Knowledge of ANB, threatened against, any ANB Benefit Plan or any ANB Company with regard to any ANB Benefit Plan, any trust which is a part of any ANB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any ANB Benefit Plan.

     (C) No ANB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ANB Pension Plan, (ii) no change in the actuarial assumptions with respect to any ANB Pension Plan, (iii) no increase in benefits under any ANB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB or materially adversely affect the funding status of any such plan. Neither any ANB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ANB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has provided, or is required to provide, security to an ANB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (D) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ANB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on ANB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ANB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (E) No ANB Company has any obligations for retiree health and life benefits under any of the ANB Benefit Plans, and there are no restrictions on the rights of such ANB Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on ANB.

     (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any ANB Company from any ANB Company under any ANB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any ANB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (G) With respect to all ANB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any ANB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of ANB.

     6.15  MATERIAL CONTRACTS.  ANB has filed as an exhibit to its annual report
           ------------------
on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

     6.16 LEGAL PROCEEDINGS.  Except as set forth on Schedule 6.16, there is no
          -----------------                          -------------
Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.17 REPORTS.  Since January 1, 1993, or the date of organization if later,
          -------
each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB).
As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 STATEMENTS TRUE AND CORRECT.  No representation, warranty, covenant or
          ---------------------------
other statement by any ANB Company or any Affiliate thereof contained in this Agreement, the Exhibits or Schedules hereto, or any other document, agreement or instrument delivered by an ANB Company to PBC in connection with the Closing contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to PBC's stockholders in connection with the PBC Stockholders' Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of PBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the PBC Stockholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the PBC Stockholders' Meeting. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law, except no representation is made regarding information supplied by PBC for inclusion therein.

     6.19 REGULATORY MATTERS.  No ANB Company or any Affiliate thereof has taken
          ------------------
any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.20 ADMINISTRATION OF TRUST ACCOUNTS.  The ANB Companies have properly
          --------------------------------
administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of the ANB Companies, taken as a whole, all accounts for which they act as a fiduciary, including, but not limited to, accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law, regulation and common Law. None of the ANB Companies nor any director, officer or employee of the ANB Companies has committed any breach of trust with respect to any such fiduciary account which will have a Material Adverse Effect on ANB. The accounting for each such fiduciary account in the aggregate is true and correct in all material respects and accurately reflects the assets of such fiduciary accounts in all material respects.

     6.21 1934 ACT COMPLIANCE.  The Proxy Statement/Prospectus will comply in
          -------------------
all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

     6.22 OPINION OF COUNSEL. ANB has no Knowledge of any facts that would
          ------------------
preclude issuance of the opinion of counsel referred to in Section 9.3(d).


                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1  COVENANTS OF BOTH PARTIES.
          -------------------------

     (A) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (ii) take no action, except as required by applicable Law, or in accordance with safe and sound banking practice, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this

Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     (B) During the period from the date of this Agreement to the Effective Time, each of ANB and PBC shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries' ongoing operations. Each of ANB and PBC shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and PBC shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries' businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat, to the Knowledge of such Party, of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and PBC shall, and shall cause each of their respective Subsidiaries to, use its best efforts to prevent or promptly respond to same. The foregoing notwithstanding, all contacts between ANB personnel and PBC personnel and all requests for information shall be made only to and cleared through the PBC Designated Representative and shall be reasonable in nature and such that they will not unduly interfere with or disrupt PBC's business. ANB shall take reasonable steps to ensure that its employees who can reasonably be expected to have contact with PBC or PBC Bank prior to Closing have knowledge of the procedural requirements of this Section 7.1(b). If after ANB takes such steps, an employee of ANB inadvertently breaches the covenant of ANB set forth herein, ANB shall notify the PBC Designated Representative of such breach as soon as it is discovered and shall take all reasonably requested action to ensure that no further breaches occur. After one such occurrence, any subsequent failure by ANB or its employees to adhere to such procedure shall be deemed a material breach of this Agreement, giving PBC the right to terminate this Agreement upon written notice to ANB.

     7.2  COVENANTS OF PBC.  From the date of this Agreement until the earlier
          ----------------
of the Effective Time or the termination of this Agreement, PBC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

     (A) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any PBC Company; or

     (B) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PBC Subsidiaries consistent with past practices (which shall include, for PBC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PBC Company of any Lien or permit any such Lien to exist; or

     (C) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PBC Company, or, declare or pay any dividend or make any other distribution in respect of PBC's capital stock; or

     (D) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PBC Common Stock or any other capital stock of any PBC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

     (E) adjust, split, combine or reclassify any capital stock of any PBC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PBC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (F)  except as disclosed on Schedule 7.2(f), acquire any direct or indirect
                                 ---------------
equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

     (G) grant any increase in compensation or benefits to the employees or officers of any PBC Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by the PBC Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any PBC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any PBC Company; or

     (H) enter into or amend any employment Contract between any PBC Company and any Person (unless such amendment is required by Law) that the PBC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (I) adopt any new employee benefit plan of any PBC Company or make any material change in or to any existing employee benefit plans of any PBC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (J) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (K) (i) commence any Litigation other than in accordance with past practice, (ii) settle any Litigation involving any Liability of any PBC Company for material money damages or material restrictions upon the operations of any PBC Company, or, (iii) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (L) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

     (M) fail to file timely any report required to be filed by it with any Regulatory Authority where such failure has a Material Adverse Effect on PBC; or

     (N) make any Loan or advance to any 5% stockholder, director or officer of PBC or any of the PBC Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (Known to PBC or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule
                                                                      --------
7.2(n); or
------

     (O) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any PBC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to PBC or any of its Subsidiaries) of any of the foregoing; or

     (P) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PBC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to PBC or any of its Subsidiaries) of any of the foregoing; or

     (Q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

     (R) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

     (S) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; or

     (T) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

     (U) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law and PBC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Sections
607.0901 and 607.0902 of the FBCA and Takeover Laws of any other State that purport to apply to this Agreement or the transactions provided for herein.

     7.3  COVENANTS OF ANB.
          ----------------

     (A) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of PBC, which consent shall not be unreasonably withheld:

          (i) other than the potential acquisition of other financial institutions, enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

          (ii) intentionally take any action, except as required by applicable Law or safe and sound banking practices, that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions contemplated by this Agreement; or

          (iii) take any action that would cause ANB to have an insufficient number of shares of ANB Common Stock to fulfill its obligations.

     (B) From the date of this Agreement until the earlier of the termination of this Agreement or thirty-six (36) months after the Effective Time, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (i) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

          (ii) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another National Securities Exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a National Securities Exchange shall not be deemed a violation of this
     Section 7.3(a)(ii).

     (C) If the Merger does not occur, from the date of this Agreement until two (2) years after the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of
PBC:

          (i) (A) induce or attempt to induce any employee of PBC or PBC Bank, or Robert Tucker, George A. Leugers, Bonnie E. Lovell, Rina E. Pedretti, Linda York and Paul Johnson (collectively, the "PBC Employees") to leave his or her employment; or (B) employ, attempt to employ or solicit for employment, or assist any person to employ any PBC Employee; provided, however, notwithstanding anything to the contrary contained herein, if the employment of a PBC Employee is terminated for any reason, whether voluntary or involuntary, after the expiration of twelve (12) months thereafter, ANB shall not be prohibited from hiring such PBC Employee; or

          (ii) purchase a financial institution whose main office is located in Osceola County, Florida, or allow any of its financial institution Subsidiaries to establish a main office in Osceola County, Florida.

     (D)  If the Merger does occur, from the date of this Agreement until two
(2) years after the Effective Time, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Freedle:
(i) induce or attempt to induce Robert Tucker, George A. Leugers, Bonnie E. Lovell, Rina E. Pedretti, Linda York and Paul Johnson (collectively, the "Freedle Employees") to leave his or her employment; or (ii) employ, attempt to employ or solicit for employment, or assist any person to employ any Freedle Employee; provided, however, notwithstanding anything to the contrary contained herein, if the employment of a Freedle Employee is terminated for any reason, whether voluntary or involuntary, after the expiration of twelve (12) months thereafter, ANB shall not be prohibited from hiring such Freedle Employee.

     7.4  ADVERSE CHANGES IN CONDITION.  Each Party agrees to give written
          ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or
(ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

     7.5  REPORTS.  Each Party and its Subsidiaries shall deliver to the other
          -------
Party copies of all reports filed with Regulatory Authorities promptly after the same are filed.

     7.6  ACQUISITION PROPOSALS.  Except with respect to this Agreement and the
          ---------------------
transactions provided for herein, PBC expressly agrees that neither PBC nor any of its Subsidiaries, nor any representative retained by PBC or any of its Subsidiaries or any Affiliate thereof will solicit any Acquisition Proposal by any Person until the earlier of the termination of this Agreement or the consummation of the Merger. PBC shall promptly notify ANB orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal of a substantive and ongoing nature from a bona fide purchaser relating to any such transaction.

     7.7  NASDAQ QUALIFICATION.  ANB shall, prior to the Effective Time, secure
          --------------------
designation of all ANB Common Stock to be issued in the Merger as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC.

     7.8  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND D & O POLICY COVERAGE.
          ------------------------------------------------------------------
To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, ANB shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless the present and former officers and directors of PBC against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such Person is or was a director or officer of PBC or arising out of or pertaining to the transactions provided for in this Agreement. Additionally, ANB shall keep in place for a period of two (2) years after the Effective Time, for the benefit of all past and present PBC Company officers and directors, indemnity directors and officers liability insurance coverage with a reputable insurance company which coverage shall be at least as comprehensive and at least at the same coverage levels as existed at the PBC Companies immediately prior to the Effective Time and shall provide such officers and directors with insurance coverage for any claims made against such persons which relate to their actions as an officer and/or director of any PBC Company prior to the Effective Time.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1  REGULATORY MATTERS.
          ------------------

     (A) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC. ANB shall use its commercially reasonable best efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. PBC shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and PBC shall furnish all information concerning PBC and the holders of PBC Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, PBC will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of PBC. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, unless the PBC Board in its good faith judgment determines that it is otherwise required by Law or its fiduciary duties, it is the intent of the PBC Board that the Proxy Statement/Prospectus shall contain the recommendation of the PBC Board in favor of the Merger and, subject to the foregoing, the PBC Board shall recommend that the holders of PBC Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

     (B) The Parties shall cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB and PBC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or PBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

     (C) ANB and PBC shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, PBC or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

     (D) ANB and PBC shall promptly furnish each other with copies of written communications received by ANB or PBC, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

     (E) ANB will indemnify and hold harmless PBC and their respective officers and directors and PBC will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

     8.2  ACCESS TO INFORMATION.
          ---------------------

     (A)  Upon reasonable notice and subject to the restrictions set forth in
Section 7.1 (b) and applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and PBC shall, and shall cause each of their respective Subsidiaries to, afford to each other's Designated Representative, reasonable access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and PBC shall, and shall cause each of their respective Subsidiaries to, make available to the other's Designated Representative (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

     (B) All information furnished by ANB to PBC or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, PBC and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PBC shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in PBC's possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to PBC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (C) All information furnished by PBC or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of PBC and, if the Merger shall not occur, ANB and its representatives shall return to PBC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB's possession prior to the disclosure thereof by PBC or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (D) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     8.3  EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this
          ---------------------
Agreement, each of PBC and ANB shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents.

     8.4  PBC STOCKHOLDERS' MEETING.  PBC shall call a meeting of its
          -------------------------
stockholders (the "PBC Stockholders' Meeting") to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the PBC Stockholders' Meeting (a) PBC shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that PBC may reasonably request in connection with conducting the PBC Stockholders' Meeting; (c) ANB shall prepare and furnish to PBC for distribution to PBC's stockholders the Proxy Statement/Prospectus; (d) PBC shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to the provisions of
Section 8.8(b), the PBC Board shall recommend to its stockholders the approval of this Agreement; and (f) subject to the provisions of Section 8.8(b), PBC shall use its commercially reasonable best efforts to obtain its stockholders' approval. The Parties will use their commercially reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to PBC's stockholders. PBC will use its commercially reasonable best efforts to deliver notice of meeting and, the Proxy Statement/Prospectus as soon as practicable after receipt of all required regulatory approvals and the expiration of all applicable waiting periods.

     8.5  CERTIFICATES OF OBJECTIONS.  As soon as practicable (but in no event
          --------------------------
more than three business days) after the PBC Stockholders' Meeting, PBC shall deliver to ANB a certificate of the Secretary of PBC containing the names of the stockholders of PBC that both (a) gave written notice prior to the taking of the vote on this Agreement at the PBC Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of PBC Common Stock held by each such stockholder and the mailing address of each such stockholder.

     8.6  PRESS RELEASES.  Prior to the Effective Time, ANB and PBC shall obtain
          --------------
the prior consent of the other Party as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7  EXPENSES.  Except as otherwise provided herein, each Party shall bear
          --------
and pay their own costs and expenses incurred in connection with the transactions provided for herein, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel. The costs and expenses of preparing, printing and mailing the Proxy Statement/Prospectus shall be paid by ANB, and all filing and other fees paid to the SEC or any other Regulatory Authority in connection with the Merger and the transactions contemplated hereunder, shall be paid by ANB. Nothing contained herein shall limit either Party's rights under Article 10 to recover any damages arising out of a Party's willful breach of any provision of this Agreement.

     8.8  FAILURE TO CLOSE.
          ----------------

     (A) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

     (B) PBC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the PBC Board, as determined in good faith by a majority of the PBC Board based on the advice of PBC's outside counsel, PBC may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to PBC pursuant to a customary confidentiality agreement (as determined by PBC's outside counsel) to, any person concerning an Acquisition Proposal involving PBC or any of its Subsidiaries; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving PBC or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to PBC or any of its Subsidiaries, means a bona fide Acquisition Proposal involving PBC or any of its Subsidiaries made by a third party which a majority of the disinterested members of the PBC Board determines in its good faith judgment (based on the advice of PBC's independent financial advisor) to be more favorable to PBC's stockholders than the Merger, and for which financing, to the extent required, is then committed).

PBC shall promptly advise ANB in writing of any Acquisition Proposal involving PBC or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

     8.9  FAIRNESS OPINION.   The PBC Board shall engage a financial advisor
          ----------------
(the "PBC Financial Advisor") reasonably acceptable to ANB to act as advisor to the PBC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio. Such fairness opinion shall be reviewed by the PBC Board and shall contain analysis for each of PBC and ANB based on a review of each of their historical performance, current financial condition and market area analysis along with the PBC Financial Advisor's understanding of future prospects in the banking industry. The PBC Financial Advisor shall determine and set forth in its fairness opinion the range of fair market values of PBC and ANB using standard valuation methods for banks. It is expected that said fairness opinion shall be issued as soon as practicable before the signing of this Agreement. The PBC Board may, at its option, elect to have the final fairness opinion updated immediately prior to the mailing of the Proxy Statement/Prospectus and at the Effective Time.

     8.10 ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
          ----------------------------
agrees to use its best efforts to cause the Merger, and to Knowingly take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.11 DEMAND REGISTRATION.
          -------------------

     (A)  ANB Covenants.  With respect to the ANB Common Stock to be issued to
          -------------
Freedle in connection with the Merger, but only if Freedle complies with the terms and conditions of Section 8.11(c) hereof ANB covenants and agrees:

          (i) upon written demand by Freedle on or prior to the date which is forty-five (45) days prior to the expiration of the applicable volume limitations on resales by Freedle of such securities under SEC Rule 145, to file with the SEC as soon as practicable, but in any event not before the first published report of ANB including at least thirty (30) days of combined operations of ANB and PBC which occurs after the Merger, a Registration Statement on Form S-3, and all amendments thereto (as amended, the "S-3 Registration Statement"), respecting the registration of shares of the ANB Common Stock to be issued pursuant to this Agreement for the purpose of registering said shares of ANB Common Stock with the SEC and to keep such Registration Statement effective for a period expiring no earlier than the first anniversary of the Effective Time;

          (ii) to use its best efforts to cause the S-3 Registration Statement to become effective as soon as possible after ANB's receipt of Freedle's written demand in accordance with Section 8.11(a)(i) above, and to prepare and file with the SEC, as expeditiously as possible, any amendments and supplements to the S-3 Registration Statement that may be necessary;

          (iii) to furnish to Freedle, as expeditiously as possible, such documents as Freedle may reasonably request in order to facilitate the public sale or other disposition of the shares of ANB Common Stock owned by Freedle and so registered;

          (iv) to use its best efforts to register or qualify, as expeditiously as possible, the shares of ANB Common Stock covered by the S-3 Registration Statement under the securities or Blue Sky Laws of those states set forth on schedules to be furnished to ANB by Freedle within fifteen (15) days after the effective date of the S-3 Registration

     Statement listing those states in which it is reasonable that registration or qualification will be required to enable Freedle, through registered broker-dealers, to consummate the public sale or other disposition of such ANB Common Stock, and do any and all other acts and things that may be necessary or desirable to enable Freedle, through registered broker-dealers, to consummate the public sale or other disposition of the ANB Common Stock owned by him; provided, however, that Freedle shall furnish in
                                --------  -------
     writing to ANB such information regarding Freedle and the distribution proposed by him as ANB may request in writing and as shall be required in connection with any registrations, qualifications or compliance;

          (v)   to pay all expenses incurred by ANB in complying with this
     Section 8.11(a), including without limitation registration fees, exchange listing fees, printing expenses, fees and disbursements of counsel for ANB, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions, if any;

          (vi) in the event of any registration of shares of the ANB Common Stock pursuant to this Section 8.11(a), to indemnify and hold harmless Freedle, any underwriter of such shares of ANB Common Stock and each other person, if any, who controls such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which Freedle or such underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement of any material fact contained in the S-3 Registration Statement, any preliminary prospectus or prospectus contained in the S-3 Registration Statement, or any amendment or supplement to such S-3 Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and ANB will reimburse Freedle and each such underwriter and controlling person for any legal or any other expenses reasonably incurred by Freedle or such underwriter or controlling person in connection with investigating or defending any such loss, claim, damage or action; provided, however; that
                                                       --------  -------
     ANB will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such S-3 Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to ANB, in writing, by or on behalf of Freedle or such underwriter or controlling person specifically for use in the preparation thereof; and

          (vii) to remove (A) any legend for pooling purposes which it has placed upon any of the certificates representing ANB Common Stock issued in connection with the transactions contemplated hereby at the end of thirty
     (30) days after the first published report of ANB including at least thirty
     (30) days of combined operations of ANB and

     PBC which occurs after the Merger, but in any event no longer than 135 days after the Effective Time, and (B) any other legend which it has placed upon any of the certificates representing ANB Common Stock issued to any Affiliate of PBC in connection with the transactions contemplated hereby, at the end of twelve (12) months from the Effective Time, unless such shares may be sold sooner under Rule 145(d)(2) or (3) or any replacement or revision thereto.

     (B)  Covenants of Freedle.  With respect to the shares of ANB Common Stock
          --------------------
that may be registered pursuant to Section 8.11(a) and sold by Freedle, prior to any obligation on behalf of ANB to comply with Section 8.11(a) hereof with respect to any such shares of ANB Common Stock to be issued to Freedle, Freedle shall enter into an agreement with ANB whereby, among other things, he shall covenant and agree to indemnify and hold harmless ANB, each of its directors and officers and each underwriter (if any) and each person, if any, who controls ANB or any such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which ANB, such directors and officers, underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any S-3 Registration Statement under which such shares of ANB Common Stock were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the S-3 Registration Statement, or any amendment or supplement to the S-3 Registration Statement, or prospectus, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to ANB by or on behalf of Freedle, specifically for use in connection with the preparation of such S-3 Registration Statement, prospectus, amendment or supplement;

provided, however, that the obligation of Freedle thereunder shall be limited to
--------  -------
such losses, claims, damages or liabilities as arise out of or are based upon information furnished in writing by or on behalf of or withheld by Freedle.

     (C)  Conditions to Indemnification Under Sections 8.11(a) and 8.11(b). Each
          ----------------------------------------------------------------
party entitled to indemnification under Sections 8.11(a) or 8.11(b) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual Knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any Litigation resulting therefrom; provided, that counsel for the Indemnifying
                                --------
Party, who shall conduct the defense of such claim of Litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided, further, that the failure of any Indemnified Party to
               --------  -------
give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 8.11(a) or Section 8.11(b), as applicable, unless and to the extent the failure to notify materially adversely affects the defense of such action. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such
                 --------  -------
expense if representation of such Indemnifying Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or Litigation shall, except with the consent of each Indemnifying Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or a release from all liability in respect of such claim or Litigation.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

     (A)  STOCKHOLDER APPROVAL. The stockholders of PBC shall have approved this
          --------------------
Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and PBC shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.

     (B)  REGULATORY APPROVALS. All Consents of, filings and registrations with,
          --------------------
and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

     (C)  CONSENTS AND APPROVALS.  Each Party shall have obtained any and all
          ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (D)  LEGAL PROCEEDINGS.  No court or Regulatory Authority of competent
          -----------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the PBC Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

     (E)  POOLING LETTER.  ANB shall have received a letter, dated as of the
          --------------
Effective Time, in form and substance reasonably acceptable to it, from Coopers & Lybrand, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (F)  TAX MATTERS.  PBC and ANB shall have received a written opinion of
          -----------
counsel from Maynard, Cooper & Gale, P.C., in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PBC Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of PBC with respect to such exchange (except to the extent of any cash received), and (iii) neither PBC nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of PBC and ANB reasonably satisfactory in form and substance to such counsel.

     (G)  S-4 REGISTRATION STATEMENT EFFECTIVE.  The S-4 Registration Statement
          ------------------------------------
shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (H)  NONCOMPETE AND NONSOLICITATION AGREEMENT WITH FREEDLE AND TUCKER.  ANB
          ----------------------------------------------------------------
and each of Freedle and Robert Tucker shall have executed and delivered a noncompete and nonsolicitation agreement in the form attached hereto as
Exhibit C.
---------

     9.2  CONDITIONS TO OBLIGATIONS OF ANB.  The obligations of ANB to perform
          --------------------------------
this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.4(a) of this Agreement:

     (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties of
          ------------------------------
PBC set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that do not, individually or in the aggregate, have a Material Adverse Effect on PBC.

     (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
          ---------------------------------------
agreements and covenants of PBC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (C)  CERTIFICATES.  PBC shall have delivered to ANB (i) a certificate, date
          ------------
as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the PBC Board and the PBC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

     (D)  OPINION OF COUNSEL.  PBC shall have delivered to ANB an opinion of
          ------------------
Fowler, White, et. al., counsel to PBC, dated as of the Closing, in substantially the form of Exhibit A hereto.
                          ---------

     (E)  RELEASE OF CLAIMS.  The Directors and Executive Officers of PBC shall
          -----------------
have given to PBC a release in the form of Exhibit D.
                                           ---------

     9.3  CONDITIONS TO OBLIGATIONS OF PBC.  The obligations of PBC to perform
          --------------------------------
this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PBC pursuant to Section 11.4(b) of this Agreement:

     (A)  REPRESENTATIONS AND WARRANTIES.  The representations and warranties of
          ------------------------------
ANB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that do not have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (B)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
          ---------------------------------------
agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (C)  CERTIFICATES. ANB shall have delivered to PBC (i) a certificate, dated
          ------------
as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PBC and its counsel shall request.

     (D)  OPINION OF COUNSEL.  ANB shall have delivered to PBC an opinion of
          ------------------
Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit B hereto.
                          ---------

     (E)  FAIRNESS OPINION.  PBC shall have received from the PBC Financial
          ----------------
Advisor the fairness opinion described in Section 8.9 stating that the Exchange Ratio provided for in this Agreement and recommended by PBC to its stockholders is fair to PBC and its stockholders from a financial point of view as of the time of mailing of the Proxy Statement/Prospectus and, if requested by the PBC Board, such Financial Advisor shall have reconfirmed such opinion as of the Effective Time.

     (F)  ANB COMMON STOCK.  The ANB Common Stock to be issued in the Merger
          ----------------
shall have been qualified as a NASDAQ "national market system security" pursuant to Section 7.7 hereof.

     (G)  RELEASE OF CLAIMS The Directors and Executive Officers of PBC shall
          -----------------
have received from PBC a release in the form of Exhibit E.
                                                ---------


                                  ARTICLE 10
                                  TERMINATION
                                  -----------

     10.1 TERMINATION.  Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the stockholders of PBC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (A)  by mutual written consent of the ANB Board and the PBC Board; or

     (B) by the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

     (C) by the Board of Directors of either Party in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach; or

     (D) by the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PBC fail to vote their approval of this Agreement and the transactions provided for herein at its Stockholders' Meeting where the transactions are presented to such PBC stockholders for approval and voted upon; or

     (E) by ANB, upon written notice to PBC, if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of PBC taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by PBC of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (F) by PBC, upon written notice to ANB, if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by ANB of notice in writing from PBC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (G) by the Board of Directors of either Party if the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(g); or

     (H) by the Board of Directors of either Party if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

     (I) by the ANB Board if the holders of in excess of seven percent (7.0%) of the outstanding shares of PBC Common Stock properly assert their dissenters' rights of appraisal pursuant to Section 607.1320 of the FBCA; or

     (J) by PBC, to the extent that a majority of the disinterested members of the PBC Board shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by Section 8.8(b); provided that, concurrently with such termination, PBC shall pay to ANB a termination fee equal to $500,000; in such an event, ANB shall not be entitled to receive any additional amounts (for damages, expenses, costs or otherwise) from PBC, its officers, directors or shareholders; or

     (K)  by the PBC Board if the Average Quoted Price is $23.00 or less.

     10.2 EFFECT OF TERMINATION.  In the event of the termination and
          ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 7.3(c) 8.2, 8.7 and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
          ---------------------------------------------
representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for the provisions of this
Section 10.3 and Articles 1-4,  Sections 7.3 (a), (b) and (d), 8.2 (b) and (c),
8.11 and Article 11 of this Agreement which shall survive the Effective Time.


                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     11.1 DEFINITIONS.  Except as otherwise provided herein, the capitalized
          -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, March 5, 1998.

          "ANB" shall mean Alabama National BanCorporation, a Delaware corporation.

          "ANB ALLOWANCE" shall have the meaning provided in Section 6.9 of this Agreement.

          "ANB BANKS" shall mean and include Alabama Exchange Bank; First Citizens Bank, National Bank; First American Bank; Citizens & Peoples Bank, National Association; Bank of Dadeville; First Gulf Bank; and National Bank of Commerce of Birmingham.

          "ANB BENEFIT PLAN" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ANB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

          "ANB BOARD" shall mean the Board of Directors of ANB.

          "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

          "ANB COMPANIES" shall mean, collectively, ANB and all ANB
     Subsidiaries.

          "ANB ERISA PLAN" shall mean any of the ANB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

          "ANB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of conditions (including related notes and schedules, if any) of ANB as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by ANB in SEC Documents, and (ii) the consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

          "ANB PENSION PLAN" shall mean each ANB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

          "ANB REGULATORY REPORTS" shall mean (i) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1996 and 1995, as filed by ANB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by ANB to PBC with respect to periods ended subsequent to December 31, 1996.

          "ANB STOCK PLAN" shall mean the existing stock option plans of ANB designated as the "ANB 1994 Stock Option Plan", the "ANB Long-Term Incentive Compensation Plan" and the "ANB Performance Share Plan".

          "ANB SUBSIDIARIES" shall mean the Subsidiaries of ANB, which shall include the ANB Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

          "ARTICLES OF MERGER" shall mean the Articles of Merger to be signed by ANB and PBC and filed with the Department of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVERAGE QUOTED PRICE" shall mean the price derived by adding the averages of the high and low sales price reported on NASDAQ on each of the twenty (20) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by twenty (20).

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by ANB and filed with the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "CERTIFICATE OF OBJECTIONS" shall have the meaning provided in Section
     8.5 of this Agreement.

          "CLOSING" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "CUTOFF" shall have the meaning provided in Section 4.2 of this Agreement.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default would have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "DESIGNATED OFFICER"

          (a) with respect to PBC shall mean Freedle, Robert Tucker, Jack A. Shoffner and D. Charles Anderson; and

          (b) with respect to ANB shall mean John H. Holcomb, III, Richard Murray and William E. Matthews.

          "DESIGNATED REPRESENTATIVE"

          (a)  with respect to PBC shall mean Freedle and/or Robert Tucker, and


          (b) with respect to ANB shall mean John H. Holcomb, III and/or William E. Matthews.

          "DISSENTER PROVISIONS" shall have the meaning provided in Section 3.4 of this Agreement.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

          "EXCHANGE AGENT" shall mean AmSouth Bank.

          "EXCHANGE RATIO" shall have the meaning given such term in Section 3.1 hereof.

          "FBCA" shall mean the Florida Business Corporation Act.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FRB" OR "FEDERAL RESERVE BOARD" shall mean Board of Governors of the Federal Reserve System.

          "FRACTION" shall have the meaning set forth in Section 3.1(d)(ii) of this Agreement.

          "FREEDLE" shall mean P. Douglas Freedle.

          "FREEDLE EMPLOYEES" shall have the meaning set forth in Section
     7.3(d).

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

          "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.11(c) of this Agreement.

          "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.11(c) of this Agreement.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Party shall mean (a) the actual knowledge of the Designated Officers of such Party and (b) the Knowledge that a prudent individual serving in a similar role to any of the Designated Officers could reasonably be expected to know in the performance of his duties.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which would not have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "LOANS" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and
     (z) the Merger on the operating performance of the Parties.

          "MERGER" shall mean the merger of PBC with and into ANB referred to in
     Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "ORDER" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either PBC or ANB, and "PARTIES" shall mean both PBC and ANB.

          "PBC" shall mean Public Bank Corporation, a Florida corporation.

          "PBC BANK" shall have the meaning set forth in Section 5.4(a) of this Agreement.

          "PBC BENEFIT PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PBC BOARD" shall mean the Board of Directors of PBC.

          "PBC CALL REPORTS" shall mean (i) the Reports of Income and Condition of PBC Bank for the years ended December 31, 1996 and 1995, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of PBC Bank delivered by PBC to ANB with respect to periods ended subsequent to December 31, 1996.

          "PBC CERTIFICATE" shall have the meaning provided in Section 4.2 of this Agreement.

          "PBC COMMON STOCK" shall mean the $.10 par value Class A voting common stock of PBC.

          "PBC COMPANIES" shall mean, collectively, PBC and all PBC
     Subsidiaries.

          "PBC CONTRACTS" shall have the meaning set forth in Section 5.15 of this Agreement.

          "PBC EMPLOYEES" shall have the meaning set forth in Section 7.3(a) of this Agreement.

          "PBC ERISA PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PBC FINANCIAL ADVISOR" shall have the meaning set forth in Section
     8.9 of this Agreement.

          "PBC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PBC as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by PBC to ANB, and (ii) the consolidated balance sheets of PBC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by PBC to ANB with respect to periods ended subsequent to December 31, 1997.

          "PBC PENSION PLAN" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PBC STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of PBC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

          "PBC SUBSIDIARIES" shall mean the Subsidiaries of PBC, which shall include the PBC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of PBC in the future and owned by PBC at the Effective Time.

          "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "PMC" shall mean Public Mortgage Corporation, a Florida corporation.

          "PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4 or Form S-3, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

          "RELATED INTERESTS" shall have the meaning set forth in Section 5.15 of this Agreement.

          "S-3 REGISTRATION STATEMENT" shall have the meaning set forth in
     Section 8.11(a)(i) of this Agreement.

          "S-4 REGISTRATION STATEMENT" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STATE REGULATOR" shall have the meaning set forth in Section 5.9(c) of this Agreement.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean ANB as the surviving corporation in the Merger.

          "TAKEOVER LAWS" shall have the meaning set forth in Section 5.22 of this Agreement.

          "TAX OPINIONS" shall have the meaning set forth in Section 9.1(f) of this Agreement.

          "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     11.2 ENTIRE AGREEMENT.  Except as otherwise expressly provided herein, this
          ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

     11.3 AMENDMENTS.  To the extent permitted by Law, this Agreement may be
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of PBC Common Stock, there shall be made no amendment that pursuant to the FBCA or DGCL requires further approval by the PBC stockholders without the further approval of the PBC stockholders.

     11.4 WAIVERS.
          -------

     (A) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PBC, to waive or extend the time for the compliance or fulfillment by PBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

     (B) Prior to or at the Effective Time, PBC, acting through the PBC Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PBC.

     11.5 ASSIGNMENT.  Except as expressly provided for herein, neither this
          ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.6 NOTICES.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     PBC:                Public Bank Corporation
                         c/o Janus Financial Corporation
                         4224 Bay-to-Bay Blvd.
                         Tampa, Florida  33629-6608
                         Telecopy Number: (813) 831-9993

                         Attention:  Mr. P. Douglas Freedle

     Copy to Counsel:    Fowler, White, et. al.
                         Suite 1700, 501 East Kennedy Blvd.
                         Tampa, Florida  33601
                         Telecopy Number: (813) 229-8313

                         Attention:  David C. Shobe

     ANB:                Alabama National BanCorporation
                         1927 First Avenue North
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 583-3275

                         Attention:  John H. Holcomb, III,
                                     Chief Executive Officer

     Copy to Counsel:    Maynard, Cooper & Gale, P.C.
                         1901 Sixth Avenue North
                         2400 AmSouth/Harbert Plaza
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 254-1999

                         Attention:  Mark L. Drew

     11.7 BROKERS AND FINDERS.  Each of the Parties represents and warrants that
          -------------------
neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PBC or ANB, each of PBC and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

     11.8  GOVERNING LAW.  This Agreement shall be governed by and construed in
           -------------
accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

     11.9  COUNTERPARTS.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 CAPTIONS.  The captions contained in this Agreement are for
           --------
reference purposes only and are not part of this Agreement.

     11.11 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 SEVERABILITY.  Any term or provision of this Agreement that is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.13 SINGULAR/PLURAL; GENDER.  Where the context so requires or permits,
           -----------------------
the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


                                  Public Bank Corporation
Attest:


By:  /s/ Jack Shoffner            By: /s/ P. Douglas Freedle
     -----------------                ----------------------
 Its: Secretary                          P. Douglas Freedle
                                     Its: Chief Executive Officer

[CORPORATE SEAL]



                                  Alabama National BanCorporation
Attest:


By: /s/ Kimberly Moore            By: /s/ John H. Holcomb, III
    ------------------                ------------------------
 Its: Secretary                           John H. Holcomb, III
                                     Its: Chief Executive Officer

[CORPORATE SEAL]

                               LIST OF EXHIBITS
                               ----------------



Exhibit A:                                     Opinion of PBC Counsel

Exhibit B:                                     Opinion of ANB Counsel

Exhibit C:                                     Noncompete Agreement

Exhibit D:                                     Release of PBC

Exhibit E:                                     Release of Directors and
Executive Officers

                                   EXHIBIT A
                                   ---------

    LETTERHEAD OF FOWLER, WHITE, GILLEN, BOGGS, VILLAREAL AND BANKER, P.A.
    ----------------------------------------------------------------------


                             [_____________], 1998

BY HAND DELIVERY
----------------

Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Attn: Chairman

     Re:  Merger of Alabama National BanCorporation and Public Bank Corporation
          ---------------------------------------------------------------------

Gentlemen:

     We are counsel to Public Bank Corporation ("PBC"), a corporation organized and existing under the laws of the State of Florida, and have represented PBC in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of March 5, 1998 (the "Agreement"), by and between Alabama National BanCorporation ("ANB") and PBC.

     This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     [NOTE: WE WILL PROVIDE OUR STANDARD FORMAT WHICH REFERENCES ABA LEGAL OPINION ACCORD.]

     Based upon and subject to the foregoing, we are of the opinion that:

     1. PBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of PBC of the transactions provided for in the Agreement ("Proxy Statement"), and to own the properties owned by it.

     2. PBC Bank is a state non-member bank of the Federal Reserve System, duly organized, validly existing with active status under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own the properties owned by it.

     3. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of PBC or, to our knowledge but without any independent investigation, result in any conflict with, breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any PBC Company is a party or by which any PBC Company is bound.

     4. In accordance with the Bylaws of PBC and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of PBC and by the stockholders of PBC at the Stockholders' Meeting.

     5. The Agreement has been duly and validly executed and delivered by PBC and, assuming valid authorization, execution and delivery by ANB, constitutes a valid and binding agreement of PBC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance. [WE WILL PROVIDE ADDITIONAL EXCEPTIONS WITH OUR STANDARD FORM.]

     6. The authorized capital stock of PBC consists of (i) [____________________] shares of PBC Common Stock, of which 2.337,309 shares were issued and outstanding as of [_______________________], 1998, and (ii) [___________________] shares of PBC Preferred Stock, of which no shares were issued and outstanding as of [____________________], 1998. The shares of PBC Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are nonassessable under the Florida General Corporation Act. To our knowledge, without independent investigation, there are no options, subscriptions, warrants, calls, rights or commitments obligating PBC to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by ANB.

                                    Sincerely,

                                    _________________________________________



                                    By:______________________________________

                                   EXHIBIT B
                                   ---------

                  LETTTERHEAD OF MAYNARD, COOPER & GALE, P.C.
                  -------------------------------------------


                             [_____________], 1998


BY HAND DELIVERY
----------------

Public Bank Corporation

_______________________
_______________________
Attn: Chairman

     RE:  MERGER OF ALABAMA NATIONAL BANCORPORATION AND PUBLIC BANK CORPORATION
          ---------------------------------------------------------------------

Gentlemen:

     We are counsel to Alabama National BanCorporation ("ANB"), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of March 5, 1998 (the "Agreement"), by and between Public Bank Corporation ("PBC") and ANB.

     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of ANB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of ANB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of PBC of the transactions provided for the Agreement ("Proxy Statement"), and to own the properties owned by it.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of ANB, or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease,

Public Bank Corporation

_______________________, 1998
Page 66


indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

     3. In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of ANB.

     4. The Agreement has been duly and validly executed and delivered by ANB and, assuming valid authorization, execution and delivery by PBC, constitutes a valid and binding agreement of ANB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     5. The authorized capital stock of ANB consists of 10,000,000 shares of ANB Common Stock, of which [______________________] shares were issued and outstanding as of [_____________], 1998, and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Delaware General Corporation Law. The shares of ANB Common Stock to be issued to the stockholders of PBC as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable. To our knowledge, except as set forth in Section 6.3(a) of the Agreement, there are no options, subscriptions, warrants, calls, rights or commitments obligating ANB to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by PBC.

                                    Sincerely,

                                    MAYNARD, COOPER & GALE, P.C.


                                    By: _________________________

                                   EXHIBIT C
                                   ---------

                   NONCOMPETE AND NONSOLICITATION AGREEMENT


     This Non-compete and Non-solicitation Agreement (this "Agreement") is effective [________________], 1998 (the "Effective Date"), by and between Public Bank, a Florida banking corporation ("Bank"); Alabama National BanCorporation, a Delaware corporation ("ANB"); and [________________] ("Executive").


                                    Recitals
                                    --------


     WHEREAS, since its inception, the Bank has been a wholly-owned subsidiary of Public Bank Corporation ("PBC"), a corporation organized and existing under the laws of the State of [Florida];

     WHEREAS, Executive has been [the majority] [a] shareholder and [Chief Executive Officer] [__________________] of PBC;

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of [_________________], 1998 between PBC and ANB (the "Merger Agreement"), the parties have agreed that PBC shall merge with and into ANB, and the Bank shall become a wholly-owned subsidiary of ANB; and

     WHEREAS, as of the time that the transactions provided for in the Merger Agreement are consummated, Executive's affiliation with PBC and the Bank will terminate and, as a condition to the consummation of the transactions provided for in the Merger Agreement, the parties have agreed to enter into this Agreement.


                                   Agreement
                                   ---------

     NOW THEREFORE, in of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

     1.   DISCLOSURE OF INFORMATION.
          -------------------------

          (a) Executive acknowledges that any documents and information, whether written or not, that came into Executive's possession or knowledge during Executive's affiliation (as a shareholder, officer, employee or otherwise) with PBC and/or Bank, including, without limitation the financial and business conditions, goals and operations of customers of PBC and/or

Bank or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of PBC's and Bank's business. Executive will not, after the Effective Date, (i) disclose any written Confidential Information to any person, firm, corporation, association or other entity not employed by or affiliated with ANB or Bank for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason (other than to further the business of ANB and/or Bank). In the event of a breach or threatened breach by Executive of the provisions of this Section 1, in addition to all other remedies available to ANB and Bank, ANB and Bank shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association or other entity not employed by or affiliated with ANB or Bank, any of PBC's or Bank's business methods, sales, services or techniques, to the extent they constitute Confidential Information, regardless of whether the same is written or not.

          (b) If Executive breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by ANB and/or Bank, including reasonable attorney fees, whether or not suit be instituted.

     2.   COMPETITION.
          -----------

          (a) For a period of two (2) years after the Effective Date, Executive will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) in Osceola County, Florida, carry on or engage in the business of banking or any related business or (ii) without the prior written consent of ANB, (A) induce or attempt to induce any employee or agent of ANB or Bank (or any of their respective subsidiaries or affiliates) to leave his or her employment; (B) employ, attempt to employ or solicit for employment, or assist any person to employ any employee or agent of Bank; provided that Executive may employ any such person after such person has been unemployed by the Bank for a period of twelve (12) months; or (C) solicit, attempt to solicit, communicate with, call upon, canvass or interfere with the relationships of Bank with any person that: (1) is a customer of Bank or PBC as of the Effective Date, (2) was a customer of Bank or PBC at any time within 12 months prior to the Effective Date, or (3) is a prospective customer of Bank or PBC who has been pursued as a prospective customer by or on behalf of Bank or PBC at any time within 12 months prior to the Effective Date.

          (b) Executive represents that his experience and capabilities are such that the provisions of this Section 2 will not prevent him from earning a livelihood.

          (c) If Executive violates any of the provisions of Section 2(a) above, the period during which the covenants set forth therein shall apply shall be extended one (1) day for each day in which a violation of such covenants occurs; if suit be brought to enforce such covenants and one or more violations by Executive be established, then ANB and Bank shall be entitled to an injunction restraining Executive from further violations for a period of two (2) years from the date of the final decree, less only such number of days that Executive shall have not violated such covenants. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

          (d) If Executive breaches or violates the terms of the covenants set forth in Section 2(a), he will pay all costs incurred by ANB or Bank in enforcing the terms of this Agreement, including without limitation the securing of an injunction hereunder, including a reasonable attorney's fee, whether or not suit be instituted.

          (e) For purposes of Section 2(a), Executive shall be deemed to be engaged in any activity engaged in by a person or an entity between Executive and whom or which no deduction is allowable in respect to any loss from the sale or exchange of property pursuant to Section 267 of the Internal Revenue Code of 1986 or whose stock in any corporation or interest in any partnership would be deemed to be owned by Executive pursuant to Section 318 of the Internal Revenue Code of 1986.

     3.   DEFAULT.
          -------

          (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, ANB and Bank shall, in addition to any other remedies provided for in this Agreement or otherwise, have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive.

          (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, ANB and Bank shall be entitled, if either or them so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that ANB or Bank may elect to pursue.

     4.   NOTICE.  For the purposes of this Agreement, notices and demands shall
          ------
be deemed given when mailed by United States mail, addressed in the case of Bank to Public Bank, [_______________________________], Attention: Chairman of the
Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of ANB to the address listed above; or in the case of Executive to [____________________], at [__________________].

     5.   MISCELLANEOUS.  No provision of this Agreement may be modified, waived
          -------------
or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida. This Agreement supersedes and cancels any prior agreement or understanding entered into between Executive and Bank or Executive and PBC.

     6.   VALIDITY.  The invalidity of any provision or provisions of this
          --------
Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

     7.   PARTIES.   This Agreement shall be binding upon and shall inure to the
          -------
benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

     8.   NO EMPLOYMENT AGREEMENT.  This Agreement does not provide Executive
          -----------------------
any right of Employment by ANB or Bank.



                        [Signatures on following page.]

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered
       -------------------
by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

Witnesses:                    "EXECUTIVE":




________________________      ___________________________________

                              ________________________
________________________



                              "BANK":


Attest:                       Public Bank



By: ________________________  By: _______________________________

 Its:_______________________    Its: Chairman of the Board of Directors


[Corporate Seal]



                              "ANB":


Attest:                       Alabama National BanCorporation



By:________________________   By:________________________________

 Its:________________________   Its: Chief Executive Officer


[Corporate Seal]

                                   EXHIBIT D
                                   ---------


                RELEASE OF CLAIMS BY DIRECTORS AND OFFICERS OF
                          PUBLIC BANK CORPORATION AND
                                  PUBLIC BANK


     THIS RELEASE OF CLAIMS ("Release") dated as of __________________, 1998, is executed and delivered by the person executing below to Public Bank Corporation, a Florida corporation (the "Company"), and its wholly owned subsidiary, Public Bank, a Florida banking corporation (the "Bank").

     WHEREAS, Alabama National BanCorporation ("ANB") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of March 5, 1998 (the "Agreement") by and among the Company and ANB; and

     WHEREAS, ANB has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including the Bank ("Subsidiaries");

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     SECTION 1. RELEASE. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether in law or in equity, which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation for wages or salary or fees earned or as otherwise permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as Exhibit A; (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association or Bylaws of the Company and its Subsidiaries or under the Agreement.

     SECTION 2. SUCCESSORS. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

     SECTION 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to Florida principles of conflicts of law.

     SECTION 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     SECTION 5. MODIFICATION. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                               ________________________________________________


                               ________________________________________________


STATE OF FLORIDA         )

COUNTY OF ______________ )


          This instrument was acknowledged before me on ___________________, 1998 by ___________________.



                               _____________________________________________
                               Notary Public in and for the State of Florida




                               _____________________________________________
                               Notary's Name Typed or Printed
                               My Commission Expires:_______________________

                                   EXHIBIT E
                                   ---------


                 RELEASE OF CLAIMS BY PUBLIC BANK CORPORATION
                                AND PUBLIC BANK


     THIS RELEASE OF CLAIMS ("Release") dated as of ___________________, 1998, is executed and delivered by Public Bank Corporation, a Florida corporation (the "Company"), and Public Bank, a Florida state bank (the "Bank").

     WHEREAS, the persons listed on Exhibit A attached hereto and made a part
                                    ---------
hereof constitute the duly elected directors ("Directors") of the Company and the Bank on the date hereof:

     WHEREAS, Alabama National BanCorporation, a Delaware corporation ("ANB"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of March 5, 1998 by and between ANB and the Company ("Agreement"), whereby the Company will be merged with and into ANB; and

     WHEREAS, the Company has required as a condition to such acquisition that the Directors be released of any claims by the Company or the Bank against the Directors;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank hereby agree as follows:

     SECTION 1. RELEASE. The Company and the Bank hereby RELEASE and FOREVER DISCHARGE the Directors from all manner of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether in law or in equity, which the Company or the Bank ever had, now have or hereafter can, shall or may have against the Directors, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any events occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director shall be released from (i) any action arising from fraud in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Bank in connection with any indebtedness or any contractual obligation or liability of such director to the Company or the Bank existing on the date hereof.

     SECTION 2. SUCCESSORS. This Release shall be binding upon the Company, and the Bank and their respective successors and assigns and shall insure to the benefit of the Directors and their respective heirs, devisees, administrators, executors, successors and assigns.

     SECTION 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to Florida principles of conflicts of law.

     SECTION 4. COUNTERPARTS. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     SECTION 5. MODIFICATION. This Release may be modified as to any Director only by a written instrument executed by the undersigned and such Director.

     IN WITNESS WHEREOF, the Company and the Bank have executed this Release effective as of the date first above written.

                            PUBLIC BANK CORPORATION


                            By: _____________________________________________
                            Name:____________________________________________
                            Title:___________________________________________

STATE OF FLORIDA         )
COUNTY OF ______________ )

          This instrument was acknowledged before me on ___________________, 1998, by __________________, as the _______________________ of Public
          Bank Corporation, a Florida corporation.


                                    ____________________________________________
                                    Notary Public in and or the State of Florida


                                    ____________________________________________
                                    Notary's Name Typed or Printed
                                    My Commission Expires:______________________


                                    PUBLIC BANK

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________

STATE OF FLORIDA         )
COUNTY OF                )

          This instrument was acknowledged before me on __________________, 1998 by ____________________, as the _____________________ of Public Bank,
          a Florida state bank.


                                    ____________________________________________
                                    Notary Public in and or the State of Florida


                                    ____________________________________________
                                    Notary's Name Typed or Printed
                                    My Commission Expires:______________________

                                                                      APPENDIX B
                                                                      ----------



                PROVISIONS OF FLORIDA BUSINESS CORPORATION ACT
                        RELATING TO DISSENTERS' RIGHTS

                       FLORIDA BUSINESS CORPORATION ACT


607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value" with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302  RIGHT OF SHAREHOLDERS TO DISSENT. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the corporation is a party:

     1.   If the shareholder is entitled to vote on the merger, or

     2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

     1. Altering or abolishing any preemptive rights attached to any of his shares;

     2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

     3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accured dividends or other arrearages in respect to such shares;

     4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

     5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

     6. Reducing the stated dividend preference of any of his preferred shares; or

     7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for this shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--

(1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, with in 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a)  Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, 30 days after receipt of written demand from any dissenting shareholder within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after the final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX C
                                                                      ----------



                      CONSOLIDATED FINANCIAL STATEMENTS OF
                            PUBLIC BANK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants ............... Page C-1

Consolidated Balance Sheets ......................................      C-2

Consolidated Statements of Operations ............................      C-3

Consolidated Statements of Shareholders' Equity ..................      C-4

Consolidated Statements of Cash Flows ............................      C-5

Notes to Consolidated Financial Statements .......................      C-6

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

Shareholders
Public Bank Corporation
St. Cloud, Florida

     We have audited the accompanying consolidated balance sheets of Public Bank Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to report on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Public Bank Corporation and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                         /s/ Osburn, Henning and Company


January 15, 1998
Orlando, Florida

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                --------------------------------
                                                      1997            1996
                                                ---------------   --------------
                                    ASSETS
                                    ------
Cash and due from banks                             $ 3,753,508     $ 3,126,751
Federal funds sold                                    5,536,000       3,645,000
Securities                                            8,893,707      12,694,532
Loans:
  Commercial, financial and agricultural              8,906,082       7,409,633
  Real estate  construction                             997,882       1,322,011
  Real estate  mortgage                              18,067,047      14,995,377
  Installment and consumer lines                      2,593,916       2,262,352
                                                    -----------     -----------
                Total Loans                          30,564,927      25,989,373

   Less:  Allowance for loan losses                    (469,090)       (392,845)
          Unearned income                               (26,500)        (26,408)
                                                    -----------     -----------
          Net Loans                                  30,069,337      25,570,120

Premises and equipment                                1,291,485       1,336,950
Other real estate                                       294,090         294,090
Other assets                                            588,017         436,321
                                                    -----------     -----------

                TOTAL ASSETS                        $50,426,144     $47,103,764
                                                    ===========     ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Liabilities
-----------
   Deposits:
      Noninterest-bearing demand                    $10,029,103     $ 8,179,041
      Savings, NOW and money market                  17,075,623      19,323,441
      Time under $100,000                            11,965,613      10,466,659
      Time, $100,000 and over                         5,383,236       4,093,237
                                                    -----------     -----------
                Total Deposits                       44,453,575      42,062,378

   Other liabilities                                    405,535         317,082
                                                    -----------     -----------
                Total Liabilities                    44,859,110      42,379,460

Commitments and Contingencies (Note 14)
-----------------------------

Shareholders' Equity
--------------------
   Common stock - $.01 par value, 10,000,000
     shares authorized; 2,337,309 shares
     issued and outstanding                              23,373          23,373
   Additional paid-in capital                         4,216,584       4,216,584
   Retained earnings                                  1,327,077         484,347
                                                    -----------     -----------
                Total Shareholders' Equity            5,567,034       4,724,304
                                                    -----------     -----------

                TOTAL LIABILITIES AND SHAREHOLDERS
                  EQUITY                            $50,426,144     $47,103,764
                                                    ===========     ===========

See Notes to Consolidated Financial Statements.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS


Year Ended December 31,                          1997          1996
                                              -----------  ------------
Interest Income
  Interest and fees on loans                   $2,723,297   $2,290,172
  Interest on securities                          576,946      619,399
  Interest on federal funds sold                  287,571      345,261
                                               ----------   ----------
           Total Interest Income                3,587,814    3,254,832

Interest Expense on Deposits                    1,160,637    1,182,877
                                               ----------   ----------

                Net Interest Income             2,427,177    2,071,955

Provision for Loan Losses                          60,000       60,000
                                               ----------   ----------

                Net Interest Income After
            Provision For Loan Losses           2,367,177    2,011,955

Noninterest Income
  Service charges and fees                        673,367      654,315

  Gain (loss) on sale of other real estate
      owned                                        38,368       (3,343)

  Other                                            77,361       50,439
                                               ----------   ----------
                Total Noninterest Income          789,096      701,411
                                               ----------   ----------

Noninterest Expense
  Salaries and employee benefits                  934,586      848,668
  Equipment expenses                              165,925      155,192
  Occupancy expenses                              137,916      141,657
  Other operating expenses                        681,616      684,523
                                               ----------   ----------
                Total Noninterest Expense       1,920,043    1,830,040
                                               ----------   ----------

                Income before income tax        1,236,230      883,326

Income tax                                        393,500      203,715
                                               ----------   ----------

                NET INCOME                     $  842,730   $  679,611
                                               ==========   ==========

Basic earnings per share                             $.36         $.33
                                               ==========   ==========

Diluted earnings per share                           $.36         $.29
                                               ==========   ==========

See Notes to Consolidated Financial Statements.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                  Additional       Retained
                                               Par Value             Paid-in       Earnings
                                         --------------------
                                          Common    Preferred        Capital       (Deficit)
                                         --------   ---------       --------       ---------
BALANCE DECEMBER 31, 1995                 $ 4,292    $2,565,500      $1,602,365    $ (127,899)

Preferred stock issued in kind
 as dividends on convertible,
 preferred stock                                -        67,800               -       (67,365)

Conversion of preferred stock into
 1,908,086 shares of common stock          19,081    (2,633,300)      2,614,219             -

  Net income for year ended
              December 31, 1996                 -             -                       679,611
                                         --------     ---------      ----------    ----------
BALANCE DECEMBER 31, 1996                  23,373             -       4,216,584       484,347

Net income for year ended
  December 31, 1997                             -             -               -       842,730
                                         --------     ---------      ----------    ----------
BALANCE DECEMBER 31, 1997                 $23,373      $      -      $4,216,584    $1,327,077
                                         ========     =========      ==========    ==========

See Notes to Consolidated Financial Statements.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31,
                                                            1997          1996
                                                         -----------   -----------
OPERATING ACTIVITIES
--------------------
  Net income                                             $   842,730   $   679,611
  Adjustments to reconcile net income to cash
    provided by operating activities:
      Provision for loan losses                               60,000        60,000
      Recoveries of prior loan charge-offs                    34,592        11,633
      Provision for losses on other real estate                    -         3,485
      Depreciation and amortization                           87,238        85,105
      (Gain) loss on sale of assets                            1,070         3,343
      Investment security discounts  net                      (6,119)      (69,575)
  Changes in year-end balances of:
    Interest receivable                                        9,335        47,844
    Interest payable                                          (3,235)      (10,450)
    Income tax payable                                       (60,690)      260,700
    Other accounts  net                                      (12,034)     (356,321)
                                                         -----------   -----------
                Net Cash Provided By Operating
                  Activities                                 952,887       715,375
                                                         -----------   -----------

INVESTING ACTIVITIES
--------------------
  Purchases of investment securities                      (1,193,091)   (9,425,752)
  Proceeds from maturities of investment
   securities                                              5,000,035     8,434,475
  Decrease (increase) in federal funds sold               (1,891,000)    2,333,000
  Increase in loans                                       (4,593,809)   (3,257,011)
  Increase in premises and equipment                         (39,462)       (9,906)
  Proceeds from sale of other real estate                          -        45,227
                                                         -----------   -----------
                Net Cash Used In Investing Activities     (2,717,327)   (1,879,967)
                                                         -----------   -----------

FINANCING ACTIVITIES
--------------------
  Net increase in deposits                                 2,391,197     2,265,494
                                                         -----------   -----------
                Net Cash Provided By Financing
                  Activities                               2,391,197     2,265,494
                                                         -----------   -----------
                Net Increase in Cash and Cash
                  Equivalents                                626,757     1,100,902

                Cash and Cash Equivalents:
                  Beginning                                3,126,751     2,025,849
                                                         -----------   -----------

                  Ending                                 $ 3,753,508   $ 3,126,751
                                                         ===========   ===========

See Notes to Consolidated Financial Statements.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATIONAL BACKGROUND AND BASIS OF FINANCIAL STATEMENT
--------------------------------------------------------------------
         PRESENTATION
         ------------


 Organizational Background and Consolidation Policy
 --------------------------------------------------

   Public Bank (the Bank) is a state-chartered bank which began banking operations in 1981. The Bank has two banking locations - St. Cloud and Kissimmee, Florida. Public Bank Corporation (the Company), a bank holding company, was organized in 1985 for the purpose of acquiring the Bank through a three for one exchange of Company shares for Bank shares effective January 1, 1986. In addition, there is an inactive mortgage company subsidiary, which had no assets or liabilities at December 31, 1997 or December 31, 1996. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

 Reclassification
 ----------------

   Certain amounts and captions presented in the 1996 financial statements have been reclassified to conform to the 1997 presentation. These reclassifications had no effect on total assets, liabilities, equity or operations as previously reported.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

 Securities
 ----------

   Investment Securities:

     Securities where the Company's intent and ability is to hold to maturity are classified as investment securities. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. At December 31, 1997 and 1996, all of the Company's securities were classified as investment securities.

   Securities Available for Sale:

     Securities acquired to be held for indefinite periods of time, or sold to adjust asset/liability strategy, interest rate or credit risks or in response to other factors are classified as securities available for sale. The Company had no securities available for sale during either year, or at December 31, 1997 or 1996.

   Amortization and accretion of premiums and discounts are recognized as adjustments to interest income. Gains and losses, if any, are determined using the specific identification method.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

 Loans and Allowance For Loan Losses
 -----------------------------------

   Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and by unearned loan income. Interest on substantially all loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding except for those classified as nonaccrual loans. The accrual of interest is discontinued when future collection of principal or interest in accordance with the contractual terms may be doubtful.

   Loan fees, net of origination costs, are capitalized and amortized as yield adjustments over the respective loan terms using a method which does not differ materially from the interest method. Interest and fees on loans includes loan fees recognized as yield adjustments of approximately $32,000 and $37,000 in 1997 and 1996, respectively.

   The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, past loan loss experience and other factors.

 Premises and Equipment
 ----------------------

   Premises and equipment are stated at cost, less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. These lives are summarized as follows:

                Asset                     Estimated Lives
                -----                     ---------------
          Building and improvements         15 - 40 years
          Equipment and furnishings          5 -  7 years

   Maintenance and repairs to premises and equipment are charged to operations, and improvements and additions are capitalized.

 Other Real Estate
 -----------------

   Other real estate is carried at the lower of fair value, less estimated costs to sell, or cost.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

 Income Taxes
 ------------

   The Company uses the liability method of accounting for deferred income taxes. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

 Earnings Per Share
 ------------------

   Basic earnings per share are computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. All income is from continuing operations. The following table reconciles amounts reported in the financial statements:

                                  Year Ended  1997                    Year Ended 1996
                        -----------------------------------  ---------------------------------
                          Income          Shares       Per     Income        Shares       Per
                        (Numerator)    (Denominator)  Share  (Numerator)  (Denominator)  Share
                         ---------      -----------   -----   ---------    -----------   -----
   Net income             $842,730                            $679,611

   Less preferred
    stock
    dividends                    -                             (67,365)

    Available to
     common
     share-
     holders
     basic
     earnings             --------                           ---------
     per share             842,730      2,337,309     $.36     612,246      1,866,821     $.33
                                                      ====                                ====

   Effect of
    dilutive
    securities:
     Preferred
       stock
       converted
       March 31,
       1996                      -              -               67,365        445,486
                          --------      ---------            ---------      ---------
    Available to
     common
     share-
     holders
     diluted
     earnings
     per share            $842,730      2,337,309     $.36    $679,611      2,312,307     $.29
                          ========      =========     ====    ========      =========     ====

 During the first quarter of 1996, the Company had $2,565,500 outstanding in $100 par value convertible preferred stock. As more fully described in Note 17, the stock was first issued in 1993 and was converted into 1,908,086 shares of common stock March 31, 1996. At December 31, 1997 and 1996, the Company's only class of stock was common stock.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

 Cash Flow Information
 ---------------------

   For purposes of the statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents. Cash paid for interest was approximately $1,164,000 and $1,193,000 in 1997 and 1996, respectively. Income tax of $264,000 and $8,000 was paid in 1997 and 1996, respectively.

NOTE 3 - SECURITIES
-------------------

 Amortized cost and estimated fair value of the Bank's securities, all of which are classified as investment securities, are as follows:

                                                 December 31
                        --------------------------------------------------------------
                                  1997                            1996
                        ----------------------  --------------------------------------
                           U. S.                    U. S.       U. S.
                         Treasury                 Treasury   Government
                        Securities     Total     Securities   Agencies       Total
                        ----------  ----------  -----------  ----------   -----------
   Amortized cost       $8,494,786  $8,494,786  $10,489,513  $2,000,439   $12,489,952
   Gross unrealized:
     Gains                  28,889      28,889        7,917           -         7,917
     Losses                      -           -            -      (4,269)       (4,269)
                        ----------  ----------  -----------  ----------   -----------
   Estimated
     fair value         $8,523,675  $8,523,675  $10,497,430  $1,996,170   $12,493,600
                        ==========  ==========  ===========  ==========   ===========

 Securities shown on the accompanying balance sheets include the Company's investment in a number of community banks of $398,921 and $204,580 at December 31, 1997 and 1996, respectively. These securities represent ownership of less than 1% and are accounted for using the cost method.

 The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below:

                                               Cost     Fair Value
                                            ----------  ----------
   Due in one year or less                  $6,496,032  $6,511,645
   Due after one year through five years     1,998,754   2,012,030
                                            ----------  ----------
                                            $8,494,786  $8,523,675
                                            ==========  ==========

 There were no sales of investment securities during either 1997 or 1996.

 At December 31, 1997, investment securities with a par value of $1,000,000 were pledged to secure public funds as discussed in Note 7.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 - ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
------------------------------------------------------------

 Changes in the allowance for loan losses during the years ending December 31, 1997 and 1996 were as follows:

                                           1997         1996
                                        ----------   ----------
   Beginning balance                    $  392,845   $  353,121
   Provision                                60,000       60,000
   Recoveries                               34,592       11,633
   Charge-offs                             (18,347)     (31,909)
                                        ----------   ----------
   Ending Balance                         $469,090     $392,845
                                        ==========   ==========

 At December 31, 1997 and 1996, the Bank had one or more loans for which the accrual of interest had been discontinued. These loans, which are collateralized by real estate, had balances aggregating $4,545 and $92,837 at December 31, 1997 and 1996, respectively. Interest which would have otherwise been recorded on non-accrual loans (including loans placed on non-accrual during the year and subsequently paid, charged off or foreclosed) was approximately $470 and $29,300 for 1997 and 1996, respectively.

 The Bank had other real estate owned of $294,090 at December 31, 1997 and 1996.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

 Major classifications of these assets are summarized as follows:

                                                       December 31,
                                                  ----------------------
                                                        1997        1996
                                                  ----------  ----------
     Land                                         $  493,588  $  493,588
     Buildings and improvements                      947,145     947,145
     Equipment and furnishings                     1,511,837   1,499,874
                                                  ----------  ----------
                                                   2,952,570   2,940,607
     Accumulated depreciation and amortization     1,661,085   1,603,657
                                                  ----------  ----------
                                                  $1,291,485  $1,336,950
                                                  ==========  ==========

 Depreciation was $86,168 and $84,035 for 1997 and 1996, respectively.

NOTE 6 - OTHER ASSETS
---------------------

 Other assets at December 31, 1997 and 1996 include interest receivable on the Bank's loans and securities.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - DEPOSITS
-----------------

 At December 31, 1997, the scheduled maturities of time certificates of deposit are as follows:

    1998                   $10,089,002
    1999                     5,231,332
    2000                     1,730,215
    2001                       175,300
    2002 and thereafter        123,000
                           -----------
                           $17,348,849
                           ===========

 At December 31, 1997, interest-bearing deposits included public funds of approximately $494,000. Additionally, the Bank has approximately $190,000 in non-interest-bearing public funds on deposit. These deposits are generally subject to withdrawal upon demand by the depositor.

NOTE 8 - STOCK OPTIONS
----------------------

 The Company has an Incentive Stock Option Plan (ISO) intended to cover certain officers and employees of the Company and the Bank. Under the ISO, options to purchase up to 100,000 shares of Company stock may be granted at a price not less than the fair market value at the date of grant. Any options so granted will, if not exercised or cancelled, expire in May 1998. In conjunction with the ISO, a like amount of Stock Appreciation Rights (SAR) may, at the discretion of the Board, be granted with respect to stock options, either at the time the stock options are granted, or at any time thereafter during the term of the options. No options or SARs had been granted as of either December 31, 1997 or 1996, leaving 100,000 shares available for future issuance.

NOTE 9 - OTHER OPERATING EXPENSES
---------------------------------

 Larger components of other operating expenses are as follows:

                                        Year Ended December 31,
                                        -----------------------
                                             1997         1996
                                        ----------   ----------
   Other outside services               $  176,946   $  164,019
   Marketing and business development       83,829       53,295
   Stationary and supplies                  80,748       85,466
   Postage and delivery                     69,670       80,542
   Correspondent bank charges               61,313       52,423
   Legal and professional                   43,027       67,211
   Regulatory fees                          17,846       14,057
   Fidelity insurance                       13,009       20,768

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - INCOME TAXES
----------------------
  Income tax expense consists of the following elements:

                     1997                1996
                   --------  -----------------------------
                    Current   Current  Deferred      Total
                   --------  --------  --------   --------
   Federal         $347,500  $237,215  $(60,000)  $177,215
   State             46,000    32,500    (6,000)    26,500
                   --------  --------  --------   --------
          Total    $393,500  $269,715  $(66,000)  $203,715
                   ========  ========  ========   ========

  Current income tax differs from that which would be expected by applying the statutory federal income tax rate as follows:

                                                  1997       1996
                                                ---------  ---------
      Income tax expected at statutory rate     $420,318   $300,331
      Increase (decrease) resulting from:
        Net operating loss carryforward          (60,690)   (60,690)
        State income tax, net of federal tax      30,360     21,450
        Other, net                                 3,512      8,624
                                                --------   --------
            Current Income Tax                  $393,500   $269,715
                                                ========   ========

  Significant temporary differences and the resultant deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                          December 31,
                                      ---------------------
                                        1997        1996
                                      --------   ---------
   Net operating loss carryforward    $254,400   $ 314,000
   OREO reserve                          6,400      17,500
   Loan loss reserve                    17,800           -
   Other                                10,890      11,374
                                      --------   ---------
          Deferred tax assets          289,490     342,874

   Valuation allowance                 (59,245)   (119,188)
                                      --------   ---------
          Net amount                   230,245     223,686
                                      --------   ---------

   Accumulated depreciation            144,700     137,500
   Loan loss reserve                         -       5,000
   Loan fees and other                  19,545      15,186
                                      --------   ---------
          Deferred tax liabilities     164,245     157,686
                                      --------   ---------
          Net amount included in
           financial statements       $ 66,000   $  66,000
                                      ========   =========


  At December 31, 1997, the Company has approximately $682,000 in tax net operating loss carryforwards, approximately $190,000 of which expire in 2006 and $492,000 of which is available through 2007. The loss carryforward usable in any given year is generally limited to approximately $178,000 under applicable tax laws.

  The Company and the Bank have entered into a tax sharing agreement under which intercompany current tax settlements are made on a separate return basis.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - LOANS TO RELATED PARTIES
----------------------------------

  Certain officers and directors, and companies in which they held a 10 percent or more beneficial ownership, were indebted (or, in some cases, guaranteed loans) to the Bank as follows:

                                           1997         1996
                                        ----------   ----------
     Balance January 1                  $1,317,904   $  401,386
     New loans and advances                337,573    1,028,218
     Repayments (excluding renewals)      (225,420)    (111,700)
                                        ----------   ----------
     Balance December 31                $1,430,057   $1,317,904
                                        ==========   ==========

  The loans summarized above were made in the normal course of business at prevailing interest rates and terms.


NOTE 12 - DIVIDEND RESTRICTIONS
-------------------------------

  The Company's ability to pay cash dividends is dependent upon dividends it receives from the Bank. The Bank is limited by applicable banking statutes as to the amount of dividends it may pay in any given year. Such restrictions generally limit dividends to an amount not exceeding net income for the current and two preceding years, unless additional amounts are approved by the State of Florida.


NOTE 13 - REGULATORY MATTERS
----------------------------

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). If such minimum amounts and ratios are met, the Bank is considered "adequately capitalized". If a bank exceeds the requirements of "adequately capitalized" and meets even more stringent minimum standards, it is considered "well capitalized". Management believes that as of December 31, 1997 and 1996, the Bank meets and exceeds all capital adequacy requirements to which it is subject.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - REGULATORY MATTERS (CONTINUED)
----------------------------------------

  As of December 31, 1997, the most recent notification from the Bank's regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table which follows. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                               Minimum Amount And
                                                                Ratio To Remain
                                            Actual              Well Capitalized
                                     ------------------        ------------------
                                        Amount    Ratio           Amount    Ratio
                                     -----------  -----        -----------  -----
                                     (Thousands)               (Thousands)
 As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets):
      Consolidated                      $6,036     13.4%         $4,498     10.0%
      Subsidiary Bank                   $5,266     11.8%         $4,460     10.0%
   Tier I Capital
     (to Risk Weighted Assets):
      Consolidated                      $5,567    12.4%          $2,698      6.0%
      Subsidiary Bank                   $4,797    10.8%          $2,676      6.0%
   Tier I Capital
     (to Average Assets):
      Consolidated                      $5,567    11.0%          $2,518      5.0%
      Subsidiary Bank                   $4,797     9.5%          $2,538      5.0%

 As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets):
      Consolidated                      $5,117    13.5%          $3,781     10.0%
      Subsidiary Bank                   $4,653    12.4%          $3,760     10.0%
   Tier I Capital
     (to Risk Weighted Assets):
      Consolidated                      $4,724    12.5%          $2,268      6.0%
      Subsidiary Bank                   $4,260    11.3%          $2,256      6.0%
   Tier I Capital
     (to Average Assets):
      Consolidated                     $4,724     10.4%          $2,272      5.0%
      Subsidiary Bank                  $4,260      9.4%          $2,262      5.0%

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

  Financial Instruments With Off-Balance-Sheet Risk
  -------------------------------------------------

    The financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and honor stand-by letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risks in excess of amounts reflected in the balance sheets. The extent of the Company's involvement in these commitments or contingent liabilities is expressed by the contractual, or notional, amounts of the instruments.

    Commitments to extend credit, which amount to $2,821,000 and $2,765,000 at December 31, 1997 and 1996, respectively, represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if any, is based on management's credit evaluation in the same manner as though an immediate credit extension were to be granted.

    Stand-by letters of credit are conditional commitments issued by the Company guaranteeing the performance of a customer to a third party. The decision whether to guarantee such performance and the extent of collateral requirements are made considering the same factors as are considered in credit extension. The Company had approximately $244,700 and $99,000 outstanding on stand-by letters of credit at December 31, 1997 and 1996, respectively.

    The Company expects no significant losses to be realized in the performance of its obligations under any of the above instruments.

  Concentrations of Credit Risk
  -----------------------------

    The Bank originates residential and commercial real estate loans, and other consumer and commercial loans primarily in its Osceola County market area and adjacent counties in Florida. In addition, the Bank occasionally purchases loans, primarily in Florida. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Bank's market area.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 - COMMITMENTS AND CONTINGENCIES (CONTINUED)
---------------------------------------------------

  Use of Estimates in Preparation of Consolidated Financial Statements
  --------------------------------------------------------------------

    The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. For the Company, such estimates significantly affect the amount at which the allowance for loan losses is carried, the amount of the deferred tax assets that are dependent upon future taxable income and the likelihood and timing of realization of such assets, and other factors and estimates entering into the amounts listed in the financial statements. Such estimates relate to unsettled transactions and events as of the date of the financial statements and, accordingly, upon settlement it is likely that actual amounts will differ from currently estimated amounts.

  Litigation and Claims
  ---------------------

    The Bank is subject to certain legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the Bank's future operations.


NOTE 15 - PUBLIC BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
-----------------------------------------------------------------------------

Balance Sheets
--------------
                                                               December 31,
                                                        ------------------------
                                                           1997          1996
                                                        ----------    ----------
   Assets
     Cash and cash equivalents                          $  513,771    $  454,006
     Investment in bank subsidiary, at equity            4,796,733     4,259,830
     Investment in other community banks                   398,921       204,580
     Other assets                                              268         9,238
                                                        ----------    ----------
      Total Assets                                      $5,709,693    $4,927,654
                                                        ==========    ==========

   Liabilities
     Income tax payable                                 $  142,659    $  203,350

   Shareholders' Equity                                  5,567,034     4,724,304
                                                        ----------    ----------

      Total Liabilities and Shareholders' Equity        $5,709,693    $4,927,654
                                                        ==========    ==========

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - PUBLIC BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
-----------------------------------------------------------------------------
          (CONTINUED)
          -----------

Statements of Operations
------------------------

                                                         Year Ended December 31,
                                                         -----------------------
                                                            1997         1996
                                                         ----------  -----------
  Income from subsidiary:
    Interest                                             $    7,820  $    5,283
    Dividends                                               296,384     104,198

  Other income                                               10,406       4,386
                                                         ----------  ----------
                                                            314,610     113,867
                                                         ----------  ----------
  Expenses:
    Amortization                                              1,070       1,070
    Other                                                       713       3,539
                                                         ----------  ----------
                                                              1,783       4,609
                                                         ----------  ----------
     Income Before Income Tax and Income
       of Subsidiary                                        312,827     109,258

   Income tax                                                 7,000       2,116
                                                         ----------  ----------

     Income Before Income of Subsidiary                     305,827     107,142

  Equity in undistributed income of subsidiary              536,903     540,775
                                                         ----------  ----------
       Net Income                                        $  842,730  $  679,611
                                                         ==========  ==========

Statements of Cash Flows
------------------------

                                                         Year Ended December 31,
                                                         -----------------------
                                                            1997         1996
                                                         ----------  -----------
  Operating Activities:
  --------------------
     Net income                                          $  842,730  $  679,611
     Adjustments to reconcile net income to
     cash provided by operating activities:
       Equity in undistributed income of
         subsidiary                                        (536,903)   (572,469)
       Amortization                                           1,070       1,070
      Increase (decrease) in income tax
        payable or receivable                               (60,691)    260,700
      Increase (decrease) in accrued expenses
        and other liabilities                                     -    (131,571)
      Change in other assets                                  7,900      (7,466)
                                                         ----------  ----------
        Net Cash Provided By Operating
         Activities                                         254,106     229,875
                                                         ----------  ----------

  Investing Activities:
  --------------------
    Investment activity in other community bank
      stocks                                               (194,341)       (534)
                                                         ----------  ----------
          Net Cash Used In Investing Activities            (194,341)       (534)
                                                         ----------  ----------

          Net Increase in Cash and Cash
            Equivalents                                      59,765     229,341
          Cash and Cash Equivalents at
            Beginning of Year                               454,006     224,665
                                                         ----------  ----------
            End of Year                                  $  513,771  $  454,006
                                                         ==========  ==========

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

  The table which follows shows the estimated fair value and the related carrying amounts of the Company's financial instruments at December 31, 1997.

  For purposes of this disclosure, the estimated fair value for cash and cash equivalents is considered to approximate their carrying amounts. The estimated fair value for securities is based on quoted market values for the individual or equivalent securities. The estimated fair value for loans is based on interest rates the Company would have charged borrowers at December 31, 1997 for similar loans, maturities and terms.

  The estimated fair value for demand and savings deposits is based on their carrying amount. The estimated fair value for time deposits is based on rates the Company offered at December 31, 1997 for deposits of similar remaining maturities. The estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered to approximate carrying amount at December 31, 1997. Assets and liabilities of the Company that are not defined as financial instruments, such as premises and equipment, are excluded from these disclosures.

                                               Carrying       Estimated
                                                Amount       Fair Value
                                               --------      ----------
                                                    (In Thousands)
      Financial Assets
        Cash and cash equivalents              $ 9,290       $  9,290
        Federal funds sold                       5,536          5,536
        Securities                               8,894          8,923
        Loans                                   30,565         30,699

      Financial Liabilities
        Demand and Savings Deposits             27,105         27,105
        Time Deposits                           17,349         17,443

  Non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, customer goodwill, and similar items.

  While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the Company to have disposed of such items at December 31, 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 should not necessarily be considered to apply at subsequent dates.

                    PUBLIC BANK CORPORATION AND SUBSIDIARY
                    --------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 - PREFERRED STOCK
-------------------------

  On January 27, 1993, the Company issued $2 million in convertible preferred stock. The preferred shares were converted into 1,908,086 shares of common stock of the Company in March, 1996 at $100 per share based upon 65% of the book value of the common stock at conversion date, adjusted for several items as defined in the underlying agreement. Before conversion, the preferred shareholders received quarterly dividends equal to the prime rate plus 2%, paid through issuance of additional shares of preferred stock.

                                                                      APPENDIX D
                                                                      ----------



              OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                            ALEX SHESHUNOFF & CO.
                              INVESTMENT BANKING




                                 March 5, 1998

Board of Directors
Public Bank Corporation
2500 - 13th Street
St. Cloud, FL 34769


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Public Bank Corporation, St. Cloud, Florida ("PBC"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Agreement and Plan of Merger dated as of March 5, 1998 (the "Agreement"). The Agreement provides for the merger (the "Merger") of PBC with and into Alabama National BanCorporation ("ANB"). Pursuant to section 3.1(b) of the Agreement, each of PBC's shareholders will have a right to receive 0.2353134 shares (the "Exchange Ratio") of the common stock of ANB, subject to adjustment under certain circumstances. Sheshunoff did not participate in the negotiation of either the Agreement or Exchange Ratio, nor did we participate in PBC's search for a merger partner.

In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning PBC prepared by the management of PBC; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of PBC including their audited financial statements for the two years ended December 31, 1996 and December 31, 1997 and, the quarterly call reports for the twelve months ended December 31, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of ANB including their Form 10-K for the year ended December 31, 1996 and the draft Form 10-K for the year ended December 31, 1997, the annual report for the year ended December 31, 1996 and, their quarterly reports for the quarters ended March, June and September 30, 1997; (iv) analyzed certain financial projections of PBC prepared by the management of PBC; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of PBC and ANB with certain members of their respective management; (vi) reviewed reported

Board of Directors
Public Bank Corporation
March 5, 1998
Page 2

market prices and historical trading activity of ANB's common stock and certain analysts' projections of ANB's potential 1998 earnings per share; (vii) compared the financial performance of ANB and the prices and trading activity of ANB's common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysis reports of ANB's common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed a draft of the Agreement; (xi) reviewed and discussed with ANB senior management certain internal analyses and forecasts of cost savings, operating efficiencies, revenue effects and financial synergies expected by ANB to be achieved as a result of the Merger; and (xii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of PBC, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of PBC as to the future financial performance of PBC. We have assumed such forecast and projection will be realized in the amounts and at the times contemplated thereby. We discussed publicly available information with the management of ANB. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of ANB nor were we furnished with any evaluations or appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for PBC and ANB are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made independent evaluation, appraisal or physical inspection of the assets or individual properties of PBC and ANB, nor have we been furnished with any such appraisals.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in PBC's or ANB's assets, financial condition, results of operations, business or

Board of Directors
Public Bank Corporation
March 5, 1998
Page 3


prospects since the respective dates of their financial statements reviewed by us, and that off-balance sheet activities of PBC and ANB will not materially and adversely impact the future financial position and results of operations of both PBC and ANB. We have also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Merger.

Our opinion is limited to the fairness, from a financial point of view, to the holders of PBC Common Stock of the Merger Consideration received as stated in the Merger Agreement and does not address FAB's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement, nor does it express an opinion on the future market price of ANB common stock. It is understood that this letter is for the information of the Board of Directors of PBC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing, including proxy materials to be sent to the shareholders of PBC and ANB, filed in a registration statement by ANB with the Securities and Exchange Commission with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of PBC Common Stock.


                                 Very truly yours,

                                 /s/ Alex Sheshunoff & Co

                                 ALEX SHESHUNOFF & CO.
                                 INVESTMENT BANKING

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
               -----------------------------------------

     The Certificate of Incorporation, as amended, of ANB contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to ANB or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of ANB require ANB to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director of ANB or any other corporation, including the subsidiary banks of ANB, for which he served as such at the request of ANB. Directors are entitled to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of ANB's Certificate of Incorporation described in the preceding paragraph. Directors are also entitled to have ANB advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     In addition to the Bylaws of ANB, Section 145(c) of the DGCL requires ANB to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above which has arisen prior to July 1, 1997. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

     The Board of Directors of ANB also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended indemnification rights to all of its executive officers.

     ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
               ------------------------------------------

     (a)  Exhibits:
          --------

          2.1 Agreement and Plan of Merger dated as of March 5, 1998, is found at Appendix A to the Proxy Statement included in Part I hereof.

          4.1 Certificate of Incorporation, filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (No. 33-83800), is incorporated herein by reference.

          4.1A Certificate of Amendment of Certificate of Incorporation; filed as Exhibit 3.1A to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (No. 0-25160), is incorporated herein by reference.

          4.1B Certificate of Merger, filed as Exhibit 3.1B to the Registrant's
               Annual Report on Form 10-K for the year ended December 31, 1997 (No. 0-25160), is incorporated herein by reference.

          4.2 Bylaws, filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (No. 33-83800), is incorporated herein by reference.

          5.1 Opinion of Maynard, Cooper & Gale, P.C. re legality dated April 9, 1998.

          8.1 Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated April 9, 1998.

          13.1 Registrant's 1997 Annual Report on Form 10-K for the year ended December 31, 1997 (No. 0-25160), is incorporated herein by reference.

          21.1 Subsidiaries of Registrant, filed as Exhibit (22) to Registrant's Annual Report on Form 10-K for the year 1997 (No. 0-25160), is incorporated herein by reference.

          23.1 Consent of Coopers & Lybrand L.L.P.

          23.2 Consent of Ernst & Young LLP.

          23.3 Consent of Osburn, Henning and Company, P.A.

          23.4 Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

          23.5 Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

          23.6 Consent of Alex Sheshunoff & Co. Investment Banking is provided in their fairness opinion included as Appendix C to the Proxy Statement.

          24.1 Power of Attorney (contained on signature page of the Registration Statement).

          99.1 Form of Proxy to be used at Public Bank Corporation special meeting.

_________________________


     (b) Financial Statement Schedules. All Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are inapplicable and therefore have been omitted.

     (c) Information pursuant to Items 4(b) is included in the Prospectus.

     ITEM 22.  UNDERTAKINGS.
               ------------

     (a) 1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          2. Insofar as an indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, Alabama, on the 8th day of April, 1998.

                              Alabama National BanCorporation


                              By: /s/ John H. Holcomb, III
                                 ----------------------------------------
                                 John H. Holcomb, III, Chairman and
                                 Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below.

  Signature                              Title                       Dates
  ---------                              -----                       -----

/s/ John H. Holcomb, III
---------------------------    Chairman, Chief Executive          April 8, 1998
John H. Holcomb, III           Officer, and Director
                               (Principal Executive Officer)

/s/ Victor E. Nichol, Jr.
---------------------------    President and Chief Operating      April 8, 1998
Victor E. Nichol, Jr.          Officer, and Director


/s/ James S. Parks, Jr.
---------------------------    Senior Vice President-Finance,     April 8, 1998
James S. Parks, Jr.            Treasurer (Principal Accounting
                               Officer)

/s/ T. Morris Hackney
---------------------------    Director                           April 8, 1998
T. Morris Hackney


/s/ John D. Johns
---------------------------    Director                           April 8, 1998
John D. Johns

  Signature                          Title                         Dates
  ---------                          -----                         -----


/s/ John J. McMahon, Jr.      Director                           April 8, 1998
--------------------------
John J. McMahon, Jr.


/s/ C. Phillip McWane         Director                           April 8, 1998
--------------------------
C. Phillip McWane


/s/ William D. Montgomery     Director                           April 3, 1998
--------------------------
William D. Montgomery


/s/ Drayton Nabors, Jr.       Director                           April 8, 1998
--------------------------
Drayton Nabors, Jr.


/s/ G. Ruffner Page, Jr.      Director                           April 8, 1998
--------------------------
G. Ruffner Page, Jr.


/s/ W. Stancil Starnes        Director                           April 3, 1998
__________________________
W. Stancil Starnes


/s/ Dan M. David              Vice Chairman                      April 8, 1998
--------------------------    and Director
Dan M. David


/s/ C. Lloyd Nix              Director                           April 8, 1998
--------------------------
C. Lloyd Nix


/s/ William E. Sexton         Director                           April 8, 1998
--------------------------
William E. Sexton